Exhibit 2.1

Execution Version

FRAMEWORK AGREEMENT

by and among

Baker Hughes Holdings LLC

and

Cactus Companies, LLC

Baker Hughes Pressure Control LP

Dated as of June 2, 2025

TABLE OF CONTENTS

i

ii

iii

EXHIBITS

Exhibit A	Form of Baker Hughes Commercial Agreement
Exhibit B	Form of Global Employee Services Agreement
Exhibit C	Form of IP Assignment Agreement
Exhibit D	Form of Business IP License Agreement
Exhibit E	Form of Company IP License Agreement
Exhibit F	Form of LLC Agreement
Exhibit G	R&W Policy Conditional Binder
Exhibit H-1	Form of Baker Hughes Trademark License Agreement
Exhibit H-2	Form of Cactus Trademark License Agreement
Exhibit I	Form of Transition Services Agreement
Exhibit J	Filings under Competition Laws
Exhibit K	Form of Foreign Transfer Agreements
Exhibit L	Form of Cactus Group Employee Services Agreement

SCHEDULES

Schedule 1.1(a)	Baker Hughes IP
Schedule 1.1(b)	Business Owned IP and Inbound Third Party Licenses
Schedule 1.1(c)	Company Group Hedges
Schedule 1.1(d)	Subject Entities
Schedule 1.1(e)	Transaction Accounting Principles
Schedule 1.1(DB)	Deferred Businesses
Schedule 1.1(EIC)	Excluded Iraq Contract
Schedule 1.1(Iraq)	Iraq Business Assets
Schedule 1.1(KNOW)	Knowledge
Schedule 1.1(SJVD)	Saudi JV Dividend
Schedule 1.2	Provision of Information
Schedule 2.2	Minimum Cash Amounts
Schedule 2.4	Excluded Assets
Schedule 2.6	Excluded Liabilities
Schedule 5.5	Required Consents
Schedule 6.2	Reorganization Plan
Schedule 7.1	Conduct Before Closing Excluded Matters
Schedule 7.1(a)(xv)	Scheduled Capital Expenditures
Schedule 7.3(c)	Shared Contracts to be Separated

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Schedule 7.4	Other Guarantees
Schedule 7.7	Intercompany Transactions
Schedule 7.12	Additional Agreements
Schedule 10.7(a)	Change of Control Benefit Policies and Agreements

DISCLOSURE SCHEDULES

Schedule 4.4	Regulatory Approvals
Schedule 4.5(a)	Owners of Equity Interests
Schedule 4.5(b)	Exceptions to Organizational Documents; Equity Interests
Schedule 4.7(a)	Subject Entities
Schedule 4.7(b)	Subject Entity Arrangements
Schedule 4.8	Material Contracts Requiring Approval
Schedule 4.9(a)	Unaudited Financial Statements
Schedule 4.9(c)	Deviations from GAAP
Schedule 4.12	Pending Actions
Schedule 4.13	Material Permits
Schedule 4.14(a)	Material Contracts
Schedule 4.14(d)	Business Sales Representatives
Schedule 4.15(a)	Defined Benefit Plans
Schedule 4.15(h)	Benefit and Compensatory Payments
Schedule 4.15(j)(1)	Business Employee Schedule
Schedule 4.15(j)(2)	Business Independent Contractor Schedule
Schedule 4.15(j)(3)	Business Agency Worker Schedule
Schedule 4.15(l)	Unwritten Employment Contracts
Schedule 4.15(m)	Unionization Activities
Schedule 4.15(o)	Settlements
Schedule 4.15(p)	Mass Layoffs; Plant Closings; Employment Losses
Schedule 4.16(a)	Limitations on Use of Business IP
Schedule 4.16(f)	Registered Business Owned IP
Schedule 4.17(a)(i)	Owned Property
Schedule 4.17(a)(ii)	Leased Property
Schedule 4.17(f)	Joint Use Facilities
Schedule 4.19(n)	Federal Income Tax Status
Schedule 4.22	Material Customers and Suppliers
Schedule 4.24(b)	Fixed Assets Not Owned by a Member of the Company Group
Schedule 4.25	Insurance Policies
Schedule 4.27	Inventory and Accounts Receivable
Schedule 4.28(a)	Backlog Report
Schedule 4.29(a)	Warranty Claims
Schedule 4.29(b)	Nonconformities

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FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of June 2, 2025, by and among Baker Hughes Holdings LLC, a Delaware limited liability company (“Baker Hughes”), Cactus Companies, LLC, a Delaware limited liability company (“Cactus”), and Baker Hughes Pressure Control LP, a Texas limited partnership (the “Company”). The Company, Baker Hughes, and Cactus are hereinafter sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

All capitalized terms shall have the meanings set forth in ARTICLE I, unless otherwise stated herein.

WHEREAS, Baker Hughes and its Affiliates are engaged in the business of (a) developing, manufacturing, distributing, marketing, renting and selling the following products: (i) trees, valves, chokes and actuators, (ii) conventional wellhead systems, (iii) multi-bowl compact wellhead systems, (iv) mudline suspension equipment and their associated accessories, tie-back equipment and temporary abandonment caps and service tools and (v) service and running tools for (i) through (iv), in each case of clauses (i) through (v), including such products as specified under the American Petroleum Institute’s Specification 6A; and (b) providing services, including installation, maintenance, rentals, repairs and aftermarket spares related to (i) through (v) of clause (a), in the case of both (a) and (b) for Surface pressure control applications (including, for the avoidance of doubt, providing services with respect to mudline suspension equipment) (collectively, the “Business”).

WHEREAS, Baker Hughes indirectly owns one hundred percent (100%) of the outstanding Equity Interests in the Company and, prior to the Closing, Baker Hughes shall effect the Restructuring Transactions as set forth in the Reorganization Plan.

WHEREAS, following the completion of the Restructuring Transactions, the Company and the Subject Entities will collectively own the Business Assets and be obligated in respect of the Business Liabilities.

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, following its conversion to a Delaware limited liability company pursuant to the Restructuring Transactions, Baker Hughes and/or its applicable Affiliate shall sell sixty-five percent (65%) of the limited liability company membership interests in the Company (the “Membership Interests”) to Cactus and/or its applicable Affiliate, and Cactus shall, or shall cause its applicable Affiliate to, purchase sixty-five percent (65%) of the Membership Interests from Baker Hughes and/or its applicable Affiliate, on such terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Company shall be governed by the LLC Agreement as of and following the Closing.

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NOW, THEREFORE, based on the above-stated premises and in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
Definitions

Section 1.1              Defined Terms. Capitalized terms used but not otherwise defined herein shall have the following meanings:

“2024 Saudi JV Dividend” has the meaning set forth in Schedule 1.1 (SJVD).

“2025 Saudi JV Dividend” has the meaning set forth in Schedule 1.1 (SJVD).

“2026 Saudi JV Dividend” has the meaning set forth in Schedule 1.1 (SJVD).

“Action” means any claim, demand, audit, suit, action, investigation, inquiry, litigation, arbitration or judicial or administrative proceeding.

“Affiliate” means any Person now or in the future that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, for so long as such control exists. The term “control” when used with respect to any Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling,” and “controlled” have meanings correlative to the foregoing; provided, that for purposes of this Agreement, (a) neither Cactus nor Baker Hughes shall be deemed to be an Affiliate of each other either before or after Closing, (b) prior to the Closing, the Company and the Subject Entities shall be considered Affiliates of Baker Hughes and (c) following the Closing, neither Cactus nor Baker Hughes shall be deemed to be Affiliates of the Company or the Subject Entities.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 6.2(e).

“Ancillary Agreements” means the Transition Services Agreement, the Baker Hughes Commercial Agreement, the Global Employee Services Agreement, the Cactus Group Employee Services Agreement, the LLC Agreement, the Foreign Transfer Agreements, the IP License Agreements, the IP Assignment Agreement, the Trademark License Agreements and any other instruments of transfer (and, where applicable, any amendments to constitutional documents of any entity to effect a transfer pursuant to this Agreement) necessary to effect (a) the Restructuring Transactions in accordance with the Reorganization Plan, including the transfer of the Equity Interests in the Subject Entities to the Company and, if any of the Equity Interests in any of the Subject Entities are required to be certificated, certificates evidencing such Equity Interests of the Subject Entities, and (b) the other transactions contemplated by this Agreement and the other Transaction Documents, including to evidence any Conveyance of Nonassignable Assets pursuant to Section 2.7.

“Anti-Corruption Laws” means any Laws concerning or relating to anti-bribery or anti-corruption matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act.

“Anti-Money Laundering Laws” means any Laws concerning or relating to anti-money laundering, terrorist financing, or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), and the UK Proceeds of Crime Act 2002.

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“Appraisal” has the meaning set forth in Section 6.2(e).

“Appraisal Dispute Notice” has the meaning set forth in Section 6.2(e).

“Approval” has the meaning set forth in Section 2.7(a).

“Audited Financial Statements” has the meaning set forth in Section 6.4.

“Automatically Transferring Business Employee” means an employee of Baker Hughes or any of its Affiliates whose employment automatically transfers to the Company or one of its Subsidiaries by operation of the Regulations as a consequence of the transactions (including the Restructuring Transactions) contemplated by the Agreement (including the Reorganization Plan).

“Backlog Report” has the meaning set forth in Section 4.28.

“Backlog Report Date” has the meaning set forth in Section 4.28.

“Baker Hughes” has the meaning set forth in the preamble.

“Baker Hughes Benefit Plan” means any Benefit Plan that is maintained, sponsored, or contributed to or required to be contributed to by Baker Hughes or any of its Affiliates, or under or with respect to which Baker Hughes or any of its Affiliates has any Liability. A Baker Hughes Benefit Plan, determined immediately prior to the Closing, shall continue to be treated as a Baker Hughes Benefit Plan following the Closing notwithstanding the fact that members of the Company Group shall not be Affiliates of Baker Hughes following the Closing.

“Baker Hughes Commercial Agreement” means the Master Services Agreement between Baker Hughes and the Company, substantially in the form attached hereto as Exhibit A.

“Baker Hughes Employee Liabilities” means:

(a)           all employment-, service-, compensation- and employment-benefit related Liabilities relating to each employee and other individual service provider of Baker Hughes and its Affiliates who is (i) not a Business Service Provider, or (ii) a former employee of or individual service provider providing services to a member of the Company Group who does not become a Continuing Service Provider retained by a member of the Company Group on or prior to Closing;

(b)           with respect to the period prior to Closing, all compensation- and employment-benefit related Liabilities that (i) relate to each Business Service Provider who is transferred to the employ of a member of the Company Group prior to Closing and (ii) result from, arise out of or relate to the Restructuring Transactions.

(c)            subject to any contractual reimbursement amounts payable by Cactus pursuant to the GESA, Liabilities under or relating to each Baker Hughes Benefit Plan (including, for the avoidance of doubt, Liabilities under or relating to the Baker Hughes (UK) Pension Plan (“UK DB Plan”)), defined benefit plan underfunding, other funding obligations or contributions payable, Multiemployer Plan complete or partial withdrawal Liabilities, any debts arising under section 75 or Section 75A of the United Kingdom Pensions Act of 1995, as amended, or any exit fees to be paid with respect to Baker Hughes Benefit Plans, any Liabilities in respect of the exercise or proposed exercise by the UK Pensions Regulator of its powers under sections 38 of the Pensions Act 2004 to issue a contribution notice, under section 43 of the Pensions Act 2004 to issue a financial support direction, or under sections 58A to 58D of the Pensions Act 2004 to institute proceedings or impose a financial penalty, in each case in relation to the UK DB Plan or any other Baker Hughes Benefit Plan which is a UK defined benefit plan, any liability or costs emanating from the actions described in Section 3.3 (including if such steps are taken on or after the Closing);

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(d)           any obligation on the part of Baker Hughes or any of its Affiliates to comply with the WARN Act or COBRA;

(e)           all Controlled Group Liabilities;

(f)            any Liabilities relating to (i) any Statutory Indemnity Obligation, (ii) any severance payments, (iii) damages for wrongful dismissal and (iv) any other costs, in each case, in respect of a termination of employment or services, triggered by or related to the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, including the Reorganization Plan, or to be made in connection with such execution or the Closing (or, as applicable, the Deferred Closing);

(g)            any Liabilities relating to any retention, change in control or transaction bonus that becomes due as a result of the transactions contemplated hereunder.

For purposes of determining Baker Hughes Employee Liabilities, an item that qualifies as a Baker Hughes Employee Liability as of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not fail to be a Baker Hughes Employee Liability as a result of the members of the Company Group ceasing to be Affiliates of Baker Hughes. For the avoidance of doubt and subject to any contractual reimbursement amounts payable by Cactus pursuant to the GESA, tax withholding, remittance and reporting obligations relating to any of the items listed in clauses (a) though (g) of this definition are Baker Hughes Employee Liabilities.

“Baker Hughes Fundamental Representations” means the representations and warranties of Baker Hughes in Section 4.1 (Organization, Good Standing, and Qualifications), Section 4.2 (Authority), Section 4.5(a) (The Company), Section 4.5(b) (The Company), Section 4.6(a) (The Subject Entities), Section 4.7(a) (Ownership and Capital Structure of the Subject Entities), Section 4.7(b) (Ownership and Capital Structure of the Subject Entities), and Section 4.20 (No Brokers).

“Baker Hughes Indemnification Cap” has the meaning set forth in Section 12.3(b).

“Baker Hughes Indemnified Tax” means, without duplication, any of the following Taxes (in each case, except to the extent taken into account in the final determination of the Post-Closing Statement as set forth in Section 3.6): (a) all Taxes imposed on any member of the Company Group for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) (determined in accordance with Section 9.3); (b) all Taxes of Baker Hughes or any of its Affiliates (other than the Company Group) and/or any other Person which are required to be paid by any member of the Company Group by reason of any such member of the Company Group having been a member of any affiliated, consolidated, combined or unitary Tax group that includes Baker Hughes or any of its Affiliates (other than a group consisting solely of the Company Group) on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (c) all Taxes of any Person (other than any member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing; (d) any Taxes imposed on Baker Hughes or any of its Affiliates (other than the Company Group); (e) any Taxes imposed on any member of the Company Group resulting from, arising out of or relating to the Restructuring Transactions; (f) any payments in respect of Taxes required to be made after the Closing Date pursuant to any Tax sharing, Tax indemnification, or Tax allocation agreement or similar Contract to which any member of the Company Group was obligated, or was a party, on or prior to the Closing Date (except for Contracts entered into in the Ordinary Course, the primary purpose of which does not relate to Taxes); (g) all Taxes imposed on any member of the Company Group arising out of or relating to any Excluded Asset; (h) any Baker Hughes Transfer Taxes, and (i) the Transfer Taxes for which Baker Hughes is liable pursuant to Section 9.9. For purposes of greater certainty, an adverse adjustment to any tax attribute (e.g., net operating loss) of a Subject Entity pursuant to a Tax Contest that does not result in a cash Tax liability of such Subject Entity attributable to a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) shall not constitute a Baker Hughes Indemnified Tax.

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“Baker Hughes Indemnitees” has the meaning set forth in Section 12.2(a).

“Baker Hughes IP” means the Intellectual Property Rights (a) owned, or (b) licensed from a Third Party, in each case, by Baker Hughes or any of its Affiliates as of the Closing Date and that are related to the Business, including such Intellectual Property Rights that are used, reasonably necessary for use, or in development as of the Closing Date by Baker Hughes or any of its Affiliates, in each case in connection with the Business as conducted in the Ordinary Course immediately prior to the Closing Date, including (i) the Intellectual Property Rights set forth in Schedule 1.1(a) and (ii) any improvements to the Baker Hughes IP created, developed or invented by any GESA Employee during the applicable GESA Employee Term related to the Business that is not assigned to Company under the GESA; provided, however, that Baker Hughes IP shall not include Business Owned IP.

“Baker Hughes Name and Baker Hughes Marks” means the names or marks of Baker Hughes or any of its Affiliates (other than the Company Marks), “Baker Hughes”, and the BH logo either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Baker Hughes Prepared Returns” has the meaning set forth in Section 9.2(a).

“Baker Hughes Transfer Taxes” means all Transfer Taxes that may be imposed or assessed in connection with or as a result of (a) the Restructuring Transactions (including, for the avoidance of doubt, the Deferred Actions, if any) and (b) actions taken pursuant to Section 7.3.

“Baker McKenzie” has the meaning set forth in Section 14.14.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Working Capital” means $192,100,000.

“Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA (whether written or unwritten, whether or not subject to ERISA, whether in the U.S. or other relevant foreign jurisdictions (if applicable)), (b) any other retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, supplemental retirement, deferred compensation, post-termination or retiree health, life insurance, severance, Code Section 125 flexible benefit, vacation or paid time off, or fringe plan, program or agreement, and (c) any individual employment, retention, termination, severance, change in control or other similar Contract, in each case, other than a Statutory Plan or a Multiemployer Plan.

“Board” means the board of directors of the Company.

“Business” has the meaning set forth in the recitals.

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“Business Accounts Receivable” has the meaning set forth in Section 4.27.

“Business Agency Worker” means any natural Person who either temporarily or permanently provides services to the Business via a third-party employer of record, professional employer organization, or other similar employment arrangement.

“Business Agency Worker Schedule” has the meaning set forth in Section 4.15(j).

“Business Assets” has the meaning set forth in Section 2.3.

“Business Contracts” means Contracts to which Baker Hughes or any of its Affiliates are a party, including sales and purchase orders and other instruments, in each case, Related to the Business; provided, however, notwithstanding anything herein to the contrary, any (a) Contracts for the license of Third Party intellectual property, and (b) Shared Contracts to which the Company or any Subject Entity or Baker Hughes or its Affiliates are a party that are (v) Hedge Contracts, (w) enterprise wide Contracts, including for Software, (x) Contracts with respect to off-the-shelf Software, (y) Baker Hughes Benefit Plans or (z) Labor Agreements, in each case shall not be a “Business Contract” hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, United States are authorized or required by law or executive order to close. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a day that is not a Business Day, then such action may be taken, or such right may be exercised on the succeeding Business Day.

“Business Employee” means any natural Person who (a) is an employee of a member of the Company Group or (b) (i) is employed by Baker Hughes or any of its Affiliates and (ii) who primarily devote his or her business time in connection with the Business.

“Business Employee Schedule” has the meaning set forth in Section 4.15(j).

“Business Independent Contractor” means any natural Person who is an independent contractor or consultant engaged to provide services to the Business.

“Business Independent Contractor Schedule” has the meaning set forth in Section 4.15(j).

“Business Inventory” means all inventory, raw materials, work-in-process, finished goods, purchased goods, packaging, materials and supplies, including in-transit inventories and spare parts Related to the Business.

“Business IP” means the Business Owned IP and the Baker Hughes IP.

“Business Liabilities” has the meaning set forth in Section 2.5.

“Business Owned IP” means the Intellectual Property Rights that, as of immediately prior to the Closing Date, are owned by Baker Hughes or any of its Affiliates as of the Closing Date exclusively in connection with the Business as conducted by Baker Hughes or its Affiliates including such Intellectual Property Rights that are used, reasonably necessary for use, or in development as of the Closing Date by Baker Hughes or any of its Affiliates, in each case exclusively in connection with the Business as conducted in the Ordinary Course immediately prior to the Closing Date, including (i) the Intellectual Property Rights listed in Schedule 1.1(b) attached hereto and (ii) any improvements to the Business Owned IP created, developed or invented by any GESA Employee during the applicable GESA Employee Term related to the Business that is not assigned to Company under the GESA.

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“Business Sales Representative” has the meaning set forth in Section 4.14(d).

“Business Service Provider” means (a) any Business Employee, (b) any Business Independent Contractor or (c) any Business Agency Worker.

“Cactus” has the meaning set forth in the preamble.

“Cactus Group Employee Services Agreement” means the employee services agreement to be entered into by the Company and Cactus providing for the provision of services by certain Business Employees to the Company Group following the Closing, substantially in the form attached hereto as Exhibit L.

“Cactus Fundamental Representations” means the representations and warranties of Cactus in Section 5.1 (Organization, Good Standing, and Qualifications), Section 5.2 (Authority), Section 5.6(a) (Financial Ability) and Section 5.7 (No Brokers).

“Cactus Indemnification Cap” has the meaning set forth in Section 12.3(a).

“Cactus Indemnitees” has the meaning set forth in Section 12.2(b).

“Cactus Membership Interests” has the meaning set forth in Section 3.4(a).

“Cactus Parties” has the meaning set forth in Section 5.1.

“Cash” means, as at any relevant time, the amount (which may be a positive or negative number) equal to the sum of: (a) cash on hand; plus (b) cash standing to the credit of any account with a bank or other financial institution; plus (c) uncleared incoming checks and wire transfers; plus; (d) cash equivalents and marketable securities; in each case for clauses (a) through (d), including any earned interest thereon; minus (e) the absolute value of any negative cash balances, uncleared outgoing (or otherwise outstanding) checks and wire transfers. “Cash” shall not include any amounts included in Closing Working Capital.

“Claimed Amount” has the meaning set forth in Section 12.4(d).

“Closing” has the meaning set forth in Section 3.1.

“Closing Capital Expenditure Underage Amount” means the amount of any capital expenditures set forth on Schedule 7.1(a)(xv) that have not been expended and paid through the end of the month that is immediately prior to the month in which the Closing occurs.

“Closing Cash Amount” means the Cash of the Company Group as of immediately prior to the Closing and after giving effect to the Restructuring Transactions, which shall be calculated in accordance with the Transaction Accounting Principles; provided, however, that, if Cash is held by a Person that is not wholly owned (directly or indirectly) by Baker Hughes, only that portion of such Cash to which Baker Hughes is entitled (directly or indirectly) shall be included in Closing Cash Amount.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Debt Amount” means the Debt of the Company Group as of immediately prior to the Closing and after giving effect to the Restructuring Transactions, which shall be calculated in accordance with the Transaction Accounting Principles. For the avoidance of doubt, no amount shall be included in both the calculation of Closing Debt Amount and Closing Transaction Expenses.

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“Closing Payment” shall mean the payment of the Closing Payment Amount.

“Closing Payment Amount” means an amount equal to the result from (w) $344,500,000, minus (x) any downward adjustment contemplated by Schedule 7.12, if applicable, minus (y) the Closing Capital Expenditure Underage Amount (if any), plus (z) an amount (which may be a negative number) equal to (A) the Closing Working Capital Overage Amount (if any), minus (B) the Closing Working Capital Underage Amount (if any), plus (C) 65% of the Closing Cash Amount, minus (D) the Closing Debt Amount, minus (E) Closing Transaction Expenses, in each case, (a) as such component amounts are shown in the Company’s calculation delivered pursuant to Section 3.6 if no notice of disagreement with respect such component amount is duly delivered pursuant to Section 3.6(b), or (b) if such a notice of disagreement is delivered, (i) as such disputed component amounts are agreed by Baker Hughes and Cactus pursuant to Section 3.6(c) or (ii) in the absence of such agreement, as such disputed component amounts are shown in the Independent Expert’s calculation delivered pursuant to Section 3.6(c).

“Closing Transaction Expenses” means Transaction Expenses as of the Closing and after giving effect to the Restructuring Transactions.

“Closing Working Capital” means (a) only those specific line items designated as “Current Assets” in the “WC Illustrative Calculation” worksheet in the Transaction Accounting Principles, minus (b) only those specific line items designated as “Current Liabilities” in the “WC Illustrative Calculation” worksheet in the Transaction Accounting Principles, in each case of clauses (a) and (b), of the Business or the Company Group as of the Closing and after giving effect to the Restructuring Transactions, which shall be calculated in accordance with Transaction Accounting Principles, including the adjustments identified in the “WC Illustrative Calculation” worksheet in the Transaction Accounting Principles. For the avoidance of doubt, Closing Working Capital shall exclude Cash, the Closing Debt Amount and Closing Transaction Expenses.

“Closing Working Capital Overage Amount” means the amount (expressed as a positive number), if any, by which (a) the Closing Working Capital, exceeds (b) the Base Working Capital.

“Closing Working Capital Underage Amount” means the amount (expressed as a positive number), if any, by which (a) the Base Working Capital, exceeds (b) the Closing Working Capital.

“COBRA” means the requirements relating to continuation of coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code, as added by the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable federal, state, provincial, local or foreign applicable Law.

“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Combination Mark” has the meaning set forth in Section 8.3.

“Company” has the meaning set forth in the preamble.

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“Company Benefit Plan” means any Benefit Plan (excluding, for the avoidance of doubt, any UK defined benefit pension plan) that (a) is sponsored, maintained, contributed to (or required to be contributed to) by any member of the Company Group or under or with respect to which any member of the Company Group has any Liability, and (b) in any case, covers or relates to only Business Service Providers, or the spouses, beneficiaries or other dependents of Business Service Providers.

“Company Group” shall mean the Company and the Subject Entities.

“Company Group Hedges” means the Hedge Contracts described in Schedule 1.1(c).

“Company Marks” has the meaning set forth in Section 8.2.

“Company Prepared Returns” has the meaning set forth in Section 9.2(b).

“Competition Laws” means all applicable domestic and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consents” means any consents, waivers, approvals, Orders, authorizations or notification requirements.

“Contested Amount” has the meaning set forth in Section 12.4(d).

“Continuing Service Provider” or “Continuing Service Providers” means each Business Service Provider who:

(a)            is an employee of or provides services to a member of the Company Group immediately prior to the Closing;

(b)            is an Automatically Transferring Business Employee as of the Closing;

(c)            is an Offered Business Employee who accepts a Qualifying Offer and reports to work immediately following the Closing; or

(d)            is employed by or engaged by a third-party employer of record, professional employer organization, or other similar employment arrangement to provide services to the Company on or after the Closing.

“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

“Contracting Parties” has the meaning set forth in Section 14.13.

“Control Notice” has the meaning set forth in Section 9.5.

“Controlled Group Liabilities” means any and all Liabilities arising with respect to any Baker Hughes Benefit Plan (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, and (d) as a result of the failure to comply with COBRA, or, in the case of each of clauses (a) through (d), any comparable joint and several liability under comparable federal, state, provincial, local or foreign applicable Law.

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“Conveyance” has the meaning set forth in Section 2.7(a).

“Data Room” has the meaning set forth in Section 1.2(a).

“Data Room Upload Date” has the meaning set forth in Section 1.2(a).

“Data Security Incident” means any unauthorized access to, acquisition of, or disruption or misuse of a computer system or other information technology system of Baker Hughes or its Affiliates or Nonpublic Information within the custody or control of Baker Hughes or its Affiliates or any Third Party acting on Baker Hughes’s or its Affiliates’ behalf.

“Debt” means, with respect to a Person, without duplication, (a) any indebtedness for borrowed money, whether current or funded, secured or unsecured, (b) other indebtedness that is evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including all accrued interest thereunder, (c) all obligations in respect of letters of credit, surety bonds performance bonds, bank guaranties or bankers’ acceptances, in each case solely to the extent drawn and outstanding, (d) all net obligations (which may be a positive or negative number) under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, (e) all obligations as lessee under finance leases that are required to be classified as a finance lease calculated in accordance with GAAP, (f) all Liabilities of such Person in respect of mandatorily redeemable or purchasable Equity Interests, (g) all obligations of such Person issued or assumed as the deferred purchase price of property (including any “earn-out” or similar payments), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; provided, that, for the avoidance of doubt, the Exit Price (as defined in the LLC Agreement) shall not constitute Debt, (h) all monetary obligations under any receivables factoring, receivables sales or similar transactions, (i) all monetary obligations under any Synthetic Lease and (j) all obligations of the type described in clauses (a) through (i) above of any other Person the payment of which is guaranteed by such Person; provided, however, that in no event will Debt include (i) undrawn letters of credit, surety or performance bonds, accrued or contingent liabilities or accounts payable (to the extent such accrued or contingent liability or account payable is included in the calculation of the Closing Working Capital), (ii) amounts to the extent included in the calculation of Closing Working Capital and Closing Transaction Expenses, (iii) all obligations of lessee under leases that are required to be classified as operating leases in accordance with GAAP, or as were classified as operating leases in the Unaudited Financial Statements, or (iv) any intercompany Debt between the Company, on the one hand, and one or more of the Subject Entities, on the other hand, or as solely between the Subject Entities. Debt shall also include any required payable (but otherwise unpaid) termination payments, pre-payment premiums or penalties, “breakage costs,” redemption fees, make-whole payments, or similar costs and expenses or premiums, if and as applicable, assuming that such Debt is repaid or otherwise settled on the Closing Date.

“Deferred Actions” means all steps pursuant to and contemplated by the Restructuring Transactions (and as further set out in the Reorganization Plan) relating to a Deferred Business to the extent not completed prior to the Closing.

“Deferred Business” means any of the portions of the Business described in Schedule 1.1(DB), to the extent the Restructuring Transactions with respect to any such portion of the Business have not been completed as of the Closing.

“Deferred Business Employee” has the meaning set forth in Section 3.8(c).

“Deferred Closing” has the meaning set forth in Section 3.7(a).

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“Deferred Closing Date” has the meaning set forth in Section 3.7(a).

“Deferred Funding Steps” means all funding steps pursuant to the Restructuring Transactions (and as further set out in the Reorganization Plan) in respect of a Deferred Business.

“Deferred Payment” has the meaning set forth in Section 3.4.

“Direct Claim” has the meaning set forth in Section 12.4(d).

“Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement, delivered by Baker Hughes to Cactus and which forms a part of this Agreement.

“Dispute” has the meaning set forth in Section 14.5(a).

“Dispute Notice” has the meaning set forth in Section 3.6(b).

“Dispute Period” has the meaning set forth in Section 12.4(d).

“Encumbrance” means a mortgage, charge, easement, servitude, right of way, reversionary interest, pledge, lien, option, restriction, proprietary right, right of first refusal, right of pre-emption, or other adverse encumbrance or security interest of any kind (in each case, whether on voting, sale, transfer, disposition, use or otherwise, whether or not of record, and whether voluntary or imposed by applicable Law).

“Environmental Laws” means any applicable Law concerning or relating to (a) the protection of human health or safety (to the extent such health or safety concern relates to exposure to Hazardous Materials), (b) the environment (including natural resources), or (c) the presence, Release, use, generation, creation, processing, handling, transportation, treatment, monitoring, remediation, storage, disposal, arrangement for transportation or disposal, or discharge of, or exposure to, Hazardous Materials.

“Environmental Permits” means any permit, license, consent, registration, concession, grant, franchise, certificate, identification number, exemption or waiver issued or required by any Governmental Authority under applicable Environmental Law.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock, preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Estimated Capital Expenditure Underage Amount” means Baker Hughes’s good faith estimate of the Closing Capital Expenditure Underage Amount.

“Estimated Cash Amount” means Baker Hughes’s good faith estimate of the Closing Cash Amount.

“Estimated Closing Statement” has the meaning set forth in Section 3.5.

“Estimated Debt Amount” means Baker Hughes’s good faith estimate of the Closing Debt Amount.

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“Estimated Payment Amount” has the meaning set forth in Section 3.2(a)(iii).

“Estimated Transaction Expenses” means Baker Hughes’s good faith estimate of the Closing Transaction Expenses.

“Estimated Working Capital” means Baker Hughes’s good faith estimate of the Closing Working Capital.

“Estimated Working Capital Overage Amount” means Baker Hughes’s good faith estimate of an amount (expressed as a positive number), if any, by which (a) the Estimated Working Capital, exceeds (b) the Base Working Capital.

“Estimated Working Capital Underage Amount” means Baker Hughes’s good faith estimate of an amount (expressed as a positive number), if any, by which (a) the Base Working Capital, exceeds (b) the Estimated Working Capital.

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Iraq Contract” has the meaning set forth on Schedule 1.1(EIC).

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Expiring Material Lease” has the meaning set forth in Section 4.17(c).

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31.

“FLSA” means the U.S. Fair Labor Standards Act of 1938, as amended.

“FMLA” means the U.S. Family Medical Leave Act.

“Foreign Benefit Plan” means a Benefit Plan that (a) is governed by the laws of any jurisdiction outside the U.S., or (b) provides compensation or benefits to any persons substantially all of whom reside outside of the U.S.

“Foreign Transfer Agreement” has the meaning set forth in Section 6.2(b).

“Fraud” means the intentional misrepresentation or concealment of material fact by a Party in the making of a representation or warranty in ARTICLE IV or ARTICLE V (or in any certificate delivered pursuant to this Agreement), with the intent of inducing the other Party to rely thereon and thereby enter into this Agreement, and on which such other party does actually rely. “Fraud” shall not include statutory fraud, constructive fraud, equitable fraud, or negligent or reckless misrepresentation or omission.

“GAAP” means the United States generally accepted accounting principles as of the date of this Agreement, applied on a consistent basis.

“GESA” or “Global Employee Services Agreement” means the global employee services agreement to be entered into by the Company, Cactus and Baker Hughes providing for the provision of services by certain Business Employees to the Company Group following the Closing, substantially in the form attached hereto as Exhibit B.

“GESA Employee” has the meaning set forth in Section 10.4(a).

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“GESA Employee Term” means, as to any given Business Employee, the services term specified in the GESA, during which the Business Employee will be an employee of Baker Hughes or one of its Affiliates other than a member of the Company Group following the Closing.

“Government Approvals” has the meaning set forth in Section 6.1(c).

“Governmental Authority” means any court, administrative agency, legislative body or committee, entity, commission or tribunal in the U.S. or any other non-U.S. jurisdiction, or any other transnational, domestic or foreign federal, provincial, state, territorial, county, local, foreign, regional, or other governmental or quasi-governmental authority, instrumentality (including entities owned or controlled by any government), agency, entity, tribunal, regulatory or administrative authority or commission in the U.S. or any other non-U.S. jurisdiction, including any taxing authority, and any public non-U.S. organization, commission, agency, regulator, or political party.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Group Policy” has the meaning set forth in Section 4.25.

“Guarantee Date” has the meaning set forth in Section 7.4.

“Hazardous Materials” means (a) any substance that is regulated, or as to which standards of conduct are imposed, under or pursuant to any applicable Environmental Law, (b) any chemical, substance, material, or waste that is defined, listed, designated, or classified as, or included in the definition of, “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” and any other word of similar meaning or import in any applicable Environmental Law, (c) petroleum hydrocarbons, petroleum products, petroleum substances, oil and natural gas exploration and production wastes, natural gas, condensate, crude oil, and any derivatives thereof, (d) asbestos and asbestos-containing material, lead-containing paint, toxic mold, polychlorinated biphenyls, radioactive material, urea formaldehyde, and radon, and (e) perfluorooctanoic acid, perfluorooctone sulfate, and any other per- or polyfluoroalkyl substances.

“Hedge Contract” means any forward, futures, derivative, swap, collar, put, call, cap, floor, option, forward equivalent or other similar Contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, currency rates, indices, basis risk or the price of commodities, and any financial transmission rights and auction revenue rights.

“ICDR” has the meaning set forth in Section 14.5(b).

“ICDR Mediation Rules” has the meaning set forth in Section 14.5(b).

“Inactive Business Employee” means a Business Employee who is on Leave.

“Indemnified Party” means a Cactus Indemnitee or a Baker Hughes Indemnitee.

“Indemnifying Party” has the meaning set forth in Section 12.4(a).

“Independent Expert” has the meaning set forth in Section 3.6(c).

“Independent Valuation Firm” means Deloitte LLP.

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“Indirect Transfer Taxes” means all Taxes (other than any Taxes imposed on or measured by direct or indirect income, profits or gain) imposed by any Governmental Authority in any non-U.S. jurisdiction in connection with the indirect transfer of (a) assets located in such jurisdiction or (b) Equity Interests in an entity formed, incorporated or otherwise established in such jurisdiction, in each case, in connection with the transactions contemplated under this Agreement (including the Restructuring Transactions) and the other Transaction Documents.

“Inspection Indemnitees” has the meaning set forth in Section 7.10(b).

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights in any and all jurisdictions of the world, including (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) issued, registered or applied for, and all improvements to the inventions disclosed in each such patent or patent application (“Patents”), (b) trademarks, service marks, trade dress, logos, domain names, trade names, corporate names and all other designations of commercial source or origin (whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith (“Trademarks”), (c) rights in works of authorship, copyrights (whether or not registered) and registrations and applications for registration thereof, including such rights in Software and including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression, (d) rights in computer software (including source code, object code, firmware, operating systems and specifications), (e) rights in trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, specifications, designs, drawings, bills of materials, formulas, and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) research and development information and know-how (“Trade Secrets”), (f) rights in data, databases and data collections, (g) rights of publicity, privacy and endorsement, (h) industrial designs and registrations and applications for registration thereof throughout the world, and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IP Assignment Agreement” means an intellectual property assignment agreement between Baker Hughes (on behalf of Baker Hughes and certain applicable Affiliates of Baker Hughes) as assignor and the Company as assignee in respect of the Business Owned IP in substantially the form attached hereto as Exhibit C.

“IP License Agreements” means (a) a license agreement between Baker Hughes (on behalf of Baker Hughes and certain applicable Affiliates of Baker Hughes), as licensor of the Baker Hughes IP other than the inbound Third Party licenses set forth on Schedule 1.1(b), and the Company, as licensee of such Baker Hughes IP, in substantially the form attached hereto as Exhibit D, and (b) an intellectual property license agreement between the Company as licensor of the Business Owned IP and Baker Hughes (or its Affiliate) as licensee of the Business Owned IP in substantially the form attached hereto as Exhibit E.

“Iraq Business” means the portion of the Business located in Iraq, including the Business Assets set forth on Schedule 1.1(Iraq), provided that for the avoidance of doubt, the Iraq Business does not include the Excluded Iraq Contract and all liabilities and claims related thereto.

“Iraq Contract Expiry” has the meaning set forth in Section 3.9(b).

“Iraq Employees” means those Business Employees as may be employed or engaged to provide services to the Iraq Business from time to time.

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“Iraq Employer” has the meaning set forth in Section 3.9(e).

“Iraq Notice” has the meaning set forth in Section 3.9(c).

“IRS” means the U.S. Internal Revenue Service or any successor agency or department with primary responsibility for adopting, interpreting and enforcing provisions of the Code.

“Joint Use Facilities” has the meaning set forth in Section 4.17(f).

“Joint Venture” has the meaning set forth in Section 2.1.

“Knowledge” or any other similar knowledge qualification in this Agreement means, (a) when used in connection with Baker Hughes with respect to any matter in question on or prior to the Closing and regardless of whether such individual is a Continuing Service Provider, the actual knowledge of Zaher Ibrahim, Hazem Youssef, Francesca Pugnetti, Stephen Graham, FangXin Lin, Muayad Bahelwan and Irina Filozova, and (b) when used in connection with Cactus with respect to any matter in question, the actual knowledge of Alan Boyd and Stephen Tadlock, in each case of clause (a) and (b) and subject to Schedule 1.1(KNOW), after reasonable inquiry by such individual.

“Labor Agreement” means each collective bargaining agreement, Contract or other agreement or obligation with or with respect to a labor or trade union, works council or labor organization, employee representative body or similar employee representative body that Baker Hughes or its Affiliate is bound by, or is currently otherwise negotiating.

“Law” means any transnational, domestic or foreign federal, state, cantonal, directives, local, municipal, foreign or international, multinational other law, statute, Governmental Order, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement (including the Foreign Corrupt Practices Act of 1977 and any similar law) issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease Agreements” has the meaning set forth in Section 4.17(c).

“Leased Property” has the meaning set forth in Section 4.17(a).

“Leave” means an authorized leave of absence for which the Business Employee has a right of re-instatement per the policy of Baker Hughes or its applicable Affiliate (including long-term or short-term disability leave, leave under the FMLA and parental leave or similar leave, but excluding vacation or sick leave, jury duty leave, bereavement leave or similar leave).

“Liabilities” means debts (including Debt), liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, vested, or unvested, determined or determinable, or otherwise, including those arising under any Law, Action, or Governmental Order and those arising under any Contract, arrangement, or undertaking.

“LLC Agreement” means the amended and restated limited liability company agreement concerning the joint ownership of the Company, dated as of the Closing Date, by and among the Company, Baker Hughes and Cactus to be entered into in substantially the form attached hereto as Exhibit F.

“Losses” has the meaning set forth in Section 12.2(a).

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“MAE Exception Events” has the meaning set forth in the definition of “Material Adverse Effect”.

“Material Adverse Effect” means any event, fact, change, circumstance, effect or condition that individually or in the aggregate with all other events, facts, changes, circumstances, effects or conditions, is or would be reasonably expected to be, materially adverse to the Business or the condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any one or more of the following shall not constitute or be deemed to contribute to a Material Adverse Effect: (a) an event or circumstances or series of events or circumstances affecting (i) any country or jurisdiction in which the Business operates or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of any country or jurisdiction in which the Business operates, or (iii) any industry generally in which the Business or any customers thereof operates (including the demand for, and the availability and pricing of, raw materials, oil and other commodities, marketing and transportation) or in which products or services of the Business are used or distributed; (b) any changes in applicable Law or generally accepted accounting principles used in the United States, as in effect from time to time, or accounting principles, practices or policies Baker Hughes or any of its Affiliates is required to adopt, or the enforcement or interpretation thereof; (c) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters; (d) any hostilities, acts of war (whether or not declared), sabotage, terrorism, insurrection or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism, insurrection or military actions; (e) the effect of any epidemic, pandemic or disease outbreak (including the COVID-19 virus); or (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) (the events set forth in (a) through (f) being “MAE Exception Events”); provided, that clauses (a) through (e) above apply only to the extent such result, occurrence, change, fact, event, circumstance, condition or effect has not had, or would not reasonably be expected to have, a disproportionate effect on the Business relative to other participants of the same size and scope in the industry and businesses in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.14.

“Material Customers” means the ten (10) largest customers of the Business by revenue received by the Business during the Fiscal Years ended December 31, 2023 and 2024, as listed in Section 4.22 of the Disclosure Schedules.

“Material Lease” means any lease relating to Leased Property that is material to the Business, taken as a whole.

“Material Permits” means material Permits required to conduct the Business and operate the Business Assets in the Ordinary Course.

“Material Suppliers” means the ten (10) largest vendors and suppliers of the Business as measured by the dollar amount of purchases therefrom or expenditures therewith during the Fiscal Years ended December 31, 2023 and 2024, as listed in Section 4.22 of the Disclosure Schedules.

“Membership Interests” has the meaning set forth in the recitals.

“Mexican VAT Claim” has the meaning set forth in Section 9.6(a).

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“Multiemployer Plan” has the meaning ascribed to such term in Section 4001(a)(3) or 3(37) of ERISA (without regard to clause (iii) of such definition (whether or not the Benefit Plan is subject to ERISA)).

“MWE” has the meaning set forth in Section 14.14.

“New Business Entity” has the meaning set forth in Section 4.6(a).

“Non-Transferring Business Employee” has the meaning set forth in Section 10.9(c).

“Nonassignable Asset” has the meaning set forth in Section 2.7(a).

“Nonconformities” means all product, execution and service nonconformities that are required to be documented in accordance with American Petroleum Institute Specifications 6A, Q1 and Q2.

“Nonparty Affiliates” has the meaning set forth in Section 14.13.

“Nonpublic Information” means (a) Personal Information, and (b) information that is not publicly available information and is business-related information the tampering with which, or unauthorized disclosure, access, or use of which, would materially and adversely impact the Business, the ability to operate the Business Assets, or the security of Baker Hughes or its Affiliates.

“Offered Business Employee” has the meaning set forth in Section 10.4(a).

“Order” means, with respect to any Person, any order (including any executive order), injunction, judgment, decision, determination, award, writ, ruling, finding, stipulation, assessment or decree, or other similar requirement of, or entered, enacted, adopted, promulgated, or applied by, with, or under the supervision of, a Governmental Authority or arbitrator.

“Ordinary Course” means, with respect to any action taken by any Person, that (a) such action is taken in the ordinary course of business consistent with past practice, or (b) if taken in response to any MAE Exception Event or volatility in the industries in which the Business operates, such action is materially consistent with the actions taken by other companies in such industries or as would be taken by a reasonably prudent businessperson in response thereto.

“Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, and all other similar organizational documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.

“Owned Property” has the meaning set forth in Section 4.17(a).

“Parent Guarantees” has the meaning set forth in Section 7.4.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Payoff Letters” has the meaning set forth in Section 7.11.

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“Permits” means any permit, license, consent, registration, concession, grant, franchise, certificate, identification numbers exemption, waiver, or filing issued or required by any Governmental Authority under applicable Law.

“Permitted Lien” means (a) mechanics, materialmen’s, workman’s, carrier’s, repairer’s, warehouseman and other similar Encumbrances incurred in the Ordinary Course with respect to any amounts not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings, (b) liens for Taxes (i) not yet due and payable as of the Closing Date or (ii) that are being contested in good faith by appropriate proceedings, in each case of clauses (i) and (ii), for which adequate reserves have been established on the Unaudited Financial Statements, (c) Encumbrances securing rental payments under capital lease agreements, (d) with respect to Owned Property or Leased Property, Encumbrances (other than Encumbrances securing monetary obligations) on such Owned Property or Leased Property, that (i) are matters of public record, and (ii) do not materially interfere, individually or in the aggregate, with the present use or operation of, or materially decrease the value of, any Owned Property or Leased Property, (e) nonexclusive licenses granted in the Ordinary Course with respect to Intellectual Property Rights, (f) Encumbrances (excluding licenses to Intellectual Property Rights and liens relating to work performed, government impositions, borrowing of money or other monetary liens) arising in the Ordinary Course that do not materially interfere, individually or in the aggregate, with the present use or operation of an Owned Property or Leased Property, (g) Encumbrances described in the Disclosure Schedules under the heading “Permitted Liens”, (h) with respect to an Owned Property or Leased Property, zoning, building and other generally applicable land use restrictions imposed by applicable Law that do not, individually or in the aggregate, materially interfere with the present use or operation of such Owned Property or Leased Property, and (i) with respect to any Leased Property or Owned Property, any Encumbrance the existence of which is disclosed on an accurate survey that has been made available to Cactus; provided, however, that no Encumbrances arising under the provisions of ERISA or the parallel provisions of the Code or any similar applicable Law shall be a Permitted Lien.

“Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association, individual or other legally recognized entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

“Personal Information” means all information that could be reasonably linked, directly or indirectly, to a particular Person and that is protected under a Privacy Requirement.

“Post-Closing Statement” has the meaning set forth in Section 3.6(a).

“Pre-Closing Tax Period” each taxable period that ends on or before the Closing Date.

“Preferential Rights” has the meaning set forth in Section 4.5(b).

“Privacy Requirement” means (a) all applicable Laws relating to the privacy, data protection, and cybersecurity of Personal Information, including, to the extent applicable, federal and state privacy Laws and breach notification Laws, and non-U.S. Laws such as the European Unions’ General Data Protection Regulation, (b) contractual obligations requiring Baker Hughes or its Affiliates to protect the privacy, confidentiality, integrity, and/or availability of Personal Information, (c) internal or external policies, procedures, or statements of Baker Hughes and its Affiliates related to the processing, collection, use, storage, transfers, or protection of Personal Information protected, and (d) consents related to the processing, collection, use, storage, transfers, or protection of Personal Information.

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“Prohibited Payment” means any direct or indirect bribe, rebate, payoff, facilitating payment, gratuity, influence payment, kickback, or other payment or gift of money or anything of value to any officer, employee, or ceremonial office holder of any Governmental Authority, any political party, or supra-national organization, or to any other public or private Person, in each case for the purpose of obtaining or retaining business or a commercial advantage, alleged or otherwise in violation of any applicable Law.

“Prohibited Person” means: (a) any Person listed on any restricted or prohibited party list maintained by any Trade Controls Authority; (b) any Person that is resident, operating, located, or organized in a Sanctioned Country; (c) any Governmental Authority of any Sanctioned Country or Venezuela; (d) any Person that acts on behalf of, or is owned or controlled by, any of the foregoing; or (e) any Person that is otherwise the target of Sanctions.

“Qualifying Offer” means an offer of employment made in accordance with Law (and including any applicable waiver agreement required under applicable Law) by the Company or one of its Subsidiaries to a Business Employee that provides for the terms of employment set forth in Section 10.6.

“Quarterly Financial Statements” has the meaning set forth in Section 6.4.

“R&W Policy” means the standalone representation and warranty insurance policy to be issued by Illinois Union Insurance Company for coverage of any inaccuracy in or breach of any of Baker Hughes’s representations and warranties contained in ARTICLE IV, including any excess representations and warranties insurance policies providing coverage in excess of the policy attached to the R&W Policy Conditional Binder.

“R&W Policy Conditional Binder” means the conditional binder of the R&W Policy in the form attached hereto as Exhibit G.

“Records” means all documents, instruments, papers, books and records, books of account, files and data Related to the Business, including (i) customer lists, supplier lists, accounting books and records, Tax Returns of each member of the Company Group, and (ii) building and machinery diagrams and plans, product drawings and accompanying specifications, engineering plans, drawings, specifications and documents related to any equipment of customers that has been serviced by Baker Hughes or its Affiliates in the conduct of the Business, well files required to manage the aftermarket services business included in the Business, and all land and title data files; provided, however, that in the case of the foregoing clause (ii), Baker Hughes and its Affiliates shall be entitled to retain copies of such Records to the extent not used exclusively in the Business; provided, further, that “Records” shall not include the following: (a) Baker Hughes’s or any of its Affiliates’ (other than the Company Group) general corporate books, records and files, even if containing references to the Business or the Company Group; (b) any Tax records (including Tax Returns) of Baker Hughes or its Affiliates (other than the Company Group); provided, however, that Baker Hughes and its Affiliates shall be entitled to retain copies of all Tax records (including Tax Returns) of the Company Group related to Pre-Closing Tax Periods; (c) personnel and employment records, other than those records related to Continuing Service Providers that Cactus receives pursuant to ARTICLE X and that Baker Hughes or its Affiliates are not prohibited from disclosing (after using commercially reasonable efforts to obtain any applicable consents to disclosure from applicable Third Parties) or transferring under applicable Law and that are required by applicable Law to be retained; (d) information relating solely to the process conducted for the sale of the Business, including bids received from Third Parties in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids; and (e) Work Product (clauses (a) through (e), “Retained Records”).

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“Registered IP” means Intellectual Property Rights registered with a Governmental Authority, including patents, patent applications (including all patents issuing thereon and all continuation applications of all types, including reissuances, divisions, continuations, continuations in part, revisions, extensions and re-examinations thereof), statutory invention registrations, registered trademarks, registered service marks, pending applications to register and/or renew trademarks or service marks, copyright registrations and pending applications to register and/or renew copyrights.

“Regulations” means (a) the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area in which one or more Business Employees are based or carry out their work from time to time, and (b) all other national or provincial Law which effects the automatic transfer of employees on the sale or transfer or continuation of a business.

“Related to the Business” means (a) with respect to any asset, owned, used or held for use by Baker Hughes or any of its Affiliates primarily in connection with the Business and (b) with respect to any Liability, primarily arising out of or primarily relating to the Business, in each case of clauses (a) and (b) as conducted by Baker Hughes or its Affiliates in the Ordinary Course.

“Relevant Period” has the meaning set forth in Section 3.9(e).

“Release” means any release, spill, emission, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching into or through the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

“Remedial Action” has the meaning set forth in Section 4.18(b).

“Reorganization Government Approvals” has the meaning set forth in Section 6.1(d).

“Reorganization Plan” has the meaning set forth in Section 6.2(a).

“Required SEC Filings” has the meaning set forth in Section 6.4(b).

“Response Notice” has the meaning set forth in Section 12.4(d).

“Restructuring Transactions” means the transactions referenced in or otherwise contemplated by the Reorganization Plan and subject to changes to the extent permitted by Section 6.2.

“Retained Records” has the meaning set forth in the definition of “Records.”

“Sales Representative” means a commercial, independent, third-party intermediary authorized to market or sell products and or services of the Business in an assigned territory of the Business.

“Sanctioned Country” means any country or territory targeted by comprehensive, country-wide, or territory-wide Sanctions, which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine.

“Sanctions” has the meaning set forth in the definition of “Trade Control Laws”.

“Saudi JV Dividend” has the meaning set forth in Schedule 1.1 (SJVD).

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“Shared Contract” means any contract, agreement, lease, license, commitment, sale or purchase order or other instrument entered into prior to the Closing that is between Baker Hughes or any of its Affiliates, on one hand, and one or more Persons, on the other hand, that inures to the benefit or burden of (a) the Business or the Company Group, on one hand, and (b) any business of Baker Hughes or its Affiliates other than the Business, as applicable, on the other hand.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Specified Iraq Contract” has the meaning set forth in Section 3.9(f).

“Statutory Indemnity Obligations” means indemnity or severance obligations arising under applicable Law, including statutory end-of-service benefits and pension benefits required by statute.

“Statutory Plan” means a statutory program that is administered by a Governmental Authority and to which Baker Hughes, the Company or any Affiliate of Baker Hughes or the Company is required to make contributions pursuant to applicable social security, workers’ compensation, workplace safety insurance or employment-related legislation.

“Straddle Period” means any taxable year or period that includes but does not end on the Closing Date.

“Subject Entities” means (a) the Subsidiaries of Baker Hughes to be contributed or transferred to the Company pursuant to the Restructuring Transactions in accordance with the Reorganization Plan, and (b) any New Business Entity, in each case which are contemplated by the Reorganization Plan and which are listed in Schedule 1.1(d) attached hereto and which list may be amended in accordance with Section 6.2(d).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person owns (either directly or through one or more of its Subsidiaries) a majority of the outstanding Equity Interests having a majority of the voting power in the election of the board of directors or other governing body of such other Person, and with respect to which entity such specified Person is not otherwise prohibited contractually or by other legally binding authority from exercising control. For purposes hereof, a specified Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person and its Affiliates are allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing member, trustee or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof (a) references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, (b) unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company, (c) the Company shall be deemed to be a Subsidiary of Baker Hughes prior to the Closing and shall not be deemed to be a Subsidiary of Baker Hughes or Cactus following the Closing, and (d) for purposes of the term “wholly-owned Subsidiary,” the foregoing instances of “a majority” in this definition will be deemed to be replaced with “all.”

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“Surface” means on land or above the water, including platforms. For the avoidance of doubt, “Surface” does not mean subsea.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet in conformity with GAAP.

“Tangible Property” has the meaning set forth in Section 4.24(d).

“Tax” or “Taxes” means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, base erosion, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, escheat or unclaimed property (whether or not treated as a tax under applicable Law), estimated, or any other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Contest” has the meaning set forth in Section 9.5.

“Tax Purchase Price” has the meaning set forth in Section 6.2(e).

“Tax Return” means any return, document, declaration, rendition, report, election, claim for refund or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any attachment and any amendment thereof.

“Terminating Baker Hughes Breach” has the meaning set forth in Section 13.1(c).

“Terminating Cactus Breach” has the meaning set forth in Section 13.1(d).

“Termination Date” has the meaning set forth in Section 13.1(b).

“Third Party” means a Person other than the Company, Baker Hughes or Cactus or an Affiliate of any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Third Party Rights” means any and all rights of Baker Hughes or any of its Affiliates against a Third Party (including any Governmental Authority) associated with any Business Asset, claim, right or benefit.

“Trade Control Laws” means (a) any Laws concerning or relating to economic, financial, or trade sanctions, embargoes, or restrictive measures (“Sanctions”), (b) any export control, antiboycott, or import Laws, or (c) any anti-terrorism Laws or Anti-Money Laundering Laws, administered, enacted, or enforced by any Trade Controls Authority.

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“Trade Controls Authority” means: (a) the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State’s Directorate of Defense Trade Control (DDTC), the U.S. Department of Commerce’s Bureau of Industry and Security (BIS), and U.S. Customs and Border Protection (CBP), (b) the United Nations, (c) the European Union or its member States, (d) the United Kingdom, or (e) any other Governmental Authority in any jurisdiction where any member of the Company Group operates or trades, in each case of clauses (a) to (e), that administers, enacts, or enforces Trade Control Laws.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Trademark License Agreements” means (a) the Trademark License Agreement to be entered into by the Company and Baker Hughes substantially in the form attached hereto as Exhibit H-1, pursuant to which Baker Hughes will make available to the Company certain of the Baker Hughes Name and Baker Hughes Marks and (b) the Trademark License Agreement to be entered into by the Company and Cactus substantially in the form attached hereto as Exhibit H-2, pursuant to which Cactus will make available to the Company certain names and marks of Cactus.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Accounting Principles” means the accounting principles, policies, procedures and methodologies set forth in Schedule 1.1(e) attached hereto.

“Transaction Documents” means this Agreement, the Ancillary Agreements, and all other agreements, certificates, schedules, exhibits or other instruments delivered by the Parties in connection with any of the foregoing agreements necessary to effect the transactions contemplated by this Agreement.

“Transaction Expenses” means, without duplication, the aggregate amount of any out-of-pocket fees, costs, expenses that any member of the Company Group is obligated to pay or to which the Business Assets are subject, in each case, arising on or prior to the Closing (regardless of whether an invoice therefor is received after the Closing) in connection with the preparation and execution of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, including developing and implementing the Reorganization Plan and giving effect to the Restructuring Transactions, in each case, solely to the extent not paid as of the Closing, including (a) fees, costs or expenses of counsel, brokers’ and finders’, advisors, consultants, investment bankers, accountants, auditors incurred on or prior to the Closing, (b) any fees, costs or expenses associated with obtaining the release and termination on or prior to the Closing of any Encumbrances on the Membership Interests or the Business Assets of any member of the Company Group other than Permitted Liens (excluding, for the avoidance of doubt, any Closing Debt Amount), and (c) the Baker Hughes Transfer Taxes, and other Transfer Taxes for which Baker Hughes is liable pursuant to Section 9.9; provided, that Transaction Expenses shall also include (w) the portion of the R&W Policy premium borne by Baker Hughes pursuant to Section 6.3, (x) the fees and other payments borne by Baker Hughes as contemplated by the last sentence of Section 6.1(c) and the last sentence of Section 6.1(d), (y) the fees, costs and expenses to be borne by Baker Hughes in accordance with Section 14.1, and (z) any other fees to be borne by Baker Hughes as expressly set forth in this Agreement. Notwithstanding the foregoing, Transaction Expenses shall not include (i) the portion of the R&W Policy premium borne by Cactus pursuant to Section 6.3, (ii) the fees or other payments borne by Cactus as contemplated by the last sentence of Section 6.1(c), (iii) the fees, costs or expenses to be borne by Cactus in accordance with Section 14.1 or (iv) any other fees to be borne by Cactus as expressly set forth in this Agreement or that specifically relate to the operation of the Company Group by Cactus after the Closing. Notwithstanding the foregoing, “Transaction Expenses” shall not include any fees, costs or expenses that are included in the determination of Closing Working Capital or the Closing Debt Amount or that are expressly required to be borne by Cactus pursuant to the terms hereof. For the avoidance of doubt, Transaction Expenses does not include any expenses of the Company on and after Closing under any Transaction Documents that are required to be performed following the Closing.

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“Transfer Taxes” means all transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes and fees (including charges for or in connection with the recording of any instrument or document and any interest, penalties, assessments or additions imposed thereon or with respect thereto), and shall include any Indirect Transfer Taxes and any withholding Taxes with respect to the foregoing, but for the avoidance of doubt excluding income, profits or gains Taxes (and indirect capital gains and withholding Taxes with respect to the foregoing).

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, by and between the Company and Baker Hughes to be entered into in substantially the form attached hereto as Exhibit I, but subject to modification of Schedule A thereto solely to the extent contemplated by the lead-in to Schedule A attached thereto.

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (UK) as amended from time to time.

“U.S.” means United States of America.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Undisclosed Employee” has the meaning set forth in Section 10.9(d).

“VAT Claim Forms” has the meaning set forth in Section 9.6(a).

“WARN Act” means the U.S. Federal Worker Adjustment and Retraining Notification Act of 1988 and any comparable federal, state, provincial, local or foreign applicable Law.

“WilmerHale” has the meaning set forth in Section 14.14.

“Work Product” has the meaning set forth in Section 14.14.

Section 1.2              Rules of Construction.

(a)            Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby”, “hereto” and derivative or similar words refer to this Agreement; (iv) the terms “Article,” “Section,” “Exhibit” or “Schedule” refer to the specified Article or Section of this Agreement or an Exhibit or Schedule attached to this Agreement unless otherwise specified; (v) the words “include,” “includes” and “including” mean include, includes and including without limitation; (vi) references to “written” or “in writing” include in electronic form; (vii) the term “or” shall be deemed to mean “and/or”; (viii) any Law or Contract defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law or Contract as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and (in the case of Laws) the related regulations thereunder and published interpretations thereof, in each case, as of such date; (ix) the term “applicable Law” shall be deemed to mean, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise; and (x) documents or other materials shall be deemed “provided” or “made available” (and all similar phrases used herein that mean such) to a Party only to the extent such documents or other materials were present in the online data room entitled “Project Speed” hosted by Venue® and maintained by Baker Hughes (the “Data Room”) for purposes of the transactions contemplated by this Agreement two (2) Business Days prior to the execution of this Agreement (the “Data Room Upload Date”), except with respect to documents or materials that are required, if and as applicable, to be provided to a Party following the date of this Agreement, which shall be deemed “provided” or “made available” on the date that such documents are circulated as provided in Schedule 1.2. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope, meaning or intent of any provisions of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

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(b)            Each party has participated in the negotiation and drafting of the Transaction Documents and if an ambiguity or question of interpretation should arise, the Transaction Document shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any provision in a Transaction Document and the language used therein will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

ARTICLE II
Establishing the Joint Venture; Pre-Closing Actions

Section 2.1              Establishing the Joint Venture. Upon the terms and subject to the conditions of the Transaction Documents, upon Closing, the Parties and their applicable Affiliates shall enter into a strategic relationship pursuant to the terms of this Agreement and by executing and delivering the Transaction Documents to which each is a party (the “Joint Venture”). Following the Closing of the transactions contemplated hereunder, Baker Hughes and Cactus shall be the only members of the Company, collectively owning, directly or indirectly, one hundred percent (100%) of the Membership Interests, which shall constitute all of the Company’s issued and outstanding Equity Interests on the Closing Date.

Section 2.2              Extraction of Cash. Prior to the Closing, Baker Hughes shall, and shall cause its Affiliates to, use its commercially reasonable efforts, taking into account the needs of the Business, to distribute or otherwise extract excess Cash in any member of the Company Group; provided, that Baker Hughes shall, and shall cause its Affiliates to, maintain no less than approximately the minimum Cash amounts in each jurisdiction as set forth on Schedule 2.2. Any Cash remaining in any member of the Company Group shall be included in the calculation of the payments to be made pursuant to Section 3.6.

Section 2.3              Business Assets. Except as otherwise provided herein, pursuant to the Restructuring Transactions as contemplated by the Reorganization Plan, Baker Hughes shall, and shall cause its Affiliates to, contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company or the Subject Entities, and the Company agrees to, or agrees to cause such Subject Entities to, accept, at or prior to the Closing, free and clear of all Encumbrances, other than Permitted Liens, all of Baker Hughes’s and its Affiliates’ right, title and interest in, to and under (x) the assets, properties and business, of every kind and description, Related to the Business, other than Intellectual Property Rights, and (y) the Business Owned IP, in each case as the same shall exist immediately prior to giving effect to the Restructuring Transactions (collectively, with the Business Contracts and any assets that are already owned by the Company Group as of immediately prior to giving effect to the Restructuring Transactions, the “Business Assets”). For the avoidance of doubt, with respect to Intellectual Property Rights, only the Business Owned IP shall constitute Business Assets. For the avoidance of doubt and without limiting the foregoing (except as otherwise indicated in the remainder of this Section 2.3 or the defined terms used in the remainder of this Section 2.3), the Business Assets include the following:

(a)            all Business Inventory and Business Accounts Receivable;

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(b)            all deposits (including customer deposits and credits and security deposits for rent, electricity, telephone or otherwise), prepaid charges, expenses, current and long-term Contract assets, credits, sums and fees, in each case, Related to the Business;

(c)            the bank accounts of the Subject Entities;

(d)            all rights to the Owned Property and Leased Property, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(e)            all Tangible Property and other tangible assets, in each case, Related to the Business;

(f)             all Records, including, for the avoidance of doubt, all corporate seals, minute books, stock books, books of account or other Records having to do with the corporate organization of any member of the Company Group, including the Organizational Documents of each member of the Company Group;

(g)            all Material Permits, in each case, Related to the Business;

(h)            all rights under non-disclosure or confidentiality, non-competition or non-solicitation agreements with (i) Continuing Service Providers and, (ii) if Related to the Business, with agents or with Third Parties;

(i)             all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors, in each case, Related to the Business;

(j)             all Actions, and rights of recourse against Third Parties, whether choate or inchoate, known or unknown, contingent or non-contingent, in each case, Related to the Business, including any Third Party Rights;

(k)            all goodwill Related to the Business, other than any goodwill connected with the use of and symbolized by any Baker Hughes Name and Baker Hughes Marks; and

(l)             all Equity Interests in each of the Subject Entities.

Section 2.4              Excluded Assets. After giving effect to the Restructuring Transactions in accordance with the Reorganization Plan, neither the Company nor any Subject Entity will have any right, title or interest, in or to, and neither Baker Hughes nor any of its Affiliates shall transfer to the Company or any Subject Entity in connection with the Restructuring Transactions or at or prior to Closing, whether by virtue of the transfer of the Membership Interests, pursuant to this Agreement or the Transaction Documents, or otherwise, any of the assets, properties or rights, of Baker Hughes or its Affiliates (or any of their predecessors) that are not Business Assets (collectively, the “Excluded Assets”), which Excluded Assets expressly include (a) the Retained Records, and (b) the other assets and properties of Baker Hughes or its Affiliates (or any of their predecessors) set forth in Schedule 2.4 attached hereto, which other assets and properties would be Business Assets but for their inclusion on Schedule 2.4.

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Section 2.5              Business Liabilities. Upon the terms and subject to the conditions of this Agreement and pursuant to the Reorganization Plan, the Company shall, effective at or prior to the Closing, assume or retain, or cause the applicable Subject Entities to assume or retain, all obligations and Liabilities of Baker Hughes and its applicable Affiliates of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent Related to the Business and that are not Excluded Liabilities (the “Business Liabilities”). For the avoidance of doubt and without limiting the foregoing (except as otherwise indicated in the remainder of this Section 2.5 or the defined terms used in the remainder of this Section 2.5), the Business Liabilities include the following:

(a)            current Liabilities of the Business or the Company Group;

(b)            Liabilities under Business Contracts and Material Permits, but only to the extent such Business Contracts and Material Permits, as applicable, are assigned to the Company Group or the Company Group otherwise receives the rights and benefits of such Business Contracts and Material Permits pursuant to Section 2.7;

(c)            Liabilities relating to the employment or engagement or termination of employment or engagement of any Continuing Service Provider (including GESA Employees, Business Agency Workers, or other similar worker providing services to the Business), in each case, whether arising before, on or after the Closing and regardless of whether such Liability was created, known, or existed prior to such date, other than the Baker Hughes Employee Liabilities; and

(d)            Liabilities for Taxes but only to the extent Related to the Business for any Tax period beginning after the Closing Date or the post-Closing period of any Straddle Period (determined in accordance with Section 9.3).

Section 2.6              Excluded Liabilities. Notwithstanding any provision in this Agreement or any other Transaction Document to the contrary, the members of the Company Group are assuming from Baker Hughes and its Affiliates only the Business Liabilities and no member of the Company Group is assuming (and no member of the Company Group shall retain) any other Liability or obligation of Baker Hughes or its Affiliates of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing), expressly including any such Liabilities or obligations related to or arising out of any of the Excluded Assets. All such other Liabilities and obligations shall be assumed or retained (as applicable) by, and become or remain (as applicable) obligations and Liabilities of, Baker Hughes and its Affiliates (all such Liabilities and obligations not being assumed or retained (as applicable) by a member of the Company Group being herein referred to as the “Excluded Liabilities”). For the avoidance of doubt and without limiting the foregoing, the Excluded Liabilities include the following:

(a)            except to the extent included in the calculation of the Closing Payment Amount, any Liability for Transaction Expenses or Debt;

(b)            Baker Hughes Employee Liabilities;

(c)            Liabilities for any Baker Hughes Indemnified Tax;

(d)            except to the extent included in the calculation of the Closing Payment Amount, any Liabilities relating to, arising out of or resulting from any Nonassignable Asset that is not validly and effectively assigned to the Company Group or to which the Company Group does not otherwise receive the rights and benefits pursuant to Section 2.7;

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(e)            Liabilities related to any Joint Use Facility that is not included in the Business Assets; and

(f)             the Liabilities expressly set forth on Schedule 2.6 attached hereto.

Section 2.7              Consents.

(a)            Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither this Agreement nor any other Transaction Document constitutes an agreement to sell, assign, transfer, contribute, convey or deliver (together with its correlative terms, a “Conveyance”) any Business Asset if such Business Asset (i) is not transferable in accordance with applicable Law, (ii) is not transferable without a requisite Consent, or (iii) is cancelable by a Third Party in the event of an assignment or change of control (such Business Asset specified in the foregoing clauses (i), (ii), or (iii) to be referred to hereinafter as a “Nonassignable Asset”), unless and until, with respect to clauses (ii) and (iii), such Consent or consent to assignment or change of control (each, an “Approval”) shall have been obtained. If any such Approval for a Nonassignable Asset is not obtained on or prior to the Closing Date, then Baker Hughes will, and will cause its Affiliates to, use their respective commercially reasonable efforts after the Closing to obtain such Approval and shall keep Cactus reasonably informed on a current basis of the status of efforts to obtain such Approvals. Notwithstanding anything in this Section 2.7(a), neither Baker Hughes nor any of its Affiliates shall be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any such Approval; provided, that Baker Hughes shall not, and shall cause its Affiliates not to, offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party to obtain any Approval unless and to the extent that Cactus consents to such accommodation in writing in its sole discretion; provided, however, that Cactus agrees to act reasonably and in good faith with respect to its consideration of any such offer or grant of a financial or other accommodation. The obligations set forth in this Section 2.7(a) will continue through and after Closing.

(b)            The Conveyance of any Nonassignable Asset will be effected promptly in accordance with the terms of this Agreement and any other applicable Transaction Document if and when (i) the legal or contractual impediments that caused the Conveyance of such Nonassignable Asset to be deferred pursuant to Section 2.7(a) are removed, (ii) both Cactus and Baker Hughes mutually agree that all Approvals necessary for the Conveyance of such Nonassignable Asset are immaterial or need not cause the deferred Conveyance of such Nonassignable Asset, or (iii) any Approvals necessary for the Conveyance of such Nonassignable Asset pursuant to Section 2.7(a) are obtained, in each case of clauses (i) through (iii), as applicable. The obligations set forth in this Section 2.7(b) will continue through and after Closing. For the avoidance of doubt, satisfaction by Baker Hughes and its Affiliates of their obligations under Section 6.2 in respect of the Restructuring Transactions shall not be affected or otherwise deemed not to have been satisfied as a result of the application of this Section 2.7 to any Business Assets transferred pursuant to the Restructuring Transactions (and the application thereof shall not be deemed to delay the Closing or be a Deferred Closing, as the case may be).

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(c)            If the Conveyance of any Nonassignable Asset intended to be conveyed is not consummated prior to or on the Closing Date (including pursuant to the Restructuring Transactions), whether as a result of the provisions of Section 2.7(a) or for any other reason, then, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated tax treatment of the transactions contemplated by this Agreement) and to the extent permitted by applicable Law, Baker Hughes or its Affiliate that retains such Nonassignable Asset will (i) thereafter hold such Nonassignable Asset in trust for the use and benefit and burden of the Company Group (and at the Company’s expense, to the extent the Company Group is receiving the rights and benefits thereof) until the consummation of the Conveyance thereof (or as otherwise determined by Cactus and Baker Hughes in accordance with Section 2.7(b)(ii)), and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by Cactus (at Baker Hughes’s or its applicable Affiliate’s expense) in order to place the Company Group in substantially the same position as if such Nonassignable Asset had been conveyed as contemplated hereby and by the Restructuring Transactions and so that all the benefits and burdens relating to such Nonassignable Asset, including possession, use, risk of loss, potential for gain, any Tax liabilities (other than Baker Hughes Indemnified Taxes) in respect thereof and dominion, control and command over such Nonassignable Asset, inure to the Company Group from and after the Closing. The obligations set forth in this Section 2.7(c) will continue through and after Closing. For the avoidance of doubt, with respect to any Nonassignable Asset that is a Business Contract, Baker Hughes shall not be deemed to be in breach of this Section 2.7, nor shall it otherwise be liable for the obligations of the non-Baker Hughes counterparty to such Business Contract, in the event such counterparty breaches its obligations under such Business Contract.

(d)            For the avoidance of doubt, the Conveyance of any Nonassignable Assets under this Section 2.7 shall be effected without any additional consideration payable by Cactus or any of its Affiliates.

ARTICLE III
Closing

Section 3.1              Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement and the other Transaction Documents shall take place on the first Business Day of the month following the month during which the conditions set forth in ARTICLE XI (other than such conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) are satisfied or, to the extent permissible, waived by the party entitled to the benefit of, such conditions set forth therein (the “Closing Date”), or such other day as may be mutually agreed by the Parties in writing. All actions to be taken and all documents, instruments and agreements to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no action shall be deemed taken and no document, instrument or agreement executed or delivered until all have been taken, executed and delivered. Subject to the preceding sentence, irrespective of the order of the exchange and receipt of Closing deliveries, so long as the Closing occurs on, or as of, the Closing Date, the Closing shall be deemed effective as of 12:01 AM Eastern Time on the Closing Date.

Section 3.2              Closing Deliveries.

(a)            At the Closing, Cactus shall deliver, or cause to be delivered, to Baker Hughes or the Company, as applicable, the following:

(i)            an officer’s certificate from Cactus duly executed on behalf of Cactus by an executive officer thereof certifying to the requisite corporate or other action of Cactus authorizing the transactions contemplated by this Agreement and the other Transaction Documents;

(ii)            each of the Cactus Group Employee Services Agreement, the LLC Agreement and the Trademark License Agreements, each of which shall be duly executed by Cactus or its Affiliates, as the applicable party; and

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(iii)            by wire transfer to the accounts of Baker Hughes or, solely for the convenience of and at the specific direction of Baker Hughes, one of its Affiliates designated by Baker Hughes by notice to Cactus, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date (or, if not so designated, then by certified or official bank check payable in immediately available funds to the order of Baker Hughes in such amount) an amount in cash that is equal to the following (such amount, the “Estimated Payment Amount”): (A) $344,500,000, minus (B) any downward adjustment contemplated by Schedule 7.12, if applicable, minus (C) the Estimated Capital Expenditure Underage Amount (if any), plus (D) an amount (which may be a negative number) equal to (I) the Estimated Working Capital Overage Amount (if any), minus (II) the Estimated Working Capital Underage Amount (if any), plus (III) 65% of the Estimated Cash Amount, minus (IV) the Estimated Debt Amount, minus (V) the Estimated Transaction Expenses; provided, that, for purposes of applying the requirements, if any, of Section 3.10, the Parties agree that any wire transfer to an account of an Affiliate of Baker Hughes shall be treated as having been made directly to Baker Hughes and then made by Baker Hughes to such Affiliate.

(b)            At the Closing, Baker Hughes shall deliver, or cause to be delivered, to Cactus the following:

(i)             an officer’s certificate from Baker Hughes duly executed on behalf of Baker Hughes by an executive officer thereof certifying to the requisite corporate or other action of Baker Hughes and the Company authorizing the transactions contemplated by this Agreement and the other Transaction Documents;

(ii)            each of the LLC Agreement, the Transition Services Agreement, the Baker Hughes Commercial Agreement, the Global Employee Services Agreement, the Cactus Group Employee Services Agreement, the IP Assignment Agreement, the Trademark License Agreements, and the IP License Agreements, each of which shall be duly executed by the Company, Baker Hughes or their respective Affiliates, as applicable;

(iii)           such other instruments of transfer, filing or documents as may be reasonably required to give effect to this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby;

(iv)           an IRS form W-9 from Baker Hughes (or, if Baker Hughes is disregarded as separate from another Person, such other Person); and

(v)            to Cactus, the Payoff Letters, if any.

Notwithstanding the foregoing, in the case of Section 3.2(a) and Section 3.2(b) above, any deliverable to the extent related to any Deferred Closing shall be delivered at the applicable Deferred Closing pursuant to Section 3.7(b).

Section 3.3              Other Actions to Occur Prior to or at the Closing. Without limiting any other provision of this Agreement, Baker Hughes and the Company will use commercially reasonable efforts to ensure that arrangements are put in place such that Baker Hughes Pressure Controls Limited, a private limited company organized under the Laws of the UK, shall cease to (a) participate as an employer in and (b) have any Liability to the UK DB Plan on or prior to the Closing Date.

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Section 3.4              Purchase and Sale of the Membership Interests.

(a)            Upon the terms and subject to the conditions set forth herein, at the Closing, Baker Hughes and/or one of its designated Affiliates shall sell to Cactus and/or its applicable Affiliate, and Cactus shall, or shall cause its applicable Affiliate to, purchase from Baker Hughes and/or one of its designated Affiliates, Membership Interests equal to sixty-five percent (65%) of the issued and outstanding Equity Interests in the Company (the “Cactus Membership Interests”) in exchange for the Closing Payment and the Deferred Payment as provided in Section 3.4(b).

(b)            In consideration for the purchase of the Cactus Membership Interests, Cactus shall, or shall cause its applicable Affiliate to, pay to Baker Hughes (and/or one of its designated Affiliates on behalf of, and as agent for, Baker Hughes) (i) at the Closing, an amount in immediately available funds equal to the Estimated Payment Amount as contemplated by Section 3.2(a)(iii) (which amount is subject to adjustment after the Closing as provided in Section 3.6) and (ii) on the first anniversary of the Closing Date, an amount in immediately available funds equal to (A) $10,000,000.00 minus (B) an amount equal to (1) the 2024 Saudi JV Dividend, plus (2) the 2025 Saudi JV Dividend, to the extent the Saudi JV Dividend has been paid as of the first anniversary of the Closing Date, minus (3) the portion of the amount of Cash held as of the Closing Date by the Saudi JV to which the Company is not entitled (directly or indirectly) (the “Deferred Payment”).

(c)            Following the purchase and sale of the Cactus Membership Interests, at the Closing (i) Baker Hughes and/or its applicable wholly-owned Subsidiaries will collectively own thirty-five percent (35%) of the outstanding Membership Interests, and (ii) Cactus and/or its applicable Affiliates will collectively own sixty-five percent (65%) of the outstanding Membership Interests, which, collectively, shall constitute all of the issued and outstanding Equity Interests of the Company.

(d)            For the avoidance of doubt, any adjustments to the cash proceeds pursuant to Section 3.6 or indemnity obligations pursuant to this Agreement shall not result in the issuance of any additional Membership Interests or the redemption of any Membership Interests issued pursuant to this Section 3.4.

Section 3.5              Estimated Closing Statements. No fewer than five (5) Business Days before the anticipated Closing Date, Baker Hughes shall prepare in good faith and deliver to Cactus a written statement, which shall include Baker Hughes’s good faith calculation of the Estimated Working Capital, Estimated Working Capital Overage Amount (if any), Estimated Working Capital Underage Amount (if any), Estimated Capital Expenditure Underage Amount (if any), Estimated Cash Amount, Estimated Debt Amount, Estimated Transaction Expenses, and the resulting Estimated Payment Amount (the “Estimated Closing Statement”). Cactus will be entitled to review and comment upon the Estimated Closing Statement and Baker Hughes’s calculation of Estimated Working Capital, Estimated Working Capital Overage Amount (if any), Estimated Working Capital Underage Amount (if any), Estimated Capital Expenditure Underage Amount (if any), Estimated Cash Amount, Estimated Debt Amount, Estimated Transaction Expenses, and the resulting Estimated Payment Amount after the delivery thereof and prior to the Closing. Baker Hughes will consider in good faith any such comments and may (but is not required to) revise the Estimated Closing Statement prior to the Closing to reflect such comments; provided, that in no event shall such consultation or the delivery of the Estimated Closing Statement be deemed to constitute the agreement of Cactus to any of the estimates or amounts set forth in the Estimated Closing Statement, and in no way shall the delivery of the Estimated Closing Statement or the consummation of the Closing be construed as a waiver by Cactus of its rights under Section 3.6. Baker Hughes shall prepare the Estimated Closing Statement in accordance with the terms and provisions of the Agreement, including the Transaction Accounting Principles.

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Section 3.6              Post-Closing Adjustment.

(a)            As promptly as practicable, but no later than one hundred eighty (180) days after the Closing Date, Cactus will cause to be prepared and delivered to Baker Hughes a statement (the “Post-Closing Statement”) setting forth the good faith calculation of the Closing Working Capital (and the resulting Closing Working Capital Overage Amount (if any) or Closing Working Capital Underage Amount (if any), as applicable), the Closing Capital Expenditure Underage Amount (if any), the Closing Cash Amount, the Closing Debt Amount, and the Closing Transaction Expenses. Together with the delivery of the Post-Closing Statement, each of Cactus and the Company shall provide such schedules and data as may be reasonably appropriate to support the calculations of Closing Working Capital (and the resulting Closing Working Capital Overage Amount (if any) or Closing Working Capital Underage Amount (if any), as applicable), the Closing Capital Expenditure Underage Amount (if any), the Closing Cash Amount, the Closing Debt Amount, and the Closing Transaction Expenses set forth therein. Cactus shall prepare the Post-Closing Statement in accordance with the terms and provisions of the Agreement, including the Transaction Accounting Principles.

(b)            Baker Hughes shall have a period of sixty (60) days following delivery of the Post-Closing Statement delivered pursuant to Section 3.6(a) to review the calculations set forth therein. During such sixty (60)-day period, the Company shall provide to Baker Hughes reasonable access to all work papers, documentation and data prepared or used by Cactus or the Company in connection with preparation of the Post-Closing Statement (subject, in the case of work papers of independent accountants, to Baker Hughes signing a customary access letter relating to access to work papers in form and substance reasonably acceptable to such independent accountants). If Baker Hughes disagrees with Cactus’s calculation of any of the items set forth in the Post-Closing Statement delivered pursuant to Section 3.6(a), then Baker Hughes shall, no later than the expiry of such sixty (60)-day period, deliver a written notice to Cactus and the Company disagreeing with such calculation and which specifies Baker Hughes’s calculation of such amount and the resulting calculation of whichever of the Closing Working Capital (and the resulting Closing Working Capital Overage Amount (if any) or Closing Working Capital Underage Amount (if any), as applicable), the Closing Capital Expenditure Underage Amount (if any), the Closing Cash Amount, the Closing Debt Amount, and the Closing Transaction Expenses, is affected (such notice, the “Dispute Notice”), and, in reasonable detail, the objecting party’s grounds for such disagreement. Any Dispute Notice shall specify those items or amounts as to which the objecting party disagrees, and the objecting party shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement delivered pursuant to Section 3.6(a) to which it does not object in the Dispute Notice.

(c)            In the event that Baker Hughes and Cactus are unable to agree in writing on the resolution of all items disputed in any Dispute Notice(s) duly delivered pursuant to Section 3.6(b) no later than thirty (30) days following delivery and receipt of such Dispute Notice(s), the unresolved disputed items may thereafter be referred by either Baker Hughes or Cactus for final, binding resolution by an internationally recognized independent public accountant with significant experience in resolving purchase price disputes, that is mutually agreeable to Baker Hughes and Cactus (the “Independent Expert”). The Independent Expert shall determine, acting as an expert and not an arbitrator, based solely on presentations and written submissions by Baker Hughes and Cactus, without ex parte communications, and not by independent review, only those items or amounts in the Post-Closing Statement that Baker Hughes and Cactus were unable to resolve. In making its determination, the Independent Expert (i) shall be bound by the terms and conditions of this Agreement, including the Transaction Accounting Principles, the definitions of Closing Working Capital, Closing Working Capital Overage Amount, Closing Working Capital Underage Amount, the Closing Capital Expenditure Underage Amount, the Closing Cash Amount, the Closing Debt Amount, the Closing Transaction Expenses and the terms of this Section 3.6(c), and (ii) may not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by any of the Company, Baker Hughes or Cactus or that is less than the lowest value for such amount claimed by any of the Company, Baker Hughes or Cactus in the Post-Closing Statement and the Dispute Notice. The Independent Expert shall deliver to Baker Hughes, Cactus and the Company, as promptly as practicable, but in any event no later than sixty (60) days of its engagement pursuant to this Section 3.6(c), a report setting forth its calculations, which report shall be final and binding upon Baker Hughes and Cactus. The fees and expenses of the Independent Expert shall be borne by Baker Hughes or Cactus in inverse proportion to the value of the disputed amounts resolved in favor of each such Person.

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(d)            Cactus and Baker Hughes agree that they will, and agree to cause the Company and their respective independent accountants to, reasonably cooperate and assist in the preparation of the Post-Closing Statement, and in the conduct of the reviews referred to in this Section 3.6, including the making available to the extent reasonably necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances). The process set forth in this Section 3.6 shall be the exclusive remedy among the Parties for any disputes related to items required to be reflected on the Post-Closing Statement or included in the calculation of Closing Working Capital (and the resulting Closing Working Capital Overage Amount (if any) or Closing Working Capital Underage Amount (if any), as applicable), the Closing Capital Expenditure Underage Amount (if any), the Closing Cash Amount, the Closing Debt Amount, and the Closing Transaction Expenses; provided, that nothing in this Section 3.6(d) shall limit or otherwise restrict Cactus’s rights or ability to seek or recover any amounts under the R&W Policy.

(e)            If:

(i)             the Closing Payment Amount exceeds the Estimated Payment Amount, then Cactus shall pay to Baker Hughes the amount by which the Closing Payment Amount exceeds the Estimated Payment Amount; or

(ii)            the Estimated Payment Amount exceeds the Closing Payment Amount, then Baker Hughes shall pay to Cactus the amount by which the Estimated Payment Amount exceeds the Closing Payment Amount.

(f)             Any payment pursuant to Section 3.6(e) shall be made at a mutually convenient time and place no later than two (2) Business Days after the Closing Payment Amount has been finally determined pursuant to this Section 3.6, by delivery by Baker Hughes or Cactus, as the case may be, of cash by wire transfer of immediately available funds to the bank account designated by the party entitled to such payment, which notice shall be delivered no later than two (2) Business Days prior to the date such payment is to be made (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the party entitled to such payment in such amount).

Section 3.7              Deferred Funding and Deferred Closing.

(a)            As of the Closing, if, and only if, any Deferred Actions have not been completed with respect to any Deferred Business, then the closing of the transactions contemplated hereby with respect to such Deferred Business (each “Deferred Closing”) shall not take place at the Closing (and, for the avoidance of doubt, shall not be deemed to prevent Closing from occurring) and shall instead take place as soon as possible following the Closing, but in any event within five (5) Business Days, after the date on which all the conditions described in Section 3.7(c) are satisfied or, to the extent permitted by applicable Law, waived, in each case with respect to such Deferred Business (each, a “Deferred Closing Date”).

(b)            At the applicable Deferred Closing:

(i)             Cactus shall, or shall cause its Affiliates (including any member of the Company Group after the Closing) to, deliver to Baker Hughes or its Affiliates any of the documents or other deliverables required to be delivered pursuant to Section 3.2 to the extent related to such Deferred Business and not previously delivered to Baker Hughes; and

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(ii)            Baker Hughes shall deliver, or cause to be delivered, to Cactus or its Affiliates (including any member of the Company Group after the Closing) any of the documents or other deliverables required to be delivered pursuant to Section 3.2 to the extent related to such Deferred Business and not previously delivered by Baker Hughes.

(c)            The obligation of the Parties hereto to consummate the applicable Deferred Closing shall be subject to the satisfaction of or waiver (in the sole discretion of Baker Hughes), at or prior to the applicable Deferred Closing Date, of the condition that no provision of any applicable Law shall prohibit consummation of such Deferred Closing, and no Order of any Governmental Authority having competent jurisdiction shall prohibit the consummation of the Deferred Closing.

(d)            As of the Closing if, and only if, any Deferred Funding Steps have not been completed, then, notwithstanding Section 3.2, such Deferred Funding Steps shall instead take place as soon as possible following the Closing (and for the avoidance of doubt shall not be deemed to prevent the Closing from occurring), but in any event prior to the relevant Deferred Closing Date. In connection therewith the Company shall, or shall cause its Affiliates to, implement the Deferred Funding Steps.

Section 3.8              Obligations with respect to the Deferred Closing.

(a)            With respect to the Deferred Actions and any Deferred Business, and subject to and as permitted by applicable Law, Baker Hughes shall operate such Deferred Business in the Ordinary Course solely for the benefit of Cactus, the Company and the Company Group. The Parties shall cooperate in good faith to determine and satisfy (or cause to be satisfied) as promptly as practicable the requirements for establishing local operations in each applicable jurisdiction related to any Deferred Business in order to effectuate the Deferred Closing and operate such Deferred Business in such jurisdiction, including with respect to (i) required business or other permits or licenses and (ii) bank account requirements.

(b)            With respect to any Deferred Business, following the Closing, Baker Hughes and Cactus shall have a continuing obligation to use their commercially reasonable efforts to cooperate with each other and to obtain promptly such Approvals necessary to effect the Deferred Closing.

(c)            With respect to any Deferred Business, from the Closing Date until the Deferred Closing Date with respect to such Deferred Business, Baker Hughes and Cactus shall, to the extent permitted by contractual obligation and applicable Law, use commercially reasonable efforts to cooperate in a mutually agreeable arrangement under which the Company Group would obtain the benefits, assume the obligations and bear the economic burdens associated with operating such Deferred Business (including, for the avoidance of doubt, the costs of any compensation or benefits in respect of any Deferred Business Employees). For purposes of this Section 3.8(c), “Deferred Business Employees” means any Business Employee of a Deferred Business that has not transferred to a member of the Company Group as of the Closing and remains with such Deferred Business and is not a GESA Employee.

(d)            For applicable tax purposes, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or other applicable Law, ownership of any Deferred Business will be considered to transfer from the applicable Baker Hughes Subsidiary to the Company or applicable member of the Company Group on the Closing Date. During the period between Closing and the Deferred Closing Date and with respect to any Deferred Business, for financial reporting purposes it is the intention (to the extent permissible under applicable Law) to enable Baker Hughes to de-consolidate any such Deferred Business from the retained business of Baker Hughes.

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Section 3.9              Obligations with Respect to the Iraq Business.

(a)            Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 3.9 shall apply in respect of the Iraq Business, which shall neither form part of the Restructuring Transactions for the purposes of Section 6.2 and Section 11.2(f), nor be a Deferred Business for the purposes of Section 3.7 and Section 3.8.

(b)            With respect to the Iraq Business, following Closing and subject to and as permitted by applicable Law, Baker Hughes shall operate the Iraq Business in the Ordinary Course solely for the benefit of Cactus, the Company and the Company Group (including through the provision of services under Ancillary Agreements) until the earlier of (i) the date on which all contractual obligations owing to third parties (including under any Contracts other than the Excluded Iraq Contract) in respect of the Iraq Business have been satisfied in full or such contractual arrangements have otherwise been terminated (such date, the “Iraq Contract Expiry”), and (ii) the completion of the acquisition by Cactus of the Iraq Business from Baker Hughes or the implementation of an alternative arrangement in accordance with Section 3.9(c) as contemplated by an Iraq Notice received by Baker Hughes in accordance with Section 3.9(c); provided, that, for the purposes of the arrangements under this Section 3.9, Baker Hughes and Cactus shall, to the extent permitted by contractual obligation and applicable Law, use commercially reasonable efforts to cooperate in a mutually agreeable arrangement under which the Company Group would obtain the benefits, assume the obligations and bear the economic burdens associated with the Iraq Business.

(c)            In the event Cactus desires to acquire, directly or indirectly, the Iraq Business or otherwise determines an alternative arrangement whereby it would hold the Iraq Business (whether directly or indirectly), it shall provide Baker Hughes with written notice specifying with reasonable detail its proposed arrangement, together with a plan (including timeline) for the implementation thereof (the “Iraq Notice”). Upon receipt of an Iraq Notice, Baker Hughes shall cooperate in good faith with Cactus to agree as promptly as practicable on the arrangement pursuant to which Cactus, its Affiliates or the Company Group will acquire for no additional consideration the Iraq Business from Baker Hughes following Closing as set forth in the Iraq Notice; provided, that, for the avoidance of doubt, Baker Hughes shall not be obligated to transfer legal ownership of the Iraq Business or any of the Business Assets owned, used or held for use by Baker Hughes or any of its Affiliates primarily in connection with the Iraq Business to Cactus or the Company Group unless and until an Iraq Notice has been delivered in accordance with this Section 3.9(c) and such arrangements for the transfer of the Iraq Business have been agreed between the Parties (acting reasonably).

(d)            Neither Baker Hughes nor its Affiliates shall be required to, and without Cactus’s prior written consent Baker Hughes shall not, and shall cause its Affiliates not to, enter into any new Contracts or otherwise renew or extend any existing Contracts in respect of the Iraq Business, or take any other actions in respect of the Iraq Business that would reasonably be expected to materially and adversely impact Baker Hughes or its Affiliates or the Company or its Affiliates.

(e)            The Iraq Employees shall remain employed by their current employing entity (each an “Iraq Employer”) in connection with the operation of the Iraq Business on terms consistent with the past practices of the Iraq Business. Until an Iraq Notice has been delivered to Baker Hughes, the relevant Iraq Employer shall either (i) redeploy the Iraq Employee(s), in which case the Company will have no further obligations or Liabilities in respect of such redeployed Iraq Employee(s), or (ii) terminate their contract of employment within one month of the Iraq Contract Expiry, or such later date as may be required by local Law (such period between the Closing Date and such redeployment or termination, the “Relevant Period”). The Company will indemnify Baker Hughes against any losses incurred by Baker Hughes and its Affiliates (including but not limited to the relevant Iraq Employer) as a direct or indirect result of the employment of the Iraq Employees during the Relevant Period and/or the termination of such employment, including but not limited to any notice, severance or other payments that may arise on or after termination of employment.

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(f)             If any assets and/or Iraq Employees forming a part of the Iraq Business are transferred to the Company Group or Cactus before the customer contract listed on Schedule 1.1(Iraq) (such contract, the “Specified Iraq Contract”) is assigned to the Company Group (or an applicable Affiliate thereof) such that Baker Hughes is no longer able to fulfill the terms of the Specified Iraq Contract, then the Company Group (or an applicable Affiliate thereof), as applicable, shall fulfill the remaining terms of the Specified Iraq Contract as a subcontractor of Baker Hughes and/or its Affiliates on back to back terms. In such case, the Parties shall use commercially reasonable efforts to cooperate to enter into such subcontracting arrangement.

(g)            For the avoidance of doubt, nothing in this Section 3.9, shall be deemed to prevent the Closing from occurring, nor shall any failure by Baker Hughes to transfer the Iraq Business to the Company Group at Closing be deemed to be a breach or violation of any provision of this Agreement so long as Baker Hughes continues to comply with the terms of this Section 3.9.

Section 3.10            Withholding. Cactus and any other applicable withholding agent will be entitled to deduct and withhold from any amount payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; provided, that, prior to making any deduction or withholding with respect to any payment made pursuant to this Agreement (other than any withholding (a) arising from Baker Hughes’s failure to deliver the forms required to be delivered pursuant to Section 3.2(b)(iv), or (b) required in respect of any compensatory payments), Cactus shall use commercially reasonable efforts to give Baker Hughes a reasonable amount of prior written notification of its intention to make any such deduction or withholding (including the basis therefor), to the extent practicable, and shall cooperate reasonably and in good faith with Baker Hughes to mitigate, reduce or eliminate any such deduction or withholding to the extent permitted by applicable Laws. To the extent that amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 3.11            Intended Tax Treatment. Solely for U.S. federal (and applicable state and local) income Tax purposes, the Parties will treat (and will cause their respective Affiliates to treat) the sale and purchase of the Cactus Membership Interests as the sale and purchase by Cactus of a sixty-five percent (65%) membership interest in the Company governed by Section 741 of the Code (the “Intended Tax Treatment”). Notwithstanding anything to the contrary in this Agreement, the Parties shall not take any position inconsistent with the Intended Tax Treatment on any Tax Return or amendment thereof, in any Tax Contest, or in any other audit, examination, or other proceeding related to Taxes, unless required to do so by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV
Representations and Warranties of Baker Hughes

Except as has been set forth in the corresponding sections of the Disclosure Schedules, Baker Hughes represents and warrants to Cactus as of the date of this Agreement (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) and as of the Closing, that:

Section 4.1              Organization, Good Standing and Qualifications. Baker Hughes and each Affiliate of Baker Hughes that is or will be party to a Transaction Document is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation. Baker Hughes and each Affiliate that is or will be party to a Transaction Document has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease its assets. Baker Hughes and each Affiliate of Baker Hughes that is or will be party to a Transaction Document is duly qualified or licensed, as applicable, and in good standing (with respect to jurisdictions that recognize such concept) to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, (x) be material to the Business or the Company Group, taken as a whole, or (y) reasonably be expected to prevent or materially adversely affect or delay the ability of Baker Hughes or such Affiliate to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Baker Hughes or such Affiliate is or will be a party or to perform their respective obligations hereunder or thereunder.

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Section 4.2              Authority. Baker Hughes has, and each Affiliate of Baker Hughes that is or will be party to any Transaction Documents will have, prior to Closing, all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to carry out and perform such party’s obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Baker Hughes or any of its Affiliates is or will be a party, and the performance by Baker Hughes or any of its Affiliates of its or their obligations hereunder and thereunder (i) in the case of Baker Hughes have been duly and validly authorized and approved by all necessary corporate actions and (ii) in the case of each Affiliate of Baker Hughes, will be duly and validly authorized and approved by all necessary corporate actions prior to Closing. This Agreement and the other Transaction Documents to which Baker Hughes or any of its Affiliates is or will be a party have been, or will be when executed and delivered, duly executed and delivered by such party and are or will be when executed and delivered (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereto) valid and binding obligations of such party, enforceable against Baker Hughes or such Affiliate in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3              No Conflicts or Consents. None of the execution, delivery or performance by Baker Hughes and its Affiliates, as applicable, of this Agreement or any other Transaction Documents to which Baker Hughes or any of its Affiliates (other than a Subject Entity) is a party does or will (a) conflict with, or result in a breach or violation of, any provision of the respective constituent organizational documents of Baker Hughes or such Affiliate (if applicable); (b)  violate any applicable Law or Order of any Governmental Authority by which such party is bound; (c) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by Baker Hughes or such Affiliate (if applicable), or create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law, or (ii) Material Lease or Material Contract, in each case, which is applicable to or binding upon Baker Hughes or such Affiliate; or (d) require any filing with, notice to or Consent from any Person that is party to a Material Lease or Material Contracts (other than the other Parties), except, in the case of clauses (c) and (d) above, as would not, individually or in the aggregate, (y) be material to the Business or the Company Group, taken as a whole, or (z) reasonably be expected to prevent or materially adversely affect or delay the ability of Baker Hughes or such Affiliate to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Baker Hughes or such Affiliate is or will be a party or to perform their respective obligations hereunder or thereunder.

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Section 4.4              Regulatory Approvals. Except as set forth in Section 4.4 of the Disclosure Schedules and except for (a) such consents, approvals and authorizations that Baker Hughes or any of its Affiliates are required to make or obtain as set forth in the Reorganization Plan, (b) compliance with any applicable requirements under Competition Laws and (c) any action or filing as to which the failure to make or obtain would not, individually or in the aggregate, (y) be material to the Business or the Company Group, taken as a whole, or (z) reasonably be expected to prevent or materially adversely affect or delay the ability of Baker Hughes or such Affiliate to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Baker Hughes or such Affiliate is or will be a party or to perform their respective obligations hereunder or thereunder, (i) neither Baker Hughes nor any of its Affiliates is required to submit any material notice, report or other filing with any Governmental Authority, and (ii) no material Consent of, or material registration, declaration or other act by, any Governmental Authority is required to be obtained by or of Baker Hughes or any of its Affiliates, in each case in connection with the execution and delivery of this Agreement or the other Transaction Documents to which Baker Hughes or its Affiliates are or will be a party, the consummation of the transactions contemplated hereby or thereby or the performance by Baker Hughes or any of its Affiliates of their respective obligations hereunder or thereunder.

Section 4.5              The Company.

(a)            As of the date of this Agreement, all of the Equity Interests of the Company are owned, free and clear of all Encumbrances (except any Encumbrances arising out of, under or in connection with applicable Laws governing securities), beneficially and of record by the Persons listed on Section 4.5(a) of the Disclosure Schedules, in the amounts and of the series, classes or types (as applicable) set forth therein, all of which Persons are wholly-owned Subsidiaries of Baker Hughes. After giving effect to the Restructuring Transactions and as of immediately prior to the Closing, the Membership Interests will constitute all of the issued and outstanding Equity Interests of the Company, all of which will be owned beneficially and of record by Baker Hughes or a wholly-owned Subsidiary of Baker Hughes, free and clear of all Encumbrances (except any Encumbrances arising out of, under or in connection with applicable Laws governing securities). As of the Closing and after giving effect to the transactions contemplated by this Agreement, the Membership Interests will constitute all of the issued and outstanding Equity Interests of the Company, all of which will be held beneficially and of record by Baker Hughes or a wholly-owned Subsidiary of Baker Hughes and Cactus, free and clear of all Encumbrances (except any Encumbrances arising out of, under or in connection with applicable Laws governing securities and the LLC Agreement).

(b)            Baker Hughes has made available to Cactus true, correct and complete copies of the Organizational Documents (including all exhibits, schedules, annexes and amendments thereto) of the Company as of the date of this Agreement and, except as set forth on Section 4.5(b) of the Disclosure Schedules, such Organizational Documents are in full force and effect. The Company is in compliance in all material respects with the provisions of its Organizational Documents. As of the date of this Agreement, the issued and outstanding Equity Interests in the Company have been, and as of the Closing the Membership Interests will have been, duly authorized and validly issued, fully paid and nonassessable and have not been and will not be (as applicable) issued in violation of any Contract or in violation of any option, preemptive rights, rights of first offer, rights of first refusal or similar preferential rights to purchase (“Preferential Rights”). There are no restrictions (including any Preferential Rights) upon the voting or transfer of any Equity Interests in the Company pursuant to the Company’s Organizational Documents or any agreement to which Baker Hughes or any of its Affiliates is a party, other than this Agreement and the LLC Agreement to be entered into at Closing. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the securityholders of the Company on any matter. Except as set forth on Section 4.5(b) of the Disclosure Schedules, as of the date of this Agreement the Company does not own, directly or indirectly, any Equity Interest in any Person. Subject to the completion of the Restructuring Transactions and the Reorganization Plan, other than the Equity Interests in the Subject Entities, as of the Closing the Company will not own, directly or indirectly, any Equity Interests in any other Person.

(c)            Except as set forth in Section 4.5(c) of the Disclosure Schedules, during the last four (4) years prior to the date of this Agreement, the Company has not engaged in any business other than the Business.

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Section 4.6              The Subject Entities.

(a)            Each Subject Entity (other than a New Business Entity) is, and each business entity that will be formed in connection with the Reorganization Plan and become a member of the Company Group (a “New Business Entity”) will be as of Closing, a corporation or other legal Person duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the applicable Laws of the jurisdiction of its incorporation or organization and has or will have the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being or will be conducted, except as would not be, individually or in the aggregate, material to the Business or the Company Group, taken as a whole. Each Subject Entity (other than a New Business Entity) is, and each New Business Entity will be as of Closing, duly qualified or licensed, as applicable, to do business and is or will be in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Baker Hughes has made available or caused to be made available to Cactus true, correct and complete copies of the Organizational Documents (including all exhibits, schedules, annexes and amendments thereto), of each Subject Entity (other than a New Business Entity) and will make available such documents with respect to each New Business Entity prior to Closing. The Organizational Documents of the Subject Entities (other than a New Business Entity) are, and with respect to each New Business Entity, will be as of the Closing, in full force and effect. Each Subject Entity (other than a New Business Entity) is, and with respect to each New Business Entity, will be as of the Closing, in compliance in all material respects with the provisions of its Organizational Documents.

Section 4.7              Ownership and Capital Structure of the Subject Entities.

(a)            Section 4.7(a) of the Disclosure Schedules sets forth a true, correct and complete list of the Subject Entities (other than any New Business Entity) in existence as of the date of this Agreement, together with (i) their respective jurisdictions of organization or incorporation and (ii) a description of all of the authorized and issued Equity Interests and owners of such Equity Interests of each Subject Entity (other than any New Business Entity). As of the date of this Agreement Baker Hughes owns (other than any New Business Entity not existing as of the date of this Agreement), and as of the Closing the Company will own, directly or indirectly, all of the Equity Interests in each of the Subject Entities, in each case free and clear of all Encumbrances, except any Encumbrances arising out of, under or in connection with applicable Laws governing securities.

(b)            All of the issued and outstanding Equity Interests in the Subject Entities (other than the New Business Entities) are, and all of the issued and outstanding Equity Interests in the New Business Entities will be as of the Closing, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any Contract or in violation of any Preferential Rights. There are no options, warrants, “phantom” stock rights, stock based performance units or rights of conversion or other similar rights, agreements, arrangements or commitments obligating the Subject Entities to issue or sell or otherwise dispose of or redeem or otherwise acquire any shares of its capital stock or other Equity Interests convertible into or exchangeable for its shares of capital stock or other Equity Interests, other than the Restructuring Transactions contemplated by this Agreement. Except as set forth on Section 4.7(b) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or arrangements (including Preferential Rights) in effect with respect to the voting or transfer of the Equity Interests in the Subject Entities. No Subject Entity (other than a New Business Entity) has, and no New Business Entity as of the Closing will have, any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the securityholders of such Subject Entity on any matter.

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Section 4.8              Required Consents. Section 4.8 of the Disclosure Schedules sets forth each Material Contract and/or Material Lease requiring an Approval of any Person as a result of or in connection with the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby (including the Restructuring Transactions) and the performance by Baker Hughes and its Affiliates of their respective obligations hereunder and thereunder.

Section 4.9              Financial Information.

(a)            Section 4.9(a) of the Disclosure Schedules sets forth the unaudited combined statement of assets and liabilities of the Business as of December 31, 2024 (the “Balance Sheet Date”) and the unaudited statement of income of the Business for the year ended December 31, 2024 (the “Unaudited Financial Statements”). The Unaudited Financial Statements (i) have been prepared in accordance with GAAP, except as set forth on Section 4.9(c) of the Disclosure Schedules, (ii) have been prepared from and are in accordance with the relevant accounting records of Baker Hughes and its Affiliates applicable to the Business, and (iii) fairly present, in all material respects, the financial condition and results of operations of the Business, as of the applicable dates and for the applicable periods covered thereby; provided, that the Unaudited Financial Statements (A) remain subject to normal year-end adjustments that are not, individually or in the aggregate, material to the Business, taken as a whole, and (B) do not have footnotes.

(b)            Upon delivery of the Audited Financial Statements, the Audited Financial Statements will (i) have been prepared in accordance with GAAP, (ii) have been prepared from and will be in accordance with the relevant accounting records of Baker Hughes and its Affiliates applicable to the Business, and (iii) fairly present, in all material respects, the financial condition and results of operations of the Business, as of the applicable dates and for the applicable periods covered thereby.

(c)            There are no Liabilities of Baker Hughes or its Affiliates arising out of, relating to or resulting from the operation of the Business or the ownership of the Business Assets, whether or not accrued, contingent, absolute, determined, determinable or otherwise and whether or not required to be disclosed that would be required to be reflected or reserved against in the combined statement of assets and liabilities of the Business prepared in accordance with GAAP (except as modified by Section 4.9(c) of the Disclosure Schedules), except (i) for those Business Liabilities set forth in, reflected in or adequately reserved for in the combined statement of assets and liabilities of the Business included in the Unaudited Financial Statements, (ii) for Business Liabilities incurred since December 31, 2024 in the Ordinary Course, (iii) for future executory Business Liabilities arising under any Contract (other than as a result of a breach of contract, tort, infringement or violation of applicable Law), or (iv) as would not, individually or in the aggregate, be material to the Business, taken as a whole.

(d)            Baker Hughes’s and its Affiliates’ systems of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements, from which the Unaudited Financial Statements were derived, in accordance with GAAP.

Section 4.10            Absence of Certain Changes or Events. Since December 31, 2024, (a) Baker Hughes and its Affiliates have conducted the Business and operated the Business Assets in all material respects in the Ordinary Course, except as contemplated by the Transaction Documents, the Restructuring Transactions or the Reorganization Plan, and (b) there has been no Material Adverse Effect.

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Section 4.11            Compliance with Laws. Neither Baker Hughes nor any of its Affiliates is, or since January 1, 2022 has been, in violation, in any material respect, of any Laws or Orders applicable to the conduct of the Business or the operation of the Business Assets and, since January 1, 2022, neither Baker Hughes nor any of its Affiliates have received any notice from a Governmental Authority of any alleged material violation of any such Law or an outstanding, pending or, to the Knowledge of Baker Hughes, threatened Order which remains unresolved. Since January 1, 2022, Baker Hughes and its Affiliates (with respect to the Business) have not been, and no member of the Company Group has been (regardless of whether Related to the Business), the subject of any investigation or review pending or, to the Knowledge of Baker Hughes, threatened by any Governmental Authority relating to any actual or alleged material violation of Law.

Section 4.12            Litigation. Except as set forth in Section 4.12 of the Disclosure Schedules, there are, and since January 1, 2022 there have been, no Actions pending or, to the Knowledge of Baker Hughes, threatened in respect of the Business or against any member of the Company Group or any of its directors, officers or employees (in their capacity as such) which, if determined in a manner adverse to such member of the Company Group, would, individually or in the aggregate, be material to the Business, taken as a whole. There are no material Orders outstanding in respect of the Business or against any member of the Company Group. There are no Orders issued in favor of or against any member of the Company Group relating to the transactions contemplated hereby which, if determined in a manner adverse to such party, would be material to the Business, taken as a whole.

Section 4.13            Material Permits. Excluding Environmental Permits which are covered solely by Section 4.18, Section 4.13 of the Disclosure Schedules sets forth all Material Permits held by Baker Hughes or any of its Affiliates with respect to the conduct or operation of the Business in the Ordinary Course in Saudi Arabia, Qatar, the United Arab Emirates and China. Baker Hughes and its Affiliates have, and as of the Closing, the Company Group will have, all Material Permits necessary to conduct the Business in the Ordinary Course as conducted during the twelve (12) months prior to the date of this Agreement, and Baker Hughes and its Affiliates have paid all fees and assessments due and payable on each of the Material Permits (other than any such fees and assessments which are being disputed in good faith for which adequate reserves have been established in accordance with GAAP and reflected in the Unaudited Financial Statements), except where the failure to have or make such a payment would not reasonably be expected to be material to the Business or the Company Group, taken as a whole. All Material Permits are in full force and effect, and there has occurred no material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Material Permit and no suspension or cancellation of any of the Material Permits is pending or, to the Knowledge of Baker Hughes, threatened, other than any Material Permits that have expired but for which an application has been made for renewal or extension and remains pending approval. No Action is pending or, to the Knowledge of Baker Hughes, threatened with respect to any alleged failure by Baker Hughes or any of its Affiliates to have any Material Permit.

Section 4.14            Material Contracts.

(a)            Section 4.14(a) of the Disclosure Schedules sets forth a true, correct and complete list, segregated by applicable subsection below, of each Business Contract (excluding Lease Agreements, statements of work and sales and purchase orders, Benefit Plans, and Contracts relating to insurance policies) in effect as of the date of this Agreement that (the “Material Contracts”):

(i)             relates to a partnership, joint venture or similar arrangement, or a commitment, arrangement or agreement to contribute capital or make additional investments in any other Person with respect to the sharing of profits, revenues, losses, costs or Liabilities of any Person, excluding Contracts with Business Sales Representatives;

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(ii)            contains any (A) non-compete or exclusivity provisions with respect to any line of business or geographic area which restricts in any material respect the operation of any line of business included in the Business, or the ability of any line of business included in the Business to compete in any market or geography, (B) grant to any Person of “most favored nation” pricing terms, (C) standstill agreement pursuant to which the Business or any member of the Company Group has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the Ordinary Course, or (D) obligation to purchase all requirements for any product, material or service from any Person which is material to the Business, taken as a whole;

(iii)           is for the sale of any Business Assets, other than in the Ordinary Course;

(iv)           relates to the acquisition of any operating business or the Equity Interests of any other Person;

(v)            either (A) relates to the creation, incurrence, assumption or guarantee of Debt, or the making of any loans or (B) constitutes a letter of credit, performance bond, banker’s acceptance, corporate guarantee or other similar item issued and outstanding in connection with the Business;

(vi)           is a settlement or similar agreement that will involve material ongoing obligations of any member of the Company Group following the Closing;

(vii)          is a Contract with a Material Supplier or a Material Customer;

(viii)         is a written Contract between Baker Hughes or its Affiliates (other than a member of the Company Group), on the one hand, and any member of the Company Group, on the other hand, involving annual expenditures or receipts for the calendar year ended December 31, 2024 that exceed $500,000 in the aggregate;

(ix)           contains an obligation that requires any member of the Company Group to register to qualify or be qualified as a prime contractor or subcontractor with a United States federal Governmental Authority;

(x)            is a Shared Contract that is material to the Business;

(xi)           is a Labor Agreement with any union, works council, or other labor organization representing any Business Employee;

(xii)          is an employment, severance, change of control, deferred compensation, retention or other legally binding arrangement for the fifty (50) Business Employees with the highest annualized compensation for the calendar year ending December 31, 2024;

(xiii)         is a services or other agreement with any individual who is a consultant or independent contractor for consideration that exceeds $500,000 or has a remaining term of one (1) year or more;

(xiv)         is a Contract with any Business Sales Representative; or

(xv)          is a Hedge Contract.

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(b)            Baker Hughes has made available to Cactus true, correct and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto, other than, (i) in the case of Shared Contracts, the portions of such Material Contracts that are not Related to the Business and (ii) all statements of work or sales or purchase orders under such Material Contracts. Each statement of work or sales or purchase order Related to the Business under any Material Contract as of the date of this Agreement is consistent as to scope and terms (other than with respect to pricing terms) in all material respects with the corresponding statement of work or sales or purchase order (if any) that has been made available to Cactus.

(c)            Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of a member of the Company Group, and, to the Knowledge of Baker Hughes, each other party to such Material Contract, and is enforceable against the relevant member of the Company Group, and, to the Knowledge of Baker Hughes, each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and no member of the Company Group nor, to the Knowledge of Baker Hughes, any other party to a Material Contract is in material breach or default of a Material Contract. There are no material disputes pending or, to the Knowledge of Baker Hughes, threatened under any Material Contracts. To the Knowledge of Baker Hughes, no event or condition exists which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Material Contract. No member of the Company Group that is a party to a Material Contract has assigned its rights or obligations under any Material Contract to which it is a party or by which its properties or assets are bound, and, to the Knowledge of Baker Hughes, no counterparty has assigned its rights or obligations under any Material Contract. As of the date of this Agreement, none of Baker Hughes or any of its Affiliates is renegotiating or plans to renegotiate any Material Contract, or paying, or is currently required to pay, liquidated damages or similar payments in lieu of performance thereunder. To the Knowledge of Baker Hughes, since January 1, 2022, there have been no significant delays in reaching milestones or meeting deadlines under any Material Contract and there are no conditions (including any vendor delays or breach or change in Laws) that would prevent Baker Hughes or its Affiliates from delivering the services or products under such Material Contracts by the time such services or products are required to be delivered by the terms of such Material Contracts, or that would render performance of such Material Contracts impossible, in each case for which adequate reserves have not been established in accordance with GAAP and reflected in the Unaudited Financial Statements.

(d)            Section 4.14(d) of the Disclosure Schedules identifies the name and territory for each Sales Representative outside of the United States (each, a “Business Sales Representative”).

(e)            Neither Baker Hughes nor any of its Affiliates is party to any Contract (which is not a Business Contract) that contains any limit or restriction on (i) the conduct of the Business in any line of business or geographic area or (ii) the Business’s ability to compete with any Person, in each case, that will limit or restrict the Company Group after Closing other than the LLC Agreement.

Section 4.15           Employment and Employee Benefits Matters.

(a)            Section 4.15(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, and in accordance with applicable data privacy or similar Laws, other than Statutory Plans and Material Contracts, (i) the material terms and conditions of employment of the Business Employees; and (ii) a list of each material Baker Hughes Benefit Plan covering any Business Service Provider or under which any Business Service Provider has accrued benefits. Section 4.15(a) of the Disclosure Schedules identifies whether any Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA and regardless of whether such plan is subject to ERISA). For the avoidance of doubt, no Benefit Plan is a Company Benefit Plan.

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(b)            With respect to each Baker Hughes Benefit Plan covering any Business Employee or under which any Business Employee has accrued benefits, to the extent applicable, Baker Hughes has made available to Cactus a true, correct and complete copy of the most recent determination or opinion letter from the IRS. With respect to each Baker Hughes Benefit Plan listed on Section 4.15(a) of the Disclosure Schedules, Baker Hughes has made available to Cactus true, correct and complete copies of, in each case, to the extent applicable, (A) the plan document and all amendments thereto, and (B) material funding arrangements. For the avoidance of doubt, there are currently no Business Service Providers participating in, or who have benefits accrued under, the Dresser, LLC Consolidated Salaried Retirement Plan.

(c)            No Business Service Provider is employed or engaged (whichever applicable) on terms and conditions which materially differ from the standard form terms disclosed pursuant to Section 4.15(j).

(d)            No member of the Company Group has incurred any material Liability under or arising out of Title IV of ERISA that could result in any material Liability to Cactus, and no fact or event exists that would reasonably be expected to result in such a material Liability. Except for the Baker Hughes Company Pension Plan and the Dresser, LLC Consolidated Salaried Retirement Plan, no Baker Hughes Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

(e)            No member of the Company Group has any obligation to contribute to or has any Liability with respect to any Multiemployer Plan.

(f)            No Baker Hughes Benefit Plan covering any current or former Business Service Provider or under which any current or former Business Service Provider has accrued benefits contains a commitment to provide any current or former Business Service Provider any medical, surgical, hospitalization, life insurance benefits or other welfare benefits (whether or not insured by a third party) for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by COBRA; and (ii) coverage through the end of the calendar month in which a termination of employment occurs.

(g)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event result in Baker Hughes or any of its Affiliates becoming obligated to provide any amount constituting an “excess parachute payment” (as defined in Section 280G of the Code) with respect to any Business Service Provider.

(h)            Except as specified in Section 4.15(h) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event: (i) entitle any Business Service Provider to termination notice, severance pay, wrongful dismissal damages, bonus or any other compensatory payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of benefits or compensation due to any Business Service Provider; or (iii) increase the amount payable to any Business Service Provider under any Baker Hughes Benefit Plan (including, for the avoidance of doubt, any Baker Hughes Benefit Plan that is a Foreign Benefit Plan) covering any Business Service Provider or under which any Business Service Provider has accrued benefits.

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(i)            Each Baker Hughes Benefit Plan (with respect to a Business Service Provider) that is subject to Section 409A or 457A of the Code has been maintained and operated in material documentary and operational compliance therewith or qualifies for an available exemption therefrom. Neither Baker Hughes nor any Affiliate of Baker Hughes is a party to, or has any obligation under or with respect to, any Baker Hughes Benefit Plan covering any Business Service Provider or under which any Business Service Provider has accrued benefits to compensate any Business Service Provider for excise Taxes payable pursuant to Section 4999 of the Code or for Taxes payable pursuant to Sections 409A or 457A of the Code.

(j)            Baker Hughes has made available to Cactus a true, correct and complete schedule that sets forth, for each Business Employee, his or her: (i) name and (where applicable) notice period; (ii) job title or position; (iii) location of employment or engagement of services; (iv) employer; (v) date of hire and service date (if different); (vi) for each such Business Employee who provides services with respect to the Business in the U.S., status as exempt or non-exempt under the FLSA and any comparable state wage law; (vii) Leave status (including nature and expected duration of any Leave); (viii) details of any visa or work permit; (ix) current base salary or rate of pay; (x) current year’s target bonus incentive compensation opportunity (expressed as a percentage of base salary or base pay); (xi) current year’s target long-term incentive compensation opportunity (expressed as a percentage of base salary or base pay); (xii) accrued, unpaid vacation or paid time off; and (xiii) expatriate status (the “Business Employee Schedule”). Baker Hughes has made available to Cactus a true, correct and complete schedule that sets forth, for each Business Independent Contractor, his or her: (A) name; (B) services; (C) location of engagement of services; (D) contracting entities; (E) details of any visa or work permit; (F) current rate of pay or fees; and (G) expatriate status (the “Business Independent Contractor Schedule”). Baker Hughes has made available to Cactus a true, correct and complete schedule that sets forth, for each Business Agency Worker, his or her: (1) name; (2) start date; (3) services; (4) location; (5) contracting entities; (6) details of any visa or work permit; (7) current rate of pay or fees (as applicable); and (8) expatriate status (the “Business Agency Worker Schedule”).

(k)            Baker Hughes has made available to Cactus true, correct and complete copies of the Labor Agreements applicable to the Business Service Providers, the standard form of employment agreement, the standard form of independent contractor agreement, the standard terms of engagement with any provider of any Business Agency Worker, and form(s) of any long-term incentive award agreements applicable to the geographic jurisdictions in which the Business Service Providers covered by such agreements are located. Baker Hughes has also made available to Cactus any documents describing contractual severance and/or redundancy payment or entitlement, change of control, deferred compensation, retention or other legally binding arrangements to the extent they are not described in such employment or award agreements and are applicable to the Business Service Providers.

(l)            Except as disclosed under Section 4.15(l) of the Disclosure Schedules, there is not in existence any written or unwritten contract of employment between Baker Hughes or any Affiliate and a Business Employee which cannot be terminated by six (6) months’ notice or less without giving rise to a claim for damages or compensation (other than (if applicable) a statutory severance/redundancy payment or statutory compensation for unfair dismissal) and no Business Employee has given or been given notice to terminate their employment.

(m)          Except as set forth on Section 4.15(m) of the Disclosure Schedules, to the Knowledge of Baker Hughes, there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, and there are no material unfair labor practice charges or complaints as to union representation questions before the National Labor Relations Board or a labor board outside the United States of similar jurisdiction that, in either case, would reasonably be expected to affect Business Employees. Except as set forth on Section 4.15(m) of the Disclosure Schedules, to the Knowledge of Baker Hughes, there are no material labor strikes, slowdowns or work stoppages pending or threatened in writing with respect to any Business Employees nor has there been during the past three (3) years, any material labor strikes, slowdowns or work stoppages with respect to any Business Employee.

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(n)           Neither Baker Hughes nor any of its Affiliates is in material noncompliance with any requirement to inform or consult with any labor or trade union, works council or employee representative body with respect to entering into this Agreement or the transactions contemplated by this Agreement.

(o)           Except as would not reasonably be expected to result in material Liability to the Company Group, with respect to each Business Service Provider, Baker Hughes and its Affiliates are in material compliance with all applicable Laws relating to labor, employment and employment practices including payment of wages and salaries, hours, overtime, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, staff leasing, discrimination, immigration, employee or independent contractor data privacy, collective redundancy, pension or applicable retirement benefits, nationalization requirements and the termination of employment. With respect to the Business, there are no complaints, charges or claims against Baker Hughes or any of its Affiliates pending or, to the Knowledge of Baker Hughes, threatened to be brought or filed with any Governmental Authority or before any court or arbitral body, based on, arising out of, in connection with, the employment of or termination of employment by Baker Hughes or its Affiliates of any Business Employee. Except as would not reasonably be expected to result in material Liability to the Company Group, there has not been any failure by Baker Hughes or any of its Affiliates to pay and/or properly accrue all wages and other compensation due to all Business Employees. With respect to the Business, within the past three (3) years and except as set forth on Section 4.15(o) of the Disclosure Schedules, neither Baker Hughes nor any of its Affiliates has entered into any settlement agreements related to any claims of discriminatory harassment, sexual harassment, sexual assault, or other sexual misconduct by or against any such Business Service Provider. No allegation of sexual or other discriminatory harassment would reasonably be expected to result in any material Liability to the Company Group or the Business.

(p)           Except as set forth on Section 4.15(p) of the Disclosure Schedules, within the past three (3) years, there have been no “mass layoffs”, “plant closings”, or “employment losses”, as those terms are defined by the WARN Act, with respect to the Business, and neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, trigger a “mass layoff”, “plant closing”, or “employment loss”, as those terms are defined by the WARN Act, with respect to the Business.

(q)           Neither the Company nor any Subject Entity is a party to any judgment, settlement agreement or consent decree with any court or Governmental Authority requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter relating to any Business Employee.

(r)            To the Knowledge of Baker Hughes, each third-party employer of record, professional employer organization, or other similar employment arrangement provider utilized by Baker Hughes and its Affiliates in respect of the Business Independent Contractors and the Business Agency Workers are properly licensed under Laws to carry out such services.

(s)           All transfers of employment of Business Service Providers to members of the Company Group on or prior to the date hereof have been effected in material compliance with Laws (including, where applicable, the Regulations).

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(t)            No member of the Company Group and no director, officer or employee of any member of the Company Group is subject to any investigation, prosecution, action or other proceedings concerning any act or failure to act which falls within section 38(5) or sections 58A to 58D of the Pensions Act 2004 and, so far as Baker Hughes is aware, there are no facts or circumstances (a) which are likely to give rise to any such investigation, prosecution, action or other proceedings by or against any member of the Company Group or any of its directors, officers or employees or (b) in relation to which a penalty might be imposed under section 88A of the Pensions Act 2004.

(u)           Other than in respect of the UK DB Plan, no member of the Company Group is or was in the 6 years prior to the date of this Agreement an associate of or connected with any person who is an employer in relation to any occupational pension scheme in relation to which sections 38 to 56 of the Pensions Act 2004 apply.

(v)           No obligations under an occupational pension scheme in respect of any current or former Business Employee have transferred to any member of the Company Group as a result of the application of the TUPE Regulations to a transfer of employment.

Section 4.16           Intellectual Property.

(a)           As of immediately prior to the Closing Date, Baker Hughes and its Affiliates own or have a valid right to use all of the Business IP, free and clear of all Encumbrances except for Permitted Liens. As of immediately prior to the Closing Date, Baker Hughes and its Affiliates own all right, title and interest in and to all Business Owned IP. The Business IP and the rights to be conveyed or granted pursuant to the Business Contracts and the Transaction Documents constitute all material Intellectual Property Rights used by Baker Hughes or its Affiliates in the conduct of the Business in the Ordinary Course, excluding generally commercially available, “off the shelf” rights in Software programs, assuming receipt of all Approvals and other consents, approvals and authorizations, in each case as contemplated by Section 4.8. Except as set forth on Section 4.16(a) of the Disclosure Schedules, there are no material limitations or restrictions imposed by any Third Party on the use by any member of the Company Group of any Business Owned IP or the license to the Company Group of the Baker Hughes IP pursuant to the Transaction Documents (in each case, including after the Closing) under any Contract to which Baker Hughes or any of its Affiliates is a party.

(b)           To the Knowledge of Baker Hughes, the operation of the Business as of the date of this Agreement does not infringe upon or misappropriate the Intellectual Property Rights of any Third Party. Since January 1, 2022, to the Knowledge of Baker Hughes, (i) neither Baker Hughes nor any of its Affiliates have, in the conduct of the Business, infringed, misappropriated or otherwise violated any Third Party’s Intellectual Property Rights, and (ii) to the Knowledge of Baker Hughes, no Person has infringed upon or misappropriated or otherwise violated in any material respect any Business IP that is owned by Baker Hughes or its Affiliates.

(c)           Baker Hughes and its Affiliates have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets and other confidential information owned or used or held for use in the Business. Except as would not be material to the Business, taken as a whole, neither Baker Hughes nor its Affiliates have disclosed or consented to the disclosure of any such trade secret or other confidential information to any Person other than (i) pursuant to a written agreement restricting the disclosure and use of such trade secret or confidential information, or (ii) a Person who otherwise has a legally enforceable duty or obligation to maintain the confidentiality of such trade secret or confidential information.

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(d)           To the Knowledge of Baker Hughes, as of the date of this Agreement, no facts or circumstances exist that would render the Business IP invalid or unenforceable, including enforceability by the Company Group after the Closing. The execution, delivery and performance by Baker Hughes and its Affiliates, as applicable, of this Agreement and any other Transaction Documents to which Baker Hughes or any of its Affiliates is a party and the consummation of the transactions contemplated hereby or thereby will not (i) result in the loss, termination or impairment of any right of Baker Hughes or its Affiliates (with respect to the Business) or any member of the Company Group (following the Closing) in any Business IP, or (ii) trigger any requirement for any member of the Company Group (following the Closing) to pay any additional consideration for the continued use of such Business IP, in each case, except as would not be material to the Business, taken as a whole.

(e)           Neither Baker Hughes nor any of its Affiliates has received any written notice from any Person since January 1, 2022, alleging that the operation of the Business infringes upon any Intellectual Property Rights of any Third Party which, if proven, would reasonably be expected to be material to the Business or the Company Group, taken as a whole. There are no suits, actions or proceedings pending or, to the Knowledge of Baker Hughes, threatened in writing against Baker Hughes or any of its Affiliates alleging that the Business infringes the Intellectual Property Rights of a Third Party.

(f)            Section 4.16(f) of the Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all Registered IP included within the Business Owned IP. As of the date of this Agreement, each item of such Registered IP included in the Business Owned IP is subsisting, except in the Ordinary Course, and is in full force and effect.

(g)           All Persons who have contributed to or participated in the conception or development of any material Business Owned IP (i) were employees whose work product was created by such employees within the scope of their employment by Baker Hughes or its Affiliates and who have either executed written agreements assigning each such Person’s entire right, title and interest to Baker Hughes or its Affiliate or have an obligation to execute such a written agreement, or (ii) have executed written agreements with Baker Hughes or one of its Affiliates, pursuant to which each such Person has presently assigned to Baker Hughes or such Affiliate all of such Person’s right, title and interest in and to such Business Owned IP, and, in the case of (ii) all such written agreements constitute Business Assets.

(h)           Each Contract for the license of Baker Hughes IP from a Third Party by Baker Hughes or its Affiliates is, to the Knowledge of Baker Hughes, in full force and effect, and constitutes the legal, valid and binding obligations of Baker Hughes or its Affiliate that is party to such Contract, enforceable by and against Baker Hughes or its Affiliate in accordance with its terms. Neither Baker Hughes nor any of its Affiliates that is a party to any such Contract nor, to the Knowledge of Baker Hughes, any other party to any such Contract, has repudiated any material provision thereof, and, to the Knowledge of Baker Hughes, neither Baker Hughes nor its Affiliates nor any other Party thereto, is in material breach of any of its respective obligations thereunder, and, to the Knowledge of Baker Hughes, no event exists (including the failure to obtain any required consent) that, with notice or lapse of time or both, would constitute a material breach or default thereunder. To the Knowledge of Baker Hughes, each such Contract that is material to the Business, together with all exhibits, schedules, amendments, supplements and modifications thereto, has been made available to Cactus, subject to redactions of certain sensitive information contained therein.

(i)            As of the date of this Agreement, to the Knowledge of Baker Hughes, in the twelve (12) month period immediately prior to the date of this Agreement, Baker Hughes has not abandoned any development of Intellectual Property Rights that would otherwise have constituted Business Owned IP under this Agreement.

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Section 4.17           Owned Property and Leased Property.

(a)            Set forth in Section 4.17(a)(i) of the Disclosure Schedules is a true, correct and complete list of all of the real property owned by Baker Hughes or any of its Affiliates that is Related to the Business (the “Owned Property”), including the address of such Owned Property and the owner thereof, and set forth in Section 4.17(a)(ii) of the Disclosure Schedules is a true, correct and complete list of (i) all of the leased and subleased real property Related to the Business (the “Leased Property”) and (ii) all subleases, licenses or other rights of occupancy in such properties granted by Baker Hughes or its Affiliates. Neither Baker Hughes nor any of its Affiliates has granted to any Third Party any lease, sublease, license, possessory or occupancy right or other similar right to any Owned Property or Leased Property, other than as provided in Section 4.17(a)(ii) of the Disclosure Schedules.

(b)           Baker Hughes or its Affiliates have (i) good and marketable title (or the relevant equivalent in the country in which the property is located) to all Owned Property, and (ii) valid title to the leasehold estate (as lessee or sublessee) in the Leased Property, in each case free and clear of all Encumbrances, except for Permitted Liens.

(c)           All leases and subleases for the Leased Property under which any Subject Entity is a lessee or sublessee (“Lease Agreements”) are in full force and effect and constitute the legal, valid and binding obligations of Baker Hughes or its Affiliate that is party to such agreements, and, to the Knowledge of Baker Hughes, the other parties thereto, enforceable against Baker Hughes or such Affiliate in accordance with their respective terms. No Lease Agreement has been amended, assigned, modified or supplemented except as described in Section 4.17(a)(ii) of the Disclosure Schedules. True, correct and complete copies of all Lease Agreements (together with all exhibits, schedules, amendments, supplements and modifications thereto) have been made available to Cactus. Neither Baker Hughes nor any of its Affiliates that is party to a Lease Agreement nor, to the Knowledge of Baker Hughes, any other party to any such Lease Agreement has repudiated any material provision thereof, and neither Baker Hughes nor its Affiliates nor, to the Knowledge of Baker Hughes, any other party thereto, is in material breach of any of its respective obligations thereunder, and no event has occurred (including the failure to obtain any required consent) that, with notice or lapse of time or both, would constitute a material breach or default thereunder. As of the date of this Agreement, with respect to any Material Lease with a lease term that will expire or otherwise terminate within eighteen (18) months following the date of this Agreement (an “Expiring Material Lease”), neither Baker Hughes nor any of its Affiliates has received written notice from the lessor under such Material Lease stating that such lessor intends to, and to the Knowledge of Baker Hughes the lessor under such Material Lease does not intend to, terminate or permit to expire and not renew such Material Lease upon the expiration of the current term thereof.

(d)           Since January 1, 2022, neither Baker Hughes nor any of its Affiliates has received any written notice from any Governmental Authority asserting any material violation of applicable Laws with respect to any Owned Property or Leased Property.

(e)           There are no outstanding Preferential Rights to purchase or lease any portion of the Owned Property. Neither Baker Hughes nor any of its Affiliates is a party to any Contract to purchase any real property or interest in real property or has entered into any binding letter of intent to lease or sublease any real property, in each case, Related to the Business.

(f)           Except as set forth in Section 4.17(f) of the Disclosure Schedules (the “Joint Use Facilities”) and Section 4.17(a) of the Disclosure Schedules, there is no material real property related to the Business that is owned, used or held for use by Baker Hughes or its Affiliates.

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(g)           There are no pending or, to the Knowledge of Baker Hughes, threatened condemnation, eminent domain, expropriation or similar proceedings, or any pending, contemplated or, to the Knowledge of Baker Hughes, threatened Action or any unsatisfied claims or judgments adversely affecting any material portion of the Owned Property or the Leased Property.

Section 4.18           Environmental Matters.

(a)           Each member of the Company Group and, with respect to the Business, Baker Hughes and its Affiliates, is, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws and Environmental Permits.

(b)           There are no Actions pending or, to the Knowledge of Baker Hughes, threatened, against any member of the Company Group or Baker Hughes, or any of their respective Subsidiaries or Affiliates, concerning any actual or alleged material Liability (including any material obligation for remediation, monitoring, engineering controls, or other remedial action (collectively, “Remedial Action”)) under any Environmental Law or related to any Environmental Permit, in each case Related to the Business (including the Owned Property and the Leased Property). To the Knowledge of Baker Hughes, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis of any such Actions.

(c)           With respect to the Business, the Owned Property and the Leased Property, neither Baker Hughes nor any member of the Company Group is subject to any Order that would reasonably be expected to result in the imposition of any material Liability under any Environmental Law, including any material Liability regarding (i) violation of Environmental Laws, (ii) any Remedial Action, or (iii) any presence, treatment, or actual or, to the Knowledge of Baker Hughes, threatened Release of, or exposure to, Hazardous Materials, in each case Related to the Business.

(d)           With respect to the Business, there has been no actual or alleged Release of Hazardous Materials (i) at, on, under or from the Owned Property or, to the Knowledge of Baker Hughes, the Leased Property, or (ii) to the Knowledge of Baker Hughes, any real property offsite the Owned Property or Leased Property where such Hazardous Materials were transported or disposed or arranged to be transported or disposed by Baker Hughes or the Company Group as part of the operation of the Business, in the case of each of the foregoing, in a manner that would reasonably be expected to result in any material Liability for any member of the Company Group under Environmental Laws after the Closing, in each case Related to the Business.

(e)           As of the Closing Date, the Company Group will have obtained all material Environmental Permits required for the operation of the Business (including Owned Property and Leased Property), and all such material Environmental Permits shall be in full force and effect. Since January 1, 2022, there has occurred no material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition, or provision of any such material Environmental Permits. No Action seeking the cancellation of any such Environmental Permits is pending or, to the Knowledge of Baker Hughes, threatened.

(f)            To the Knowledge of Baker Hughes, there is not located at any of the Owned Property or Leased Property any Hazardous Materials in material violation of or that would reasonably be expected to result in any material Liability to any member of the Company Group or Baker Hughes, or any of their respective Subsidiaries or Affiliates, under any Environmental Laws, in each case Related to the Business.

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(g)           Neither Baker Hughes nor any of its Affiliates, with respect to the Business, and at Closing, no member of the Company Group, has any outstanding material Liability under Environmental Laws, including with respect to any formerly owned, leased or operated properties, or any former, closed, divested or discontinued businesses or operation.

(h)           Baker Hughes has made available to Cactus true, correct and complete copies of all material environmental, health and safety studies, reports, and results of investigation prepared in the previous five (5) years concerning or relating to the Business or any Owned Property or Leased Property that are in its possession or reasonable control.

Section 4.19          Tax Matters.

(a)            Each member of the Company Group has timely filed with appropriate Governmental Authorities all income and other material Tax Returns required to be filed (taking into account valid extensions) and has timely paid all income and other material Taxes due and owing (whether or not shown on a Tax Return). All such Tax Returns are true, correct, and complete in all material respects.

(b)           No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any member of the Company Group that are still pending and there are no current material disputes with any Governmental Authority Related to the Business or the Business Assets.

(c)           No material issue has been raised in any pending Action by any Governmental Authority of a Tax Return filed by or with respect to any member of the Company Group with respect to the Business that remains unresolved.

(d)           No written claim has been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any such entity is subject to taxation in that jurisdiction.

(e)           Each member of the Company Group has complied in all material respects with its withholding obligations for all Taxes required to have been withheld and paid in connection with amounts owing to any employee, or independent contractor associated with the Business.

(f)           There are no Encumbrances with respect to Taxes upon any of the Business Assets other than Permitted Liens.

(g)           No material closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued or requested from any Governmental Authority with or in respect of the Company Group, the Business or the Business Assets (other than a determination or similar letter received in the Ordinary Course with respect to any Benefit Plan).

(h)           Neither the Company nor any member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date; (iii) an intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date; (iv) an installment sale or “open transaction disposition” made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.

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(i)            Neither the Company nor any member of the Company Group has any Liability for the Taxes of any person (other than Baker Hughes) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(j)            No member of the Company Group is a party to, is otherwise bound by or has any obligation under, any tax sharing agreement, other than one entered into in the Ordinary Course and not primarily relating to Taxes.

(k)           Each Company Group member is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(l)            No member of the Company Group has waived any U.S. federal, state, local or non-U.S. statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which statute of limitations has not since expired (including with respect to the Business Assets).

(m)          No member of the Company Group has participated in any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b).

(n)           Section 4.19(n) of the Disclosure Schedules sets forth, as of the date of this Agreement, the U.S. federal income tax status of each entity that is a member of the Company Group. Prior to the Closing Date, Section 4.19(n) of the Disclosure Schedules will set forth the U.S. federal income tax status of each entity that is a member of the Company Group following the Restructuring Transactions and immediately prior to the Closing Date.

(o)           All material assets of the Company Group that are “Section 197 intangibles” (if any), within the meaning of Section 197(d) of the Code were created after August 10, 1993, and are not subject to the anti-churning rules under Section 197(f)(9) of the Code and Section 1.197-2(h) of the Treasury Regulations.

Section 4.20           No Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Baker Hughes or any of its Affiliates for which Cactus or any of its Affiliates or any member of the Company Group would have any Liability.

Section 4.21          Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the Knowledge of Baker Hughes, threatened against, Baker Hughes or any member of the Company Group.

Section 4.22          Suppliers and Customers.Section 4.22 of the Disclosure Schedules lists, as of the date of this Agreement, each of the Material Customers and Material Suppliers. As of the date of this Agreement, no Material Customer or Material Supplier has notified Baker Hughes or any of its Affiliates expressing its intention to (a) cancel or terminate its relationship with respect to the Business, or (b) materially and adversely modify its relationship with respect to the Business, including with respect to the material terms of any Material Contract.

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Section 4.23          Anti-Corruption Laws; Trade Control Laws.

(a)           Each member of the Company Group and Baker Hughes, and each of their respective Affiliates, have developed and implemented, maintained, and enforced policies and procedures designed to ensure compliance by the Business, each member of the Company Group, and their respective officers, directors, employees, and agents, with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)           Baker Hughes and its Affiliates (with respect to the Business) and each member of the Company Group have maintained books and records that accurately and fairly reflect the transactions of the Business and each member of the Company Group (as it relates to each such entity) in accordance with applicable Laws.

(c)           The Business and each member of the Company Group, and each of their respective officers, directors, employees, and, to the Knowledge of Baker Hughes, agents (in each case, acting on behalf of the Business or any member of the Company Group), are, and since the date that is five (5) years prior to the date hereof have been, in compliance in all respects with all applicable Trade Control Laws (including, for the avoidance of doubt, any applicable Trade Control Laws targeting or with respect to the Russian Federation) and Anti-Corruption Laws.

(d)           There are, and since the date that is five (5) years prior to the date hereof there have been, no civil or criminal penalties imposed on the Business, any member of the Company Group, or any officer, manager, director, employee or, to the Knowledge of Baker Hughes, agent or, to the Knowledge of Baker Hughes, any other Person (in each case, acting on behalf of the Business or any member of the Company Group), relating to actual or alleged violations of Anti-Corruption Laws or Trade Control Laws, and no voluntary disclosures relating to any actual, alleged, or apparent violation of Anti-Corruption Laws or Trade Control Laws have been submitted by Baker Hughes or any of its Affiliates or, to the Knowledge of Baker Hughes, any other Person, to any Governmental Authority in respect of the Business.

(e)           There are, and since January 1, 2022 there have been, no Actions pending or, to the Knowledge of Baker Hughes, threatened against (i) the Business, any member of the Company Group, or Baker Hughes or any Affiliates of Baker Hughes (with respect to the Business), or (ii) any director, officer, employee or, to the Knowledge of Baker Hughes, agent (in each case, acting on behalf of the Business or any member of the Company Group), arising or alleging any Liability under any Anti-Corruption Laws or Trade Control Laws, in each case, Related to the Business. Neither Baker Hughes nor any of its Affiliates has received notice of, or received any written inquiry regarding, any actual, alleged, or suspected violation or breach of any Anti-Corruption Laws or Trade Control Laws in respect of the Business or any member of the Company Group, or any director, officer, employee or, to the Knowledge of Baker Hughes, agent (in each case, acting on behalf of the Business or any member of the Company Group).

(f)            None of the Business, any member of the Company Group, or Baker Hughes and its Affiliates, nor any of their respective directors, officers, employees or, to the Knowledge of Baker Hughes, agents is a Prohibited person. None of the Business, any member of the Company Group, or Baker Hughes and its Affiliates (to the extent relating to the Business), nor any of their respective directors, officers, employees or, to the Knowledge of Baker Hughes, agents (in each case, acting on behalf of the Business or any member of the Company Group), has directly or, to the Knowledge of Baker Hughes, indirectly:

(i)            since the date that is five (5) years prior to the date hereof, (A) engaged in any dealings with or for the benefit of any Prohibited Person or in any Sanctioned Country or (B) engaged in any activity that would reasonably be expected to result in the Business or any member of the Company Group becoming a Prohibited Person;

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(ii)            used any corporate funds for any unlawful contributions, gifts, entertainment, or other unlawful expenses relating to any political activity; or

(iii)            made, offered to make, promised to make, or otherwise authorized any Prohibited Payment.

Section 4.24           Personal Property; Sufficiency.

(a)           Baker Hughes or its Affiliate has good and valid title to all fixed assets that are included in the Business Assets, and, as of the Closing (after giving effect to the Restructuring Transactions), the Company Group will have good and valid title to all fixed assets that are included in the Business Assets, free and clear of all Encumbrances (other than Permitted Liens).

(b)           Except with respect to any Excluded Assets, Nonassignable Assets or as set forth in Section 4.24(b) of the Disclosure Schedules, as of the Closing (after giving effect to the Restructuring Transactions) there are no material fixed assets and there is no material tangible personal property Related to the Business that is not held by a member of the Company Group.

(c)           On the Closing Date (subject to completion of the Restructuring Transactions in accordance with the Reorganization Plan (including, for the avoidance of doubt, any Deferred Actions) and the assignment of any Nonassignable Assets as contemplated by Section 2.7), assuming receipt of all Approvals as contemplated by Section 4.8 and taking into account all Ancillary Agreements (including the services provided under the Transition Services Agreement and the Global Employee Services Agreement), the Company Group will own or have a valid right to use all assets, Contracts, rights, properties, permits and services that are necessary and sufficient for the ongoing conduct of the Business immediately following the Closing in all material respects in the Ordinary Course as conducted during the twelve (12) months prior to the date of this Agreement, other than such rights or permits that must be obtained by Cactus or its Affiliates pursuant to applicable Law; provided, however, that nothing in this Section 4.24(c) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of Cash or working capital (or the availability of the same).

(d)           The facilities, structures, appurtenances to real property, drawings, bills of materials, jigs, tools and dies, equipment and related capitalized items, and other tangible property constituting Business Assets that are material to the Business (the “Tangible Property”) are in good operating condition and repair, ordinary wear and tear excepted, subject to continued repair and replacement in accordance with the Ordinary Course, are suitable for their intended use, and are adequate to support the Business. Since January 1, 2022, (i) the Tangible Property has been maintained and repaired by a qualified Person and in accordance with Baker Hughes’ quality policies and procedures, copies of which policies and procedures have been made available to Cactus, and (ii) there has not been any significant interruption in the conduct of the Business or the operation of the Business Assets by Baker Hughes or its Affiliates due to inadequate maintenance of the Tangible Property.

(e)           All customer property committed to the custody of Baker Hughes or its Affiliates in connection with the Business is held at an Owned Property, Leased Property or Joint Use Facility and has been treated, maintained, stored and secured in accordance with the terms of the applicable customer Contract.

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Section 4.25           Insurance. Section 4.25 of the Disclosure Schedules contains a true, correct and complete (a) list of all insurance policies taken out by Baker Hughes or its Affiliates Related to the Business, including property and casualty insurance group policies, local insurance policies and director and officer liability insurance policies (each, a “Group Policy”), (b) identification of whether each such Group Policy is a claims-based or occurrence-based policy, and (c) identification of the primary policyholder under each such Group Policy and whether any such policyholder is a member of the Company Group. Each such Group Policy is in full force and effect, all premiums due to date thereunder have been paid in full, and neither Baker Hughes nor any of its Affiliates is in default with respect to any other material obligations thereunder. As of the date of this Agreement, no written, or, to the Knowledge of Baker Hughes, oral, notice of cancellation or nonrenewal (other than in the Ordinary Course as required by applicable Law) with respect to any such Group Policy currently in force has been received by Baker Hughes or any of its Affiliates as of the date of this Agreement. As of the date of this Agreement, there is no material claim by Baker Hughes or any of its Affiliates pending under any Group Policy as to which coverage or the right to reimbursement of defense costs has been questioned, denied, or disputed by the issuers or underwriters of such Group Policy.

Section 4.26           Data Security and Privacy Matters.

(a)            Baker Hughes and its Affiliates have, with respect to the Business, taken reasonable measures consistent with prudent industry practices to protect the operation and security of their technology and physical information technology systems (and the data therein), in each case, Related to the Business. Baker Hughes and its Affiliates have, with respect to the Business, commercially reasonable disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of the Business in the event of any material outage of any technology or information technology systems, and have updated such plans, procedures and facilities when necessary and appropriate. To the Knowledge of Baker Hughes, the technology and physical information technology systems (and the data therein) with respect to the Business do not contain any viruses, malware, trojan horses, worms, other undocumented contaminants, material bugs, vulnerabilities, faults, disabling codes, or other devices or effects that reasonably could enable or assist (i) any Person to access without authorization such technology or physical information technology systems or any information in such systems, (ii) unauthorized disablement or erasure of Software, hardware or data, or (iii) otherwise adversely affect the functionality of such technology or physical information technology systems, or render such technology or physical information technology systems incapable of being used in the manner for which they were designed.

(b)           With respect to the Business, (i) there have been no material actual or reasonably suspected Data Security Incidents, and (ii) neither Baker Hughes nor any of its Affiliates has received any written allegation of any Data Security Incident that required or would reasonably be expected to require notification to any Person under applicable data breach notification Laws. To the Knowledge of Baker Hughes, with respect to the Business, there are no facts or other information indicating that there have occurred any unauthorized material intrusions or breaches of security of Baker Hughes’s or its Affiliates’ technology or other information technology used or provided by Baker Hughes or its Affiliates.

(c)           With respect to the Business, Baker Hughes and its Affiliates have in place an information security program that is comprised of reasonable administrative, technical, and physical safeguards designed to protect its technology and all Nonpublic Information processed, collected, used, stored, or transferred by or on behalf of Baker Hughes or its Affiliates in material compliance with the Privacy Requirements.

(d)           With respect to the Business, Baker Hughes and its Affiliates are, and since January 1, 2022, have been, in compliance in all material respects with all Privacy Requirements. Since January 1, 2022, neither Baker Hughes nor any of its Affiliates have received any written complaint, demand letter, or notice of claim from any Person relating to any actual or alleged violation of any Privacy Requirements with respect to the Business.

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Section 4.27          Inventory and Accounts Receivable.

(a)           All notes, trade receivables and other accounts receivable of Baker Hughes or its Affiliates Related to the Business (“Business Accounts Receivable”) reflected in the Unaudited Financial Statements or arising subsequent to the Balance Sheet Date (i) have arisen from bona fide transactions entered into by Baker Hughes or its Affiliates involving the actual sale of goods or the actual rendering of services in the Ordinary Course; and (ii) net of applicable reserves, constitute only valid, undisputed claims of Baker Hughes or its applicable Affiliate, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course. As of the Closing, all Business Accounts Receivable is owned by a member of the Company Group free and clear of all Encumbrances (other than Permitted Liens).

(b)           All Business Inventory reflected in the Unaudited Financial Statements or arising subsequent to the Balance Sheet Date consists of a quality and quantity usable and salable in the Ordinary Course and was produced in accordance with the latest American Petroleum Institute 6A specification if and as applicable (or other applicable specification published by the American Petroleum Institute if and as applicable), except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP and reflected in the Unaudited Financial Statements and otherwise in the Ordinary Course. As of the Closing, all Business Inventory is owned by a member of the Company Group free and clear of all Encumbrances (other than Permitted Liens), and, except as set forth on Section 4.27 of the Disclosure Schedules, no Business Inventory is held on a consignment basis. Except as set forth on Section 4.27 of the Disclosure Schedules, as of the Closing, no Business Inventory is held by any bailee, warehouseman or other Third Party (other than Business Inventory in route for delivery in the Ordinary Course). As of the Closing, the Business Inventory is of a quantity sufficient in all material respects for the normal conduct of the Business and the operation of the Business Assets in the Ordinary Course.

Section 4.28          Backlog.

(a)           Attached to Section 4.28(a) of the Disclosure Schedules is the backlog report (the “Backlog Report”) of the Business, dated as of December 31, 2024 (the “Backlog Report Date”).

(b)           The Backlog Report was prepared by Baker Hughes in connection with Baker Hughes’s Ordinary Course operation of the Business and in accordance in all material respects with the Baker Hughes policies entitled “Management Accounting Procedures and Standard Operating Procedures, General: Orders and RPO Policy” and “Oilfield Equipment Accounting Policies, Orders Booking Policy”, true, correct and complete copies of which have been made available to Cactus.

(c)           Notwithstanding anything to the contrary in this Section 4.28, (i) as provided in Section 4.30, Baker Hughes is not making any representation or warranty with respect to estimates, forecasts or projections with respect to the Backlog Report and (ii) Baker Hughes makes no representation, warranty or guarantee that the unfulfilled orders or work set forth on the Backlog Report will result in any projected, specific and/or actual level of sales, revenue or accounts receivable to the Business or any member of the Company Group after the Backlog Report Date, including following the Closing.

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Section 4.29          Product and Service Warranties.

(a)           Except for routine customer inquiries, service requests, complaints and returns in the Ordinary Course, which are not individually or in the aggregate, material to the Business, all products distributed, sold, rented, leased or delivered and all services provided by Baker Hughes or its Affiliates to a Material Customer, or, to the Knowledge of Baker Hughes, any other customer, since January 1, 2024 in connection with the Business have been in conformity in all material respects with all relevant express warranties made by the Business. Since January 1, 2024, there have been no claims pending or, to the Knowledge of Baker Hughes, threatened against Baker Hughes or any of its Affiliates in connection with the Business by a Material Customer or, to the Knowledge of Baker Hughes, any other customer, for any safety issues, product or service defects or deficiencies, or warranty obligations that have not been fully resolved. Baker Hughes has made available to Cactus true, correct and complete copies of all of product and service warranties of Baker Hughes provided to a Material Customer. Except as set forth on Section 4.29(a) of the Disclosure Schedules, neither Baker Hughes nor its Affiliates has provided a warranty to a Material Customer with respect to products distributed, sold or delivered or services provided by it in respect of the Business for a period of more than eighteen (18) months.

(b)           Set forth on Section 4.29(b) of the Disclosure Schedules is a true, complete and accurate description of all Nonconformities with respect to the Business that occurred since January 1, 2022 through the date of this Agreement.

Section 4.30          No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ANY CERTIFICATE DELIVERED BY BAKER HUGHES PURSUANT TO THIS AGREEMENT, NEITHER BAKER HUGHES NOR ANY OTHER PERSON (INCLUDING THE AFFILIATES OF BAKER HUGHES) HAS MADE, MAKES OR SHALL BE DEEMED TO MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, ON BEHALF OF BAKER HUGHES OR ANY OF ITS AFFILIATES, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING BAKER HUGHES, ITS AFFILIATES, THE BUSINESS, ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED PURSUANT TO THE TRANSACTION DOCUMENTS OR ANY OTHER MATTER, AND BAKER HUGHES HEREBY DISCLAIMS ALL OTHER representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Baker HUGHES or any other Person. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ANY CERTIFICATE DELIVERED BY BAKER HUGHES PURSUANT TO THIS AGREEMENT, BAKER HUGHES HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS, ESTIMATES, APPRAISALS, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, INCLUDING ELECTRONICALLY) TO CACTUS OR ANY OF ITS AFFILIATES OR ANY REPRESENTATIVES OF CACTUS OR ANY OF ITS AFFILIATES, INCLUDING OMISSIONS THEREFROM. BAKER HUGHES MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, TO CACTUS OR ANY OF ITS AFFILIATES OR ANY REPRESENTATIVES OF CACTUS OR ANY OF ITS AFFILIATES REGARDING THE SUCCESS OR PROBABLE SUCCESS OF THE BUSINESS.

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ARTICLE V
Representations and Warranties of Cactus

Cactus represents and warrants to Baker Hughes and the Company as of the date of this Agreement (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) and as of the Closing, that:

Section 5.1            Organization, Good Standing and Qualifications. Cactus is, and each Affiliate of Cactus that is or will be a party to a Transaction Document (such Affiliates, together with Cactus, the “Cactus Parties”) is or will be as of the Closing, duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, except as would not be, individually or in the aggregate, material to Cactus and its Subsidiaries, taken as a whole. Each of the Cactus Parties has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease its assets, except as would not be, individually or in the aggregate, material to Cactus and its Subsidiaries, taken as a whole.

Section 5.2            Authority. Each of the Cactus Parties has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to carry out and perform such party’s obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Cactus Party is or will be a party, and the performance by such Cactus Party of its obligations hereunder and thereunder have been duly and validly authorized and approved by all necessary corporate or organizational, as the case may be, actions. This Agreement and the other Transaction Documents to which such Cactus Party is or will be a party have been or will be when executed and delivered duly executed and delivered by such Cactus Party and are or will be when executed and delivered (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties thereto) valid and binding obligations of such Cactus Party, enforceable against such Cactus Party in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.3            No Conflicts or Consents. The execution, delivery and performance by each Cactus Party of this Agreement or any other Transaction Documents to which such Cactus Party is or will be a party do not and will not (a) conflict with, or result in a breach or violation of any provision of the respective Organizational Documents of such Cactus Party; (b) violate any applicable Law or Order of any Governmental Authority by which such Cactus Party is bound; (c) result in any violation of, or default under, or give rise to a right of termination, acceleration or modification, in any material respect of any obligation, or loss of any benefit under any Contract or other instrument to which such Cactus Party is a party; (d) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by such Cactus Party of, or create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law, or (ii) note, bond, mortgage, indenture, material lease, material agreement or other instrument or material Contract, in each case, which is applicable to or binding upon such Cactus Party; or (e) require any filing with or notice to any Person (other than the other Parties) or consent, except, in the case of clauses (c), (d)(ii) or (e) above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially adversely affect or delay the ability of such Cactus Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.4            Regulatory Approvals. Except for (a) such consents, approvals and authorizations that Cactus Party is required to make or obtain pursuant to this Agreement, (b) compliance with any applicable requirements under Competition Laws, and (c) any action or filing as to which the failure to make or obtain would not reasonably be expected to prevent or materially adversely affect or delay such Cactus Party’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which such Cactus Party is a party, (i) no Cactus Party is required to submit any material notice, report or other filing with any Governmental Authority, and (ii) no material consent, approval or authorization of, or registration, declaration or other act by, any Governmental Authority is required to be obtained by or of such Cactus Party, in each case in connection with the execution and delivery of this Agreement or the other Transaction Documents to which such Cactus Party is or will be a party, the consummation of the transactions contemplated hereby or thereby or the performance by such Cactus Party of its obligations hereunder or thereunder.

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Section 5.5            Required Consents. Schedule 5.5 attached hereto sets forth each agreement or other instrument binding upon the Cactus Parties requiring a consent or other action by any Person as a result of or in connection with the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance by the Cactus Parties of their obligations hereunder and thereunder, except such agreements or instruments where the failure to make or obtain such consent, approval or authorization, or to make such filing or notification, would not prevent or delay Cactus or any Cactus Party from consummating the transactions contemplated by, or performing any of its material obligations under, the Transaction Documents.

Section 5.6             Financial Ability.

(a)           Cactus has and will have at the Closing sufficient immediately available funds available and the financial ability to pay the Closing Payment and any expenses incurred by the Cactus Parties in connection with the transactions contemplated by this Agreement. Neither Cactus nor any other Cactus Party (i) has incurred any obligation, commitment, restriction or liability of any kind, or (ii) is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case specified in clause (i) or (ii), which would materially impair or materially adversely affect such availability of funds and financial ability.

(b)          Cactus’s funds are derived from legitimate business activities. Cactus is not, and any Affiliate of Cactus designated by Cactus to perform under this Agreement will not be, a Prohibited Person with whom Baker Hughes is prohibited from engaging in any transaction due to any Trade Control Laws or violations thereof.

Section 5.7            No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cactus or any of its Affiliates for which Baker Hughes or any of its Affiliates or any member of the Company Group would have any Liability.

Section 5.8            Litigation. There are no Actions pending or, to the Knowledge of Cactus, threatened against any Cactus Party or any of its directors, officers or employees (in their capacity as such) relating to the transactions contemplated hereby which, if determined in a manner adverse to such Cactus Party, would, individually or in the aggregate, have a Material Adverse Effect, taken as a whole. There are no Orders outstanding against any Cactus Party relating to the transactions contemplated hereby which, if determined in a manner adverse to such Cactus Party, would, individually or in the aggregate, have a material adverse effect on Cactus and its Subsidiaries, taken as a whole. There are no Orders issued in favor of or against any Cactus Party relating to the transactions contemplated hereby which, if determined in a manner adverse to such Cactus Party, would, individually or in the aggregate, have a material adverse effect on Cactus and its Subsidiaries, taken as a whole.

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Section 5.9             No Other Representations or Warranties. CACTUS ACKNOWLEDGES AND AGREES THAT (A) IT AND EACH CACTUS PARTY HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING BAKER HUGHES, THE BUSINESS ASSETS, THE BUSINESS LIABILITIES, THE BUSINESS AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED, DIRECTLY OR INDIRECTLY, PURSUANT TO THE TRANSACTION DOCUMENTS, (B) IT AND EACH CACTUS PARTY HAS BEEN FURNISHED WITH, OR GIVEN ACCESS TO, PROJECTIONS, FORECASTS, ESTIMATES, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA OR INFORMATION ABOUT THE BUSINESS LIABILITIES, THE BUSINESS AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED, DIRECTLY OR INDIRECTLY, PURSUANT TO THE TRANSACTION DOCUMENTS, FOR SUCH PURPOSE, (C) THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY BAKER HUGHES ARE THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND IN ANY CERTIFICATE DELIVERED BY BAKER HUGHES PURSUANT TO THIS AGREEMENT, AND NEITHER CACTUS NOR ANY OTHER CACTUS PARTY HAS RELIED UPON ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, APPRAISALS, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED BY OR ON BEHALF OF BAKER HUGHES OR ANY OF ITS AFFILIATES, ANY REPRESENTATIVES OF BAKER HUGHES OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON, INCLUDING ANY PROJECTIONS, FORECASTS, ESTIMATES, APPRAISALS, ADVICE, DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED BY OR THROUGH MANAGEMENT PRESENTATIONS, DATA ROOMS (ELECTRONIC OR OTHERWISE) OR OTHER DUE DILIGENCE INFORMATION, AND THAT CACTUS WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT (OR IN ANY CERTIFICATE DELIVERED BY BAKER HUGHES PURSUANT TO THIS AGREEMENT) OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, APPRAISALS, STATEMENTS, PROMISES, ADVICE, DATA OR INFORMATION, AND (D) ANY CLAIMS CACTUS MAY HAVE FOR BREACH OF ANY REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF BAKER HUGHES EXPRESSLY SET FORTH IN ARTICLE IV AND IN ANY CERTIFICATE DELIVERED BY BAKER HUGHES PURSUANT TO THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CACTUS UNDERSTANDS AND AGREES (INCLUDING ON BEHALF OF THE CACTUS PARTIES) THAT THE BUSINESS ASSETS ARE BEING FURNISHED “AS IS” AND “WHERE IS” SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND IN ANY CERTIFICATE DELIVERED BY BAKER HUGHES PURSUANT TO THIS AGREEMENT WITHOUT ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER.

ARTICLE VI
Covenants

Section 6.1             Commercially Reasonable Efforts; Government Approvals.

(a)            Subject to the terms and conditions of this Agreement, the Parties shall use their respective commercially reasonable efforts to cooperate (including from and after the Closing) with one another in taking, or causing to be taken, all actions, and to do, or cause to be done, all things necessary or appropriate under applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable, including preparing and timely filing with any Governmental Authority or other Person all documentation to effect all necessary or appropriate filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required or considered advisable to be obtained from any Governmental Authority or other Person that are necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. The Parties agree to execute and deliver (including from and after the Closing) such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by this Agreement. The Parties agree to provide relevant information to one another in respect of the foregoing to the extent permitted by applicable Law or Contract.

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(b)           In furtherance, and not in limitation, of Section 6.1(a), as promptly as practicable after the execution of this Agreement, each Party (i) shall make all filings and give all notices, including as set forth in Exhibit J, that are or may be required to be made and given by such Party in connection with the transactions contemplated under this Agreement, including the Restructuring Transactions, and (ii) shall use commercially reasonable efforts to obtain all consents that are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such Party in connection with the transactions contemplated under this Agreement. Each Party shall, upon request of another Party and to the extent permitted by applicable Law or Contract, promptly deliver to such other Parties a copy of each such filing made, each such notice given and each such consent obtained by it. Notwithstanding anything in this Section 6.1, but subject to Section 6.1(c) and Section 6.1(d), no Party or its Affiliates (or any member of the Company Group from and after Closing) shall be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any such consent.

(c)           Cactus shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) as promptly as practicable obtain all Permits of all Governmental Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Documents (including the consummation of the transactions contemplated by this Agreement, but excluding the Restructuring Transactions, which are addressed in Section 6.1(d)) (collectively, the “Government Approvals”), and to supply promptly any additional information and documentary material that may be requested by a Governmental Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Governmental Authority, which may include information regarding this Agreement, Cactus’s capabilities as the potential purchaser of the Business or other matters), (ii) as promptly as practicable secure the issuance, reissuance or transfer of all Permits, that may be or become necessary to operate the Business following the Closing, (iii) take all such actions as may be requested by any such Governmental Authority to obtain such Government Approvals, and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement (including Section 6.1(a) or Section 6.1(b)) shall require Cactus to (y) take or agree to take any action with respect to, or that would require or purport to require any action by, Cactus, any of its Affiliates, or any of the Company Group (including any action that limits, or seeks to limit, the freedom of action of, or ownership or control with respect to, any of the businesses, assets, properties or services of Cactus, any of its Affiliates, or any of the Company Group), or (z) proffer a consent and/or agree to an Order, stipulation or other agreement providing for the sale or other disposition, or the holding separate, of any assets, categories of assets or lines of business of Cactus, any of its Affiliates, or any of the Company Group. Baker Hughes shall cooperate with the reasonable requests of Cactus in seeking promptly to obtain all such Government Approvals and the issuance, reissuance or transfer of such Permits. All fees or other payments required by applicable Law to any Governmental Authority in order to obtain any such Government Approvals shall be borne 50% by Cactus and 50% by Baker Hughes; provided, that, for the avoidance of doubt, each Party shall pay all fees and expenses of its legal and other advisors in connection with obtaining such Government Approvals.

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(d)            Baker Hughes shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) as promptly as practicable obtain all Permits of all Governmental Authorities that may be, or become, necessary in connection with the consummation of the Restructuring Transactions (collectively, the “Reorganization Government Approvals”), and to supply promptly any additional information and documentary material that may be requested by a Governmental Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Governmental Authority, which may include information regarding this Agreement, Cactus’s capabilities as the potential purchaser of the Business (which Cactus agrees to provide to Baker Hughes upon request) or other matters), (ii) as promptly as practicable secure the issuance, reissuance or transfer of all Permits, that may be or become necessary to operate the Business after giving effect to the Restructuring Transactions but before giving effect to the Closing, (iii) take all such actions as may be requested by any such Governmental Authority to obtain such Reorganization Government Approvals, and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Restructuring Transactions, provided, however, that nothing in this Agreement (including Section 6.1(a) or Section 6.1(b)) shall require Baker Hughes to (y) take or agree to take any action with respect to, or that would require or purport to require any action by, Baker Hughes, or any of its Affiliates (but not including the Company Group) (including any action that limits, or seeks to limit, the freedom of action of, or ownership or control with respect to, any of the businesses, assets, properties or services of Baker Hughes, or any of its Affiliates (but not including the Company Group)), or (z) proffer a consent and/or agree to an Order, stipulation or other agreement providing for the sale or other disposition, or the holding separate, of any assets, categories of assets or lines of business of Baker Hughes, or any of its Affiliates (but not including the Company Group); provided further, that Baker Hughes shall not take any action specified in foregoing clause (y) or (z) with respect to any member of the Company Group or the Business Assets without the prior written consent of Cactus (which Cactus may grant or withhold in its sole discretion). Cactus shall cooperate with the reasonable requests of Baker Hughes in seeking promptly to obtain all such Reorganization Government Approvals and the issuance, reissuance or transfer of such Permits. Baker Hughes shall, and shall cause its Affiliates to, pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such Reorganization Government Approvals.

(e)           Each Party shall (i) as promptly as practicable notify the other Party of any substantive oral or written communication it or any of its representatives receives from any Governmental Authority relating to the matters that are the subject of this Section 6.1, (ii) permit the other Party and its representatives to review in advance, and consider in good faith the other Party’s comments to, any communication relating to the matters that are the subject of this Section 6.1 proposed to be made by such party to any Governmental Authority, and (iii) provide the other Party with copies of all substantive correspondence, filings or other communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 6.1, provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business, (y) as necessary to comply with contractual arrangements or applicable Law, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Neither Party shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Nothing in this Section 6.1(e) will be applicable to Tax matters.

(f)            Each Party shall use good faith efforts not to take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of, or increasing the risk of not receiving, any required Government Approval or the issuance, reissuance or transfer of any Permit, (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Government Approval, (iii) increasing the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, or (iv) otherwise delaying the Closing.

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Section 6.2             Restructuring Transactions.

(a)           Prior to the Closing (but always subject to Section 2.7, Section 3.7, Section 3.8 and Section 3.9), Baker Hughes shall, and shall cause its Affiliates to, take the steps necessary to effect and carry out, in all material respects, the Restructuring Transactions with respect to Baker Hughes (including its Affiliates) and the Business in accordance with Schedule 6.2 and the principles in ARTICLE II (as may be amended, modified, updated, supplemented, or altered solely pursuant to the express terms of this Agreement or as agreed in writing between the Parties, the “Reorganization Plan”), in each case (including in respect of any Deferred Actions) at Baker Hughes’s sole cost and expense, including any Taxes incurred in connection therewith, notwithstanding anything to the contrary in any Foreign Transfer Agreements.

(b)           The Restructuring Transactions will be effected (i) in accordance with the agreed principles, objectives and other provisions set forth in this Section 6.2, (ii) through the provision of services provided under any Ancillary Agreements (as applicable), and (iii) as set forth in the Reorganization Plan, which shall be implemented through the completion of the transactions generally described in the Reorganization Plan pursuant to customary short-form acquisition agreements, transfer agreements, assumption agreements or other similar instruments of sale as applicable and as may be required in a jurisdiction in which applicable Law or custom requires observance of specified formalities or procedures to legally effect the Restructuring Transactions (each a “Foreign Transfer Agreement”) on a country-by-country basis in substantially the forms attached hereto as Exhibit K; provided, that, (y) the Parties shall cooperate in good faith to identify such agreements and documents; and (z) Baker Hughes shall prepare the Foreign Transfer Agreements, permit Cactus to review such Foreign Transfer Agreements and consider in good faith any reasonable comments provided by Cactus which shall be provided to Baker Hughes within a timely manner. Cactus shall not, and shall cause its Affiliates not to, delay the provision of any comments in accordance with this Section 6.2(b), which would impact the ability of Baker Hughes and its Affiliates to implement the Restructuring Transactions in accordance with the Reorganization Plan.

(c)           For the avoidance of doubt and without prejudice to the rights of the Parties under this Agreement, (i) the Foreign Transfer Agreements shall not have any effect on the value being given or received by Baker Hughes, the Company or Cactus, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement, and (ii) in the event of any conflicts between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects. The Parties shall not, and shall cause their respective Affiliates not to, bring any Disputes or claim for any Action under any Foreign Transfer Agreement, it being agreed by the Parties that any such Dispute or claim for any Action shall be made under, subject to and in accordance with, the terms, conditions and provisions set forth in this Agreement.

(d)           Without the prior written consent of Cactus (which consent shall not be unreasonably withheld, conditioned or delayed), Baker Hughes shall not be permitted to amend, modify, update, supplement, alter or waive any provisions of the Reorganization Plan or the Foreign Transfer Agreements (i) in a manner that would materially increase the Business Liabilities allocated to any specific member of the Company Group or materially alter the Business Assets that will be allocated to any specific member of the Company Group as of the Closing, (ii) to contemplate the formation of any New Business Entity not previously contemplated by the Reorganization Plan, (iii) in a manner that would materially and adversely affect the Tax position of any member of the Company Group or Cactus in respect of the Cactus Membership Interests, (iv) in a manner that would materially and adversely affect the conduct of the Business or the operation of the Business Assets taken as a whole in the Ordinary Course following the Closing, or (v) after the date that is twenty (20) Business Days prior to Closing.

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(e)           Allocation Schedules. For purposes of Sections 741, 743, 755 and 1060 of the Code, the purchase price paid with respect to the Cactus Membership Interests (as determined for U.S. federal income tax purposes), including the Closing Payment Amount and the Deferred Payment, and any other items constituting taxable consideration for applicable income Tax purposes (the “Tax Purchase Price”) shall be allocated among the assets of the Company in accordance with applicable requirements of the Code (the “Allocation”). In connection therewith, as soon as reasonably practicable following the date of this Agreement and at Baker Hughes’ sole cost and expense, Baker Hughes shall deliver to Cactus an appraisal allocating the estimated Tax Purchase Price (which estimated Tax Purchase Price shall take into account the Business Liabilities) among the Business Assets in a manner consistent with the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder and assuming that all such Business Assets were held directly by the Company (the “Appraisal”). Cactus, at its sole cost and expense, shall have twenty (20) Business Days from receipt of the Appraisal to review the Appraisal. If Cactus does not object in writing to any aspect of the Appraisal within such twenty (20) Business Day period, the Appraisal shall be deemed final and agreed by Baker Hughes and Cactus (the “Final Appraisal”). If Cactus disputes any aspect of the Appraisal, it shall deliver written notice to Baker Hughes (an “Appraisal Dispute Notice”) within such twenty (20) Business Day period listing the disputed items and the basis therefor. Baker Hughes and Cactus shall then use good faith efforts to resolve such disputed items set forth in the Appraisal Dispute Notice as soon as reasonably practicable. If the Parties are unable to resolve such disputed items set forth in the Appraisal Dispute Notice within five (5) Business Days after the delivery date of the Appraisal Dispute Notice, then the Parties shall immediately jointly engage the Independent Valuation Firm to resolve such disputed items within fifteen (15) Business Days of engagement, and the conclusions of the Independent Valuation Firm shall constitute the Final Appraisal. The Parties shall consult and cooperate with the Independent Valuation Firm in connection therewith, including by providing the Independent Valuation Firm with such information as it shall reasonably request. The Parties shall then use the values reflected in the Final Appraisal in implementing all portions of the Restructuring Transactions and the Reorganization Plan. Baker Hughes and Cactus further agree that as soon as reasonably practicable but in all events within one-hundred twenty (120) days following the final determination of the Closing Payment Amount as set forth in Section 3.6, the Parties shall use the Final Appraisal to determine the Allocation in a manner consistent with the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder. In the event that an agreement has not been reached within one-hundred twenty (120) days following the final determination of the Closing Payment Amount as set forth in Section 3.6, the unresolved disputed items will be determined by the Independent Expert and in a manner consistent with the Final Appraisal and the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder, and such determination will be binding on the Parties and be taken into account in the Allocation. Each of Baker Hughes and Cactus will pay one half of the fees and expenses of the Independent Valuation Firm and the Independent Expert in connection with this Section 6.2(e). The Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with the Final Appraisal and the principles of Section 755 and Section 1060 of the Code following any adjustment to the Tax Purchase Price. The Allocation as agreed to by the Parties or as finally determined by the Independent Expert shall be final, conclusive, and binding on each of Baker Hughes, Cactus, and the Company for all applicable tax purposes and for all purposes of this Agreement, and neither Baker Hughes, Cactus, the Company, nor any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by a “determination” within the meaning of Section 1313(a) of the Code or other applicable Law, and Baker Hughes, Cactus, and the Company agree to promptly notify the other Party regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

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Section 6.3             R&W Policy. Following the execution of this Agreement, Cactus shall satisfy the conditions set forth in the R&W Policy Conditional Binder to cause the R&W Policy to be issued on terms and substantially in the form set forth in the R&W Policy Conditional Binder as soon as practicable. Baker Hughes shall, and shall cause its Affiliates to, reasonably cooperate with Cactus’s efforts and provide assistance as reasonably requested by Cactus to obtain and bind the R&W Policy. Cactus agrees that it shall not permit any amendment to the R&W Policy to permit rights of subrogation against Baker Hughes and its Affiliates other than solely for subrogation rights against Baker Hughes for Fraud in connection with the representations and warranties made by Baker Hughes in this Agreement. Additionally, Cactus covenants and agrees that it will not, and will not permit the Company to, amend, repeal or modify any (a) subrogation provision of the R&W Policy benefitting Baker Hughes or its Affiliates, or (b) other provision of the R&W Policy that is in any manner adverse, in any material respect, to Baker Hughes or any of its Affiliates, in each case, without Baker Hughes’s prior express written consent. The premium associated with the R&W Policy shall be borne 50% by Cactus and 50% by Baker Hughes.

Section 6.4            Financial Statements.

(a)           As promptly as reasonably practicable following the date of this Agreement (and in no event later than twenty (20) Business Days prior to the Closing Date), Baker Hughes shall deliver to Cactus the audited combined statement of assets and liabilities of the Business as of December 31, 2024 and the audited statement of income of the Business for the year then ended, and all related notes and schedules thereto, accompanied by an audit report of KPMG LLP (collectively, the “Audited Financial Statements”), which Audited Financial Statements shall be “abbreviated financial statements” as referred to in Rule 3-05(e)(2) and as permitted by Rule 3-05(e), each of Regulation S-X. As promptly as reasonably practicable following each fiscal quarter end occurring prior to the Closing, but in no event later than sixty (60) days following the end of each such fiscal quarter end and to the extent required pursuant to Law or stock exchange requirements applicable to Cactus or its Affiliates, Baker Hughes shall deliver to Cactus the unaudited combined statement of assets and liabilities of the Business as of such quarter end and the unaudited statement of income of the Business for the quarter then ended (each such statement, a “Quarterly Financial Statement”) and for the prior year’s comparable quarter then ended, which statements shall be “abbreviated financial statements” as referred to in Rule 3-05(e)(2) and as permitted by Rule 3-05(e), each of Regulation S-X.

(b)           At Cactus’s request, Baker Hughes shall use commercially reasonable efforts (at Cactus’s expense for any out-of-pocket Third Party costs or expenses actually incurred by Baker Hughes or its Affiliates) to obtain the consent of KPMG LLP to include its report with respect to the Audited Financial Statements in any filing that Cactus may be required to make with the U.S. Securities and Exchange Commission under applicable Law (the “Required SEC Filings”), each dated as of the filing date of the applicable Required SEC Filing or such other date as reasonably requested by Cactus. In addition, Baker Hughes will not object to the reasonable use of any such financial statements in any Required SEC Filing; provided, that Cactus, prior to any such Required SEC Filing, shall provide final drafts of the applicable excerpts using such financial statements in such Required SEC Filing for Baker Hughes review a reasonable period of time prior to making such Required SEC Filing.

(c)           At Cactus’s request, Baker Hughes shall use commercially reasonable efforts to cause to be delivered to Cactus, at Cactus’s expense, “comfort” letters of KPMG LLP, each dated as of a date as reasonably requested by Cactus, and addressed to Cactus or its specified Affiliate or Affiliates with regard to the Audited Financial Statements included in, or incorporated by reference into, any Required SEC Filing, in form and substance customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public debt or equity offerings.

(d)           As reasonably requested by Cactus, Baker Hughes shall, and shall cause its Affiliates to, provide reasonable and customary support to Cactus (at Cactus’s expense for any out-of-pocket Third Party costs or expenses actually incurred by Baker Hughes or its Affiliates to provide such support), in connection with preparation of any pro forma financial information required in any Required SEC Filing. Cactus shall indemnify and hold harmless Baker Hughes and its Affiliates from and against any and all Losses arising from or relating to any Required SEC Filing.

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ARTICLE VII
Other Covenants

Section 7.1             Conduct of Business Before the Closing.

(a)            Except (i) as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Documents, including the Restructuring Transactions or any actions contemplated by the Reorganization Plan or Section 2.2, (ii) for matters identified on Schedule 7.1, or (iii) as expressly consented to in writing by Cactus (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement through the Closing, Baker Hughes will, and will cause its Affiliates to (A) conduct the Business and the Company Group in all material respects in the Ordinary Course, (B) use commercially reasonable efforts to keep intact the Business, keep available the services of the Business’s current employees and service providers and preserve the Business’s relationships with customers, suppliers, licensors, licensees, distributors, lenders and other Persons with whom the Business has material commercial dealings, and (C) not do or permit any of the following in respect of the Business or the Company Group:

(i)            (A) grant or permit any Encumbrance on any material Business Assets (in each case, whether tangible or intangible) that did not exist on the date of this Agreement, other than granting or permitting a Permitted Lien on any material Business Assets or liens under any applicable credit agreements or related documents in effect as of the date of this Agreement, or (B) except for trade payables incurred in the Ordinary Course, incur, assume, guarantee, or become obligated with respect to any Debt in the nature of borrowings that will not be fully discharged prior to or in connection with Closing;

(ii)           sell, transfer, lease, sublease, let lapse, abandon or otherwise dispose of any Business Assets with a value or purchase price in the aggregate in excess of $1,000,000, except for divestitures and sales and renting of parts, products, equipment, wellhead systems, tools and machinery or the disposal of unusable or obsolete assets, in each case in the Ordinary Course; provided, that no sale of Owned Property or lease or sublease of Material Leases is permitted without the prior written consent of Cactus (not to be unreasonably withheld, conditioned or delayed);

(iii)          offer employment to, or engage or offer engagement as an individual independent contractor to, any individual if such Person’s annual salary or other compensation will exceed $250,000, unless such annual salary or other compensation is in the Ordinary Course and has been approved prior to its effective date and in writing by a senior manager of the Business;

(iv)          adopt, sponsor, maintain or contribute to (or be required to contribute to) or assume any Liabilities with respect to, any Benefit Plan, except to the extent: (A) occurring in the Ordinary Course, (B) required by Law, or (C) required by any Baker Hughes Benefit Plan or Material Contract in effect on the date of this Agreement;

(v)           (A) except to the extent required by Law or by the terms of any Benefit Plans as in effect on the date of this Agreement or for changes thereto that are in the Ordinary Course, materially increase, accelerate or provide additional rights to compensation or material benefits with respect to any Business Employee; (B) except to the extent required by Law or for changes thereto that are in the Ordinary Course, enter into or put in place any severance, termination, or similar plan or benefits for any Business Employee; (C) enter into or put in place any retention or change in control, or similar plan or benefits for any Business Employee; or (D) except for changes occurring in the Ordinary Course and adopted pursuant to annual compensation reviews, adjust the salary or base rate of pay, long-term incentives or short-term incentives payable or provided to any Business Employee;

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(vi)          (A) enter into any Labor Agreement or other Contract or understanding with any labor union, works council, trade union, or similar organization or representative with respect to any Business Employee or the members of the Company Group; (B) except for transfers that are in the Ordinary Course and/or which are contemplated by the Reorganization Plan, transfer the employment or engagement of services of any Business Employee out of or to the Business; provided, however, that no such transfers shall occur that are inconsistent with the terms of the Global Employee Services Agreement; or (C) except for terminations that are in the Ordinary Course, terminate the employment or engagement of services of any Business Employee, other than for cause;

(vii)         (A) settle or compromise any material Tax Liability related to the Company Group, (B) agree to any extension or waiver regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns related to the Company Group, (C) make or change any entity classification or other material election with respect to Taxes of the Company Group, (D) file any material amendment to an income or other material Tax Return related to the Company Group, (E) repatriate any Cash or other assets to the extent that such repatriation would result in a Liability to the Company Group for Taxes (other than Baker Hughes Indemnified Taxes), (F) surrender any right to claim a refund of Taxes related to the Company Group, (G) request any ruling from, or initiate or enter into any voluntary disclosure with, a Governmental Authority with respect to material Taxes, or (H) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local Tax Law) with any Governmental Authority with respect to material Taxes;

(viii)        enter into any settlement or release with respect to any Action that is material to the Business or the Company Group other than any settlement or release that (A) contemplates only the payment of money, (B) such payment of money is paid prior to the Closing and (C) such settlement or release results in no ongoing limits on the conduct or operation of the Business and results in a full release of the claims giving rise to such Action; provided, that this clause (viii) shall not apply with respect to Taxes;

(ix)           materially amend or voluntarily terminate (other than expiration in accordance with its terms) any Material Contract or enter into, materially amend or voluntarily terminate (other than expiration in accordance with its terms) any contract that, if in effect on the date of this Agreement, would be a Material Contract;

(x)            enter into or renew any Parent Guarantees other than in the Ordinary Course;

(xi)           change any method of accounting or accounting practice, in each case, which materially affects or relates to the Business, except for any such changes required by applicable Law or under applicable accounting standards (including the interpretation thereof by consensus of industry participants);

(xii)          merge, consolidate, combine or amalgamate any member of the Company Group with any Person or cause any member of the Company Group to acquire any Equity Interests in any other Person or issue any Equity Interests to another Person (in each case, other than another member of the Company Group);

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(xiii)         authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

(xiv)         amend or propose any change to the Organizational Documents of any member of the Company Group (other than ministerial changes);

(xv)          cause the Business or any member of the Company Group to make or become legally committed to make any capital expenditures, except for (A) capital expenditures fully paid prior to Closing, (B) capital expenditures in an amount not to exceed $1,000,000 individually or $3,000,000 in the aggregate, or (C) in accordance with the capital budget of the Business for fiscal year 2025, which has been made available to Cactus; provided, that notwithstanding the foregoing, Baker Hughes shall, and shall cause its Affiliates to, make the capital expenditures set forth on Schedule 7.1(a)(xv), unless otherwise consented to in writing by Cactus (such consent not to be unreasonably withheld) in the event such capital expenditures are no longer required; or

(xvi)         agree, authorize or consent to do any of the foregoing.

(b)            Nothing in this Section 7.1 will be deemed to limit in any manner the consummation of the Restructuring Transactions pursuant to the Reorganization Plan, or the transfer of any Business Assets, Business Liabilities or Business Employee to the Company Group, in each case, in accordance with the Reorganization Plan.

Section 7.2            Publicity; Confidentiality.

(a)           The Parties shall agree to an initial press release or public announcement concerning this Agreement or the transactions contemplated hereby. Thereafter, no Party shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except to the extent such disclosure is otherwise required by applicable Law, in which case the Parties shall use commercially reasonable efforts consistent with such applicable Law to consult each other with respect to the timing and content thereof; provided, that the foregoing shall not apply to any press release or public announcement that contains statements concerning this Agreement or the transactions contemplated hereby that are consistent with previous press releases or announcements made by the applicable Party in compliance with this Section 7.2(a); provided further, that the foregoing will not restrict or prohibit any Party from making any announcement in compliance with the terms and conditions of this Agreement to its respective employees, customers and other business relations (in each case, in their capacities as such) to the extent that such Party reasonably determines in good faith that such announcement is necessary or advisable, but only to the extent the content of which is consistent with previous press releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 7.2(a). The Parties acknowledge and agree that Cactus may file this Agreement, including a summary hereof, with the U.S. Securities and Exchange Commission or otherwise make press releases or other public statements, in each case, as necessary to comply with applicable Laws and/or stock exchange rules. In the event that such disclosure, availability or filing is required by applicable Law, each of the Parties (as applicable) will use their commercially reasonable efforts to obtain “confidential treatment” of this Agreement with such Governmental Authority and to redact such terms of this Agreement as the other Party shall request.

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(b)           The terms of the nondisclosure agreement dated April 14, 2022, as amended on October 12, 2023 between BH Energy Manufacturing LLC and Cactus (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and will continue in full force and effect (and all obligations thereunder will be binding upon Cactus as if a party thereto) until the Closing, at which time the obligations under the Confidentiality Agreement will terminate; provided, however, that Cactus’s confidentiality obligations will terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business, and for all other Evaluation Material and Notes (as defined in the Confidentiality Agreement), the Confidentiality Agreement will continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 7.3            Wrong Pockets; Shared Contracts.

(a)           If, following the Closing, the Company becomes aware that it or any of its Affiliates (i) owns or is in possession of any Excluded Assets, or (ii) receives a payment with respect to an Excluded Asset that is properly due, deliverable or owing to Baker Hughes (or to any of its Affiliates), then the Company shall (and shall cause its Affiliates to, as applicable) (A) transfer or cause to be transferred, for no consideration and at Baker Hughes’s sole cost and expense (including any Baker Hughes Transfer Taxes applicable to such transfer), such Excluded Asset to Baker Hughes (or such Party’s designee), as applicable, or (B) reimburse Baker Hughes (or such Party’s designee), as applicable, for any amount referred to in the foregoing clause (ii), respectively. Without limiting the rights under Section 12.2(b)(iii), if, following the Closing, the Company becomes aware that it or any of its Affiliates is liable under or otherwise responsible for discharging a Liability that constitutes an Excluded Liability, then Baker Hughes, for no consideration and at Baker Hughes’s sole cost and expense, shall (or shall cause its designated Affiliate to) promptly assume such Liability from the Company or the Company’s Affiliate, as applicable.

(b)           If, following the Closing, Baker Hughes becomes aware that it or any of its Affiliates (i) owns or is in possession of any Business Asset, or (ii) receives a payment with respect to any Business Asset that is properly due, deliverable or owing to the Company (or any of its Affiliates), then Baker Hughes shall (and shall cause its Affiliates to, as applicable) (A) transfer or cause to be transferred, for no consideration and at Baker Hughes’s sole cost and expense (including any Baker Hughes Transfer Taxes applicable to such transfer), such Business Asset to the Company (or its designee), as applicable, or (B) reimburse the Company (or its designee), as applicable, for any amount referred to in the foregoing clause (ii), respectively. Without limiting the rights under Section 12.2(c), if, following the Closing, Baker Hughes becomes aware that it or any of its Affiliates is liable under or otherwise responsible for discharging a Liability that constitutes a Business Liability, then the Company, for no consideration and at Baker Hughes’s sole cost and expenses, shall (or shall cause its designated Affiliate to) promptly assume such Liability from Baker Hughes or Baker Hughes’s Affiliate, as applicable.

(c)           Without limiting the provisions of Section 7.3(a), with respect to each of the Shared Contracts which are set forth on Schedule 7.3(c), Baker Hughes and Cactus shall cooperate and shall use commercially reasonable efforts to cause such Shared Contracts to be separated and assigned in part to the Company Group effective as of the Closing, so that after the Closing, the Company Group shall be entitled to the rights and benefits thereunder to the extent relating to the Business Assets, and the Company Group shall have assumed any Business Liabilities arising thereunder, and Baker Hughes (or any of its Affiliates) shall be entitled to the rights and benefits thereunder to the extent relating to the Excluded Assets and shall have assumed (or continue to bear) any Excluded Liabilities arising thereunder. The Parties shall reasonably cooperate with each other to effect such separation. If any Shared Contract cannot be so separated, each of Baker Hughes and Cactus shall, and shall cause each of their respective Affiliates to, use their commercially reasonable efforts to cause, (i) the rights and benefits under each Shared Contract to the extent relating to the Business Assets to be enjoyed by the Company Group, (ii) the Liabilities under each Shared Contract to the extent they are Business Liabilities to be borne by the Company Group, (iii) the rights and benefits under each Shared Contract to the extent relating to the Excluded Assets to be enjoyed by Baker Hughes or the applicable Affiliate of Baker Hughes, and (iv) the Liabilities under each Shared Contract to the extent they are Excluded Liabilities or relate to any business conducted by Baker Hughes or its Affiliates after the Closing that is not the Business to be borne by Baker Hughes or the applicable Affiliate of Baker Hughes. To the extent any provision of the Transition Services Agreement is inconsistent with or conflicts with this Section 7.3(c), the terms of the Transition Services Agreement shall prevail, except to the extent the Parties have mutually agreed otherwise in writing. The out-of-pocket costs of (and any internal allocation of Baker Hughes’s or its Affiliates’ costs associated with) such separation shall be borne by Baker Hughes.

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Section 7.4            Guarantees; Other Obligations.

(a)           Prior to the Closing, Cactus shall use commercially reasonable efforts to (a) arrange for substitute letters of credit, surety bonds, buyer guarantees and other obligations to replace the guarantees, letters of credit, surety bonds and other similar contractual support obligations entered into or provided by Baker Hughes or any of its Affiliates (other than any member of the Company Group) in connection with the Business and that are set forth in Schedule 7.4, and such other guarantees, letters of credit, and surety bonds as may be entered into or provided by Baker Hughes or any of its Affiliates (other than any member of the Company Group) in connection with the Business in the Ordinary Course between the date of this Agreement and the Closing in accordance with Section 7.1(a)(x) (together, the “Parent Guarantees”), or (b) assume all obligations under each Parent Guarantee, obtaining from the creditor, beneficiary or other counterparty an irrevocable and unconditional full release (in a form reasonably satisfactory to Baker Hughes) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Parent Guarantees, in each case of the foregoing clause (a) or (b), subject to and to be effective on the occurrence of the Closing; provided, however, that Cactus shall not be required to make any payment or grant any concession (financial or otherwise) (unless otherwise reimbursed by Baker Hughes and its Affiliates) to effect such release (except for providing the aforementioned credit support).  To the extent the beneficiary or counterparty under any Parent Guarantee does not accept any such substitute letter of credit, buyer guarantee or other obligation proffered by Cactus or such full release of any Parent Guarantee is not otherwise obtained, from and after Closing, (A) Cactus agrees to continue to use its commercially reasonable efforts after the Closing to as promptly as practicable relieve Baker Hughes and its Affiliates of all such Parent Guarantees, (B) until the earlier of (i) the two (2)-year anniversary of the Closing Date and (ii) six (6) months after such time that Baker Hughes ceases to be a member, directly or indirectly, of the Company (such date, the “Guarantee Date”), Baker Hughes shall not, and shall not permit its Affiliates to, terminate such Parent Guarantees without the written consent of Cactus; provided, that, for the avoidance of doubt, neither Baker Hughes nor its Affiliates, shall have any obligation following Closing to renew or extend such Parent Guarantees, (C) from and after the Closing and until Baker Hughes’s or its Affiliates’ Liabilities under each Parent Guarantee have been irrevocably and unconditionally released, Cactus shall indemnify, defend and hold harmless Baker Hughes and its Affiliates against, and reimburse Baker Hughes and its Affiliates for, all amounts paid (including out-of-pocket costs or expenses) in connection with any such Parent Guarantee that remains outstanding, including Baker Hughes’s and its Affiliates’ out-of-pocket expenses in maintaining such Parent Guarantees, whether or not any such Parent Guarantee is drawn upon or required to be performed, and will in any event promptly reimburse Baker Hughes and its Affiliates to the extent any Parent Guarantee is called upon and Baker Hughes or its Affiliates makes any payment or is obliged to reimburse the party issuing the Parent Guarantee, and (D) Cactus shall not, without Baker Hughes’s prior written consent, amend in any manner adverse to Baker Hughes or any of its Affiliates, or extend (or permit the extension of), any such Parent Guarantee that remains outstanding, or any obligation supported by any such Parent Guarantee that remains outstanding unless, prior to or concurrently with such extension or renewal, Baker Hughes’s or its Affiliates’ Liabilities under such Parent Guarantee have been irrevocably and unconditionally fully released.

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(b)           On and after the Guarantee Date, at the request of Baker Hughes, Cactus shall provide Baker Hughes and its Affiliates with a guarantee issued by Cactus, in an amount equal to Baker Hughes’ and its Affiliates’ entire potential Liability pursuant to all Parent Guarantees that have not been irrevocably and unconditionally fully released as of such time, which letter of credit, guarantee or other financial assurance obligation will not expire, terminate or be cancelled until Baker Hughes and its Affiliates are irrevocably and unconditionally fully released from the entire potential Liability with respect to such Parent Guarantees; provided, that upon the full and unconditional release of any such Liability, the amount guaranteed by Cactus shall be reduced by the amount of such Liability so released.

Section 7.5             Exclusivity. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to ARTICLE XIII, Baker Hughes shall not, and shall cause its Affiliates not to, directly or indirectly, encourage, initiate, solicit or engage in any proposal or inquiry from, or discuss or negotiate with, any Person (other than Cactus and its Affiliates and representatives) with respect to the sale of the Business.

Section 7.6             Managers, Directors and Officers. Subject to the terms of the LLC Agreement, unless otherwise instructed by Cactus, effective as of the Closing Date, Baker Hughes shall use commercially reasonable efforts to remove, or cause to be removed (and Cactus shall use commercially reasonable efforts to cooperate with Baker Hughes to remove), the managers, directors and officers of the Company Group, or otherwise cause such managers, directors and officers to resign from the Company Group, in each case, subject to applicable local Law requirements and related mechanics for removal by Baker Hughes of, and replacement by Cactus of, managers, directors and officers (including with respect to timing for removal of such managers, directors and officers and replacement of such managers, directors and officers by Cactus). The Parties shall cooperate in good faith to resolve or create reasonable alternative arrangements if applicable local Law or requirements thereunder would prevent or hinder such removal on the Closing Date or otherwise make such removal on the Closing Date impracticable.

Section 7.7             Termination of Intercompany Transactions. Except for the Transaction Documents (including the services or other obligations provided thereunder) or as set forth on Schedule 7.7, on or prior to the Closing Date (or, with respect to any Deferred Business, the Deferred Closing), Baker Hughes shall terminate, or cause to be terminated, in a manner reasonably acceptable to Cactus, all Liabilities (including Debt), intercompany agreements, Contracts and other transactions that would otherwise be in place or exist between any member of the Company Group, on the one hand, and Baker Hughes or any of its Affiliates, on the other hand, following Closing; provided, however, that such manner of termination shall not result in Liability thereunder for any member of the Company Group following the Closing.

Section 7.8             Data Room. Promptly following the execution and delivery of this Agreement, Baker Hughes shall provide, or cause to be provided, Cactus with two (2) USB “flash” drives or other suitable tangible storage mediums of the Data Room, as it exists as of Data Room Upload Date.

Section 7.9             Company Group Hedges. Prior to Closing, Baker Hughes shall close-out, settle and unwind each Company Group Hedge and bear sole economic responsibility for or be solely entitled to, as applicable, the consequences of such close-out, settlement and unwinding of the Company Group Hedges.

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Section 7.10           Access to Information.

(a)            During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, upon receipt of reasonable advance notice, Baker Hughes will afford Cactus and its representatives reasonable access, during normal business hours, to Baker Hughes’s and the Company Group’s offices, properties (including the Owned Property and the Leased Property), officers, and books, Contracts and Records (whether in physical or electronic form), in each case, that are applicable to the Company Group or the Business, and will furnish Cactus with such additional information concerning the Company Group or the Business as may reasonably be requested in connection therewith for purposes of evaluation or consummating the transactions or preparing to operate the business of the Company Group following the Closing (at Cactus’s sole costs and expense); provided, that such furnishing specifically excludes any obligations of Baker Hughes and its Affiliates to prepare or present financial information or financial statements that do not already exist as of the date of such request, except as otherwise required pursuant to Section 6.3. Notwithstanding the anything to the contrary in this Agreement, (a) Cactus will not, without the prior written consent of Baker Hughes, be permitted or entitled to conduct any environmental investigation, sampling or testing or any sampling or testing of building materials, including any environmental investigation, sampling or intrusive investigation of air, surface water, groundwater, soil, or anything else at or in connection with any properties or assets of Baker Hughes; and (b) Cactus will have no right of access to, and Baker Hughes and the Company will have no obligation to provide to or furnish to Cactus, (i) any access or information, if doing so, (x) could reasonably violate any Law or Contract to which Baker Hughes or its Affiliate is a party or is subject, (y) in connection therewith, Baker Hughes or its Affiliate, as applicable, believe in good faith such disclosure could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or conflict with any confidentiality obligations to which Baker Hughes or its Affiliate is bound, or (z) could result in the disclosure of any competitively sensitive information, confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark, or copyright applications or relating to any product development or pricing and marketing plans to the extent counsel to Baker Hughes or its Affiliate advises that doing so would likely be a violation of applicable Law, nor shall Baker Hughes or its Affiliates be required to permit or cause others to permit Cactus or its representatives to have access to or to copy or remove from the offices or properties of Baker Hughes or its Affiliates any documents, drawings or other materials that might reveal any such confidential information, (ii) Tax Return of any consolidated, combined, affiliated, or unitary group the parent of which is Baker Hughes or one of its Affiliates (other than a member of the Company Group) or any Tax-related work papers relating to such Tax Returns, (iii) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, or (iv) any Retained Records. Any permitted inspection conducted by Cactus or its representatives prior to the Closing will be conducted in accordance with applicable Laws and in such manner as not to interfere unreasonably with the business, personnel or operations of the Company Group. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Baker Hughes, Cactus shall not, and shall cause its representatives not to, contact any employees of, lender of, suppliers to, customers or distributors of, or other third party business partners of Baker Hughes or its Affiliates, except (A) as otherwise permitted in Section 7.2, Section 7.4, or ARTICLE X, (B) for contacts of suppliers, customers, distributors, or third party business partners by Cactus in the ordinary course of business consistent with past practices and unrelated to Baker Hughes or its Affiliates or the Business and without reference to Baker Hughes, its Affiliates, the Business or this Agreement and (C) contacts with Baker Hughes employees who are not a Business Employee and which contacts do not relate to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. In addition, except as provided for in Section 6.1 or with the express written consent of the Company, prior to the Closing, Cactus shall not, and shall cause its representatives not to, contact any Governmental Authority (or representative thereof) regarding Baker Hughes or its Affiliates, this Agreement or the transactions contemplated hereby.

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(b)          If Cactus exercises rights of access under, and subject to, Section 7.10(a), then (i) such access, examination and inspection will be at Cactus’s sole risk, cost and expense and Cactus waives and releases all claims against Baker Hughes, the Company Group and their respective partners and members and their Affiliates and the respective employees, directors, officers, attorneys, contractors and agents of such parties (collectively the “Inspection Indemnitees”) arising in any way from Cactus’s exercise of its rights of access under, and subject to, Section 7.10(a), and (ii) except to the extent of an Inspection Indemnitee’s gross negligence or knowing and intentional misconduct, Cactus will indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all claims, liabilities, losses, damages, fines, penalties, costs or expenses (including, court costs, costs of suit, consultants’ and attorneys’ fees) of any kind or character. THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH DAMAGES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR KNOWING AND INTENTIONAL MISCONDUCT) OF BAKER HUGHES, THE COMPANY OR THEIR RESPECTIVE AFFILIATES, OR (B) STRICT LIABILITY.

Section 7.11          Payoff Letters and Encumbrance Releases. Prior to the Closing, Baker Hughes shall (a) obtain and deliver to Cactus customary payoff letters in connection with the repayment of any outstanding Debt in the nature of borrowings of the Business or the Company Group as of immediately prior to the Closing and after giving effect to the Restructuring Transactions or that subjects the Business Assets to an Encumbrance (other than a Permitted Lien) immediately prior to the Closing, together with any customary financing termination statements or mortgage releases and shall obtain other release and termination documentation necessary and reasonably requested by Cactus to, subject to receipt by the lenders of such Debt of the applicable payoff amounts, terminate all such Encumbrances, in a form reasonably satisfactory to Cactus (collectively, the “Payoff Letters”), and (b) make arrangements for the delivery to the applicable member of the Company Group of any possessory collateral to the extent such possessory collateral is a Business Asset, subject to the receipt of the applicable payoff amounts by the lenders of such Debt.

Section 7.12          Additional Agreements. The Parties hereby agree to the terms and conditions set forth in Schedule 7.12.

ARTICLE VIII
Intellectual Property Matters

Section 8.1            Retention of Ownership of IP.

(a)           Except as otherwise provided in the Transaction Documents, Baker Hughes and each of its Affiliates, shall retain all of its respective right, title and interest in and to all Intellectual Property Rights it owns or acquires other than the Business Owned IP. For the avoidance of doubt, no license is granted between Baker Hughes and Cactus or their respective Affiliates to use the trademarks of the other Party.

(b)           Cactus and its Affiliates shall cause each member of the Company Group to use their commercially reasonable efforts to (i) as soon as reasonable practicable after the Closing Date (but in any event no later than one hundred and twenty (120) days following the Closing Date) cease all use of any of the Baker Hughes Name and Baker Hughes Marks on or in connection with all acquired stationery, business cards, purchase orders, agreements of sale, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (ii) as promptly as practicable after the Closing Date, and in any event no later than one hundred and twenty (120) days after the Closing Date, complete the removal of any Baker Hughes Name and Baker Hughes Marks from all acquired product, service and technical information promotional brochures, and (iii) with respect to any other Business Assets bearing any Baker Hughes Name and Baker Hughes Marks, use their commercially reasonable efforts to re-label such assets or remove such Baker Hughes Name and Baker Hughes Marks from such assets as promptly as practicable, and in any event no later than nine (9) months after the Closing Date.

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(c)           Cactus, for itself and its Affiliates, agrees that after the Closing Date, Cactus and its Affiliates, and Cactus shall provide that the Company Group (i) shall not expressly, or by implication, do business as or represent themselves as Baker Hughes or its Affiliates, and (ii) shall reasonably cooperate with Baker Hughes or any of its Affiliates in terminating any contracts (or portion thereof) pursuant to which Baker Hughes licenses any Baker Hughes Name and Baker Hughes Marks to customers or distributors of the Business.

(d)           Cactus, for itself and its Affiliates, and on behalf of each member of the Company Group, acknowledges and agrees that, except to the extent expressly provided in the Transaction Documents, neither Cactus nor any of its Affiliates nor any member of the Company Group shall have any rights in any Baker Hughes Name and Baker Hughes Marks and neither Cactus nor any of its Affiliates nor any member of the Company Group, shall contest the ownership or validity of any rights of Baker Hughes or any of its Affiliates in or to any Baker Hughes Name and Baker Hughes Marks.

Section 8.2             Licenses of Company Marks. The Company may, in its discretion, authorize Baker Hughes or Cactus or their respective Affiliates to use Trademarks owned by the Company during the term of the Joint Venture (collectively, the “Company Marks”) in connection with the Joint Venture. As a condition to providing such authorization, the Company may require Baker Hughes or Cactus or their respective Affiliates to enter into a written trademark agreement governing, with reasonable terms, the terms of use of such Company Marks, but in the absence of any such separate agreement, the Company hereby grants Baker Hughes, Cactus and their respective Affiliates a limited, royalty-free, non-exclusive, non-transferable, non-sublicensable license to use, display and reproduce such Company Marks (as authorized under this Section 8.2) in the manner and for the purposes authorized by the Company. All such use of the Company Marks shall be consistent with such standards, specifications and requirements as may be specified by the Company from time to time including all standards, specifications and requirements from time to time.

Section 8.3             Combination Marks. In the event that the Parties wish to combine two or more Trademarks owned by different Parties to create a new Trademark which embodies elements of each separate Trademark in a manner that creates a single unified commercial impression (a “Combination Mark”), such Parties shall enter into a separate written agreement governing the ownership, use, quality control and other terms applicable to such Combination Mark; provided, that, in the event that any Combination Mark is created with the authorization of each Party owning any constituent Trademark in the absence of any such agreement, then (a) such Combination Mark shall be jointly owned by the respective owners of the constituent Trademarks, (b) no co-owner shall have the right to use, grant licenses in or otherwise exploit or transfer rights in such Combination Mark without the agreement of each other co-owner, and (c) upon termination of the Joint Venture, the Parties shall cease all use of, and abandon, such Combination Mark unless all co-owners of such Combination Mark otherwise agree in writing.

Section 8.4             Exclusive Obligations. For the avoidance of doubt, the non-exclusive nature of the licenses granted under this ARTICLE VIII shall not abrogate any covenants, commitments or other obligations with respect to exclusivity undertaken by any Party in this Agreement or any other Transaction Document.

Section 8.5             Survival. The covenants and agreements furnished by the Parties in this ARTICLE VIII shall commence on the Closing Date and shall continue thereafter, surviving a termination of this Agreement.

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ARTICLE IX
Tax Matters

Section 9.1            Tax Cooperation. Notwithstanding anything to the contrary, each of the Parties shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, determining a Liability for Taxes or a right to a refund or credit of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case, relating to any member of the Company Group, the Closing Payment Amount and the Deferred Payment. Baker Hughes, Cactus, and any member of the Company Group shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 9.1. Notwithstanding the foregoing or anything to the contrary in this Agreement, no provision of this Agreement shall be construed to require Baker Hughes or any of its Affiliates (other than members of the Company Group) to provide to any Person, before, on or after the Closing Date, any right to access or to review its Tax Returns, the Tax Returns of any of its Affiliates (other than members of the Company Group), any consolidated, combined, unitary or similar Tax Return of any affiliated group of which Baker Hughes or any Affiliate thereof is or may have been a member, or any consolidated, combined, unitary or similar Tax Return on which the income, loss, or other tax items of Baker Hughes or any Affiliate thereof are reflected (or any tax workpapers relating to the foregoing). Neither Baker Hughes nor Cactus shall be required under this Section 9.1 to provide to the other Party (or any member of the Company Group) any information that is privileged if the disclosure of such information is reasonably expected to result in the loss of such privilege.

Section 9.2            Tax Returns.

(a)            Baker Hughes, at its sole cost and expense, shall (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the members of the Company Group due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Baker Hughes Prepared Returns”), and (ii) timely pay (or cause each applicable member of the Company Group to timely pay) all Taxes that are shown as payable with respect to the Baker Hughes Prepared Returns. All Baker Hughes Prepared Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of each applicable member of the Company Group unless required otherwise by applicable Law.

(b)           The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of each member of the Company Group with respect to any Pre-Closing Tax Period or Straddle Period due on or after the Closing Date (the “Company Prepared Returns”). To the extent that a Company Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the applicable member of the Company Group, unless required otherwise by applicable Law. Each Company Prepared Return that (y) is an income Tax Return or (z) shows a Baker Hughes Indemnified Tax shall be submitted to Baker Hughes at least thirty (30) days prior to the due date of the Tax Return. The Company shall incorporate any timely and reasonable comments made by Baker Hughes in the final Tax Return prior to filing.

Section 9.3             Tax Apportionment. For all purposes of this Agreement, including the determination of Baker Hughes Indemnified Tax, any Tax Liability with respect to any Straddle Period of a member of the Company Group shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period based on an interim closing of the books as of the end of the Closing Date, except for any ad valorem property or similar Taxes, which shall be prorated on a daily basis.

Section 9.4             Tax Indemnification. Baker Hughes shall indemnify the Company Group and each Cactus Indemnitee and hold them harmless from and against any Losses arising from or relating to any Baker Hughes Indemnified Tax. Furthermore, to the extent that any obligation or responsibility pursuant to ARTICLE XII may conflict or overlap with an obligation or responsibility pursuant to this ARTICLE IX, the provisions of this ARTICLE IX shall govern.

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Section 9.5            Tax Contests. The Company shall notify Baker Hughes of receipt by any member of the Company Group, and provide Baker Hughes with a copy, of any written notice of the commencement of any Tax audit, examination, assessment, litigation or similar proceeding if such audit, examination, assessment, litigation or similar proceeding relates in whole or in part to Baker Hughes Indemnified Taxes (“Tax Contest”); provided, that, the failure of the Company to give notice as provided in this Section 9.5 shall not relieve Baker Hughes of its obligations under Section 9.4, except in the event and only to the extent that the failure to timely provide such notification materially prejudices the ability of Baker Hughes to contest such Baker Hughes Indemnified Tax or increases the amount of such Baker Hughes Indemnified Tax. Baker Hughes may elect to control all proceedings taken in connection with any Tax Contest (or portion thereof) for Taxes of any member of the Company Group for any Pre-Closing Tax Period. Baker Hughes shall exercise its right to control such portion of such Tax Contest by delivering to the Company written notice of Baker Hughes’s election to control such Tax Contest (such notice, the “Control Notice”) no later than ten (10) Business Days after receipt of notice of such Tax Contest pursuant to this Section 9.5; provided, that (a) Baker Hughes shall keep the Company reasonably informed regarding the progress and substantive aspects of such Tax Contest (b) the Company may retain separate co-counsel at its sole cost and expense and participate in the defense of any such Tax Contest, including having an opportunity to review and reasonably comment on any material written materials prepared in connection with such Tax Contest and the right to attend and participate in any conferences relating thereto, and (c) Baker Hughes will not settle or consent to the entry of any order or other similar determination of finding with respect to such Tax Contest without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. If Baker Hughes does not deliver the Control Notice within such ten (10) Business Day period, the Company shall control such Tax Contest and all related proceedings. The Company shall control any Tax Contest (or portion thereof) for Taxes of any member of the Company Group for any Straddle Period. With respect to any Tax Contest for a Pre-Closing Tax Period or Straddle Period controlled by the Company, (x) Baker Hughes, at its sole cost and expense, shall have the right to participate in any such Tax Contest, (y) the Company shall keep Baker Hughes reasonably informed of the status of such Tax Contest, and (z) the Company shall not settle any such Tax Contest without Baker Hughes’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 9.6            Mexican VAT Claim and Tax Refunds.

(a)           Baker Hughes, at its sole cost and expense, will prepare or cause to be prepared, and will file or cause to be filed, all Tax Returns and other documentation (including amendments thereof) (collectively, the “VAT Claim Forms”) required to be filed to obtain a refund of Mexican value-added Taxes collected and paid prior to the effective time of the Closing by one or more members of the Company Group to the Mexican tax authorities and that were not taken into account in the Post-Closing Statement (the “Mexican VAT Claim”). Baker Hughes, at its sole cost and expense, shall control any proceedings with respect to the Mexican VAT Claim and shall have the right, with respect to any such VAT Claim Forms, to determine: (i) the manner in which such VAT Claim Forms will be prepared and filed, including the method of accounting, positions, conventions, and principles of taxation to be used; (ii) whether any extensions may be requested; (iii) whether any amended VAT Claim Forms will be filed; and (iv) whether to retain, at Baker Hughes’ sole cost and expense, outside firms to prepare or review such VAT Claim Forms. Pursuant to Section 9.1, Cactus shall cause the Company and any applicable member of the Company Group to cooperate with Baker Hughes in connection with the Mexican VAT Claim and preparing and filing any VAT Claim Forms, including providing access to relevant Contracts and Records related to the Mexican VAT Claim and applicable employees of the Business with respect to the Mexican VAT Claim.

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(b)            Baker Hughes shall be entitled to any refund (or a direct credit in lieu of a refund) of Baker Hughes Indemnified Taxes (including, for the avoidance of doubt, (i) any such refund or credit attributable to an overpayment of Tax shown on any originally filed Tax Return in respect of any Pre-Closing Tax Period or any pre-Closing portion of any Straddle Period that is originally filed after the Closing and (ii) the Mexican VAT Claim, but excluding, for the avoidance of doubt, any such refund or credit (1) attributable to a carryback of any losses, credits or other Tax attributes from any period (or portion thereof) beginning after the Closing Date, (2) attributable to any losses, credits or other Tax attributes relating to Cactus or its Affiliates (other than members of the Company Group), (3) required to be paid over to any other Person under any Contract to which a member of the Company Group is a party as of the Closing, or (4) to the extent taken into account in the Post-Closing Statement), including any related interest received from the applicable Governmental Authority, of any member of the Company Group that is received by the Company or any other member of the Company Group after the Closing. Any amount required to be paid to Baker Hughes pursuant to this Section 9.6(b) shall be paid over to Baker Hughes (y) in the case of a refund actually received, no more than twenty (20) Business Days after receiving such refund and (z) in the case of a credit, no more than twenty (20) Business Days after the filing of a Tax Return (including any amendments thereof) utilizing such credit to offset cash Taxes otherwise payable; provided, that (A) the amount payable shall be net of any reasonable out-of-pocket costs or expenses incurred, without duplication, by the Company and any other member of the Company Group in obtaining such refund and any Taxes imposed on the receipt of such refund, and (B) to the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, Baker Hughes shall promptly repay to the Company the amount of such refund, together with any interest, penalties or additions to Tax imposed by such Governmental Authority.

Section 9.7              Post-Closing Actions. Notwithstanding anything to the contrary, without the prior written consent of Baker Hughes (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Affiliates (including its Subsidiaries) not to: (a) take any actions outside the Ordinary Course on the Closing Date after the Closing; (b) make, change or revoke any tax election with respect to any member of the Company Group that has retroactive effect to a Pre-Closing Tax Period or pre-Closing portion of any Straddle Period that will, or is reasonably like to, give rise to an indemnification obligation of Baker Hughes pursuant to this Agreement; (c) amend any Tax Return with respect to any member of the Company Group for a Pre-Closing Tax Period except as required by applicable Law, file any new Tax Return of any member of the Company Group in a jurisdiction within which it has not previously filed Tax Returns if such Tax Return would have been first due before the Closing Date; (d) initiate discussions or examinations with Governmental Authorities regarding Taxes of the Company Group with respect to any Pre-Closing Tax Period; (e) make any voluntary disclosures with respect to Taxes of the Company Group for Pre-Closing Tax Periods; or (f) waive or extend the period applicable to any claim or assessment of Taxes or Tax Returns of any member of the Company Group (or any of its Subsidiaries) for any Pre-Closing Tax Period or pre-Closing portion of any Straddle Period, in each case, if such action would reasonably be expected to give rise to or increase Baker Hughes Indemnified Taxes.

Section 9.8            Tax Payments. Except as otherwise provided herein, all payments made pursuant to this ARTICLE IX shall be deemed adjustments to the Closing Payment Amount for U.S. federal income Tax purposes, unless otherwise required by applicable Law.

Section 9.9            Transfer Taxes. Notwithstanding anything to the contrary in this Agreement and subject to the last sentence of this Section 9.9, (a) Baker Hughes shall economically bear, and be responsible for, any and all applicable Baker Hughes Transfer Taxes and (b) each of Baker Hughes and Cactus shall economically bear, and be responsible for, fifty percent (50%) of any and all other applicable Transfer Taxes that may be imposed or assessed in connection with or as a result of the transactions contemplated by this Agreement that are not Baker Hughes Transfer Taxes. The Party responsible under applicable Law for filing the Tax Returns with respect to such Baker Hughes Transfer Taxes and other Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Each of the Parties shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Baker Hughes Transfer Taxes and other Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any such Taxes. Upon the reasonable written request of Baker Hughes, Cactus (and any of its applicable Affiliates and the Company or any member of the Company Group after the Closing) shall provide reasonable cooperation to Baker Hughes in connection with mitigating any applicable Baker Hughes Transfer Taxes, and furthermore, each Party shall take all commercially reasonable steps to minimize any other Transfer Taxes with respect to this Section 9.9.

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Section 9.10           Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.19 and this ARTICLE IX shall survive for the full period of all applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

ARTICLE X
Employee Matters

Section 10.1           Employee Representative Bodies, Works Councils, Unions, Labor Boards and Relevant Governmental Authorities. Baker Hughes and its Affiliates shall comply with their respective obligations to notify and consult with the relevant employee representative bodies, works councils, unions and labor boards that represent any Business Employee in connection with the transactions contemplated by this Agreement, in accordance with applicable Law. The Parties agree to work together in good faith to inform, negotiate and/or consult with, or obtain the formal advice of, any such employee representative bodies, works councils, unions or labor boards as may be required or reasonably necessary to consummate the transactions contemplated by this Agreement, the other Transaction Documents and the Reorganization Plan.

Section 10.2          Employment with Company. Subject to and in accordance with Law, the Company shall, or shall cause its Subsidiaries to, continue the employment effective immediately after the Closing Date of all Business Employees (including those on Leave) who immediately prior to the Closing, are directly employed by a member of the Company Group. For the avoidance of doubt, the provisions and protections of this Agreement referring to employment by a member of the Company Group shall apply equally to any Continuing Service Provider (as applicable) employed by Cactus or a third-party work agency of any kind, and regardless of whether such employment occurs pursuant to an automatic transfer, Qualifying Offer and subsequent acceptance, deferred transfer, transfer following the expiration of an applicable GESA Employee Term, or secondment agreement or other similar arrangement.

(a)            GESA Employees. The GESA Employees shall remain or become employed by Baker Hughes or an Affiliate other than a member of the Company Group but will be supplied to the applicable member of the Company Group pursuant to the Global Employee Services Agreement. Upon and following the transfer of any GESA Employees to the employ of members of the Company Group, such GESA Employees shall be treated as Continuing Service Providers for all purposes of this Agreement.

(b)           Secondment of Certain Continuing Service Providers. Pursuant to the Cactus Group Employee Services Agreement, certain Business Employees who are Continuing Service Providers will be employed by Cactus or its Affiliate and provide services to the Company for the period of time specified therein following Closing. For the avoidance of doubt, a U.S. Business Employee may be covered by the agreement only if such employee is: (i) working in the U.S.; and (ii) paid through U.S. payroll.

(c)           Third-Party Employers. For any country where a third-party employer of record, professional employer organization, or other similar employment arrangement is determined to be the applicable employment vehicle, Cactus or the applicable member of the Company Group shall wholly be responsible for selecting, engaging, and compensating such third-party employer on behalf of the Company or the relevant member of the Company Group. Cactus shall take reasonable steps to ensure such employer complies with any provisions applicable to Cactus or the Company Group under this Agreement.

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Section 10.3          Business Service Provider Schedule. Baker Hughes shall promptly update the applicable Business Service Provider Schedule from time to time prior to the Closing to ensure their continuing accuracy.

Section 10.4          Transfer of Business Employees.

(a)           Qualifying Offers to Business Employees. In the event the employment of a Business Employee does not automatically transfer to a member of the Company Group upon the Closing by operation of applicable Law, members of the Company Group shall make Qualifying Offers to each such Business Employee (each, an “Offered Business Employee”) at the times specified herein. Each such Offered Business Employee who accepts such an offer of employment and reports to active employment with the applicable member of the Company Group shall become an employee of the member of the Company Group following the Closing at the time specified in his or her Qualifying Offer and as specified on the updated applicable Business Service Provider Schedule. The Company will, or will cause its Subsidiary to, make a Qualifying Offer to each Offered Business Employee, (i) no later than forty-five (45) days prior to the Closing Date, and effective as of the Closing, with respect to each Offered Business Employee who provides services immediately prior to the Closing in a jurisdiction where the applicable member of the Company Group has infrastructure sufficient for the member of the Company Group to employ such Offered Business Employee as of the Closing, and (ii) no later than forty-five (45) days prior to the end of the applicable GESA Employee Term, and effective as of the expiration of such GESA Employee Term, with respect to each Offered Business Employee who provides services immediately prior to the Closing in a jurisdiction where the applicable member of the Company Group does not have infrastructure sufficient for the member of the Company Group to employ such Offered Business Employee as of the Closing (each Offered Business Employee in any such jurisdiction, a “GESA Employee”). Each such offer of employment, and the commencement of employment by such Offered Business Employee with a member of the Company Group shall be contingent upon the Offered Business Employee’s having a valid work permit or visa under which the Offered Business Employee may legally work for the applicable member of the Company Group. In the case of an Offered Business Employee who is an Inactive Business Employee, subject to any applicable legal requirement, and without limiting the immediately preceding sentence, the Inactive Business Employee will become an employee of the applicable member of the Company Group, if at all, on or as of the date such Inactive Business Employee returns to active employment, provided, that the Inactive Business Employee returns to active employment within the time required under the original terms and conditions applicable to the Leave, and in any event no later than six (6) months after the Closing (or such later time as required by applicable Law, the terms of any applicable Labor Agreement, or any other written agreement between the Parties).

(b)           Pre-Hire Screening Processes. Baker Hughes shall provide a summary of its customary pre-hire screening processes (including, where applicable, any background-, drug-, or alcohol screenings) and confirm that each Offered Business Employee satisfied such processes on the Offered Business Employee’s most recent date of hire with Baker Hughes. Such disclosure shall be in lieu of any customary pre-hire screening processes required for employment by Cactus or the applicable member of the Company Group.

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Section 10.5          Inactive Business Employees. Notwithstanding the foregoing or anything in this Agreement to the contrary, any Business Employee who is on a leave of absence and has a right of re-instatement per the policy of Baker Hughes or its applicable Affiliate (including long-term or short-term disability leave, FMLA leave and parental leave or similar leave, but excluding vacation or sick leave, jury duty leave, bereavement leave or similar leave), as of the Closing Date shall, to the extent allowable under Law, remain with Baker Hughes or one of its Affiliates (other than a member of the Company Group), as applicable, and shall not become a Continuing Service Provider, in either case, unless such employee is able to (and does) return to work no later than six (6) months after the Closing Date or other applicable return to work date permitted under Law. The employee shall become a Continuing Service Provider following their return from absence. In the case of an Inactive Business Employee who accepts a Qualifying Offer and timely reports to work in accordance with the terms of this ARTICLE X, the Company shall reimburse Baker Hughes promptly for any costs incurred by Baker Hughes on or after the Closing Date and prior to the earlier of (a) such Inactive Business Employee’s applicable transfer date, and (b) the date on which such Inactive Business Employee’s employment with Baker Hughes and its Affiliates (other than the Company and its Subsidiaries) terminates, but only to the extent the Company or its Subsidiaries would have been responsible for such costs had such Inactive Business Employee been employed by the Company or its Subsidiaries on such date. Upon receiving notice of the pending return to work of any such Business Employee, Baker Hughes will notify the Company and the Company will, subject to and in accordance with Law (or will cause its Subsidiaries to), no later than five (5) days after receiving such notice, make a Qualifying Offer to such natural Person.

Section 10.6           Terms of Qualifying Offer. Subject to and in accordance with Law, a Qualifying Offer shall include the following terms for the period commencing on the Closing Date, or if later, commencing on the date of the Continuing Service Provider’s transfer of employment to a member of the Company Group, and ending on the first anniversary of the Closing Date:

(a)           the Company will (or will cause its Subsidiaries to) provide each Continuing Service Provider with no less than substantially the same base salary or base rate of wages as was provided to such Continuing Service Provider immediately prior to the Closing Date; and

(b)           the Company will (or will cause its Subsidiaries to) provide each Continuing Service Provider with no less than substantially the same grant date target value cash long-term incentive compensation opportunities and grant date target value cash short-term incentive opportunities as were provided to such Continuing Service Provider immediately prior to the Closing Date, with such opportunities: (i) subject to substantially the same service-based vesting schedules and other payment restrictions as applied under the applicable award opportunities provided to such Continuing Service Provider immediately prior to the Closing Date; and (ii) pro-rated based on post-Closing service during the applicable performance period.

Section 10.7           Baker Hughes Covenants.

(a)            Baker Hughes shall, or shall cause its Affiliates (other than members of the Company Group) to, comply with the terms of all applicable Baker Hughes short-term incentive compensation, long-term incentive compensation, and any retention incentives or change of control benefits policies or agreements, which material terms are set forth on Schedule 10.7(a), with respect to any Continuing Service Provider.

(b)            Baker Hughes shall, or shall cause its Affiliates (other than members of the Company Group) to, take such actions as are necessary to permit Continuing Service Providers and GESA Employees to repay their loans outstanding under the Baker Hughes Company Section 401(k) Plan on a coupon basis or similar basis following the Closing so that such loans will not automatically default upon the consummation of the transactions contemplated by this Agreement.

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(c)           Subject to the terms and conditions of the Baker Hughes Benefit Plan from time to time in force, Baker Hughes shall, or shall cause its Affiliates (other than members of the Company Group) to take such actions as are necessary so that any Business Employees who are receiving long-term disability benefits under any Baker Hughes Benefit Plan immediately prior to the Closing Date may continue to be eligible to receive long-term disability benefits under such Baker Hughes Benefit Plan in accordance with its terms (as such terms may be amended from time to time) following the Closing Date even though the members of the Company Group will not be adopting employers with respect to the Baker Hughes Benefit Plan following the Closing Date. Baker Hughes shall, or shall cause its Affiliates (other than members of the Company Group) to take such actions as are reasonably necessary so that any Business Employees who are receiving short-term disability benefits under any Baker Hughes Benefit Plan immediately prior to the Closing Date and who continue to be disabled for the period of time required under any Baker Hughes Benefit Plan providing long-term disability benefits, may be eligible to receive long-term disability benefits under such Baker Hughes Benefit Plan in accordance with its terms (as such terms may be amended from time to time) following the Closing Date, even though the members of the Company Group will not be adopting employers with respect to the Baker Hughes Benefit Plan following the Closing Date.

(d)           To the extent permitted under applicable Law, Baker Hughes shall, on request by Cactus and at Baker Hughes’s reasonable expense, provide to Cactus such information or documents as Cactus may reasonably require relating to the remuneration, bonus, pension and insurance arrangements, health benefits, welfare or any other matter concerning the terms and conditions of employment of any of the Business Service Providers in the period before the Closing Date. Further, Baker Hughes shall promptly deliver or cause to be delivered to Cactus or the members of the Company Group all such documents, instruments, papers, books and records, books of account, files and data necessary for the Company to comply with the covenants in Section 10.6 and Section 10.8.

Section 10.8           Other Company Covenants.

(a)            If, at any time during the one-year period beginning on the Closing Date, the Company or other member of the Company Group terminates the employment or services of any Continuing Service Provider without cause (as determined by the applicable member of the Company Group in its sole discretion), the Company shall, subject to and in accordance with applicable Law, provide or cause to be provided to such Business Service Provider severance payments and severance benefits substantially the same (net of statutory payments) in the aggregate to the greater of the amount of the severance payments and severance benefits that (i) would have been provided to such Continuing Service Provider under the applicable Baker Hughes Benefit Plan in which such Continuing Service Provider participated as of immediately prior to the Closing Date (taking into account service rendered by such Continuing Service Provider for the Company and its Subsidiaries from the Closing Date and any changes in compensation implemented following the Closing Date), or (ii) would be provided to similarly situated Continuing Service Provider at the Company.

(b)            For purposes of eligibility to participate, vesting and determination of level of paid time off benefits under any Statutory Indemnity Obligation, the Company shall, or shall procure that the relevant member of the Company Group shall, subject to and in accordance with Law, grant service credit to each Continuing Service Provider to the same extent that service was credited under the applicable Baker Hughes Benefit Plan of the same type in which such Continuing Service Provider participated as of immediately prior to the Closing Date, provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits.

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(c)           Commencing as of the Closing Date, and for a period of at least one (1) year thereafter or such longer period as may be required under applicable Laws, while the Continuing Service Provider remains employed by a member of the Company Group, the Company will, in place of benefits which prior to the Closing Date were provided to the Continuing Service Provider under the Baker Hughes Benefit Plans, provide, or will cause another member of the Company Group, to provide each Continuing Service Provider with a package of employee benefits (including incentive bonuses, commissions and/or other incentive opportunities) that are substantially comparable in the aggregate to the benefits provided to the Continuing Service Providers immediately prior to the Closing under the Baker Hughes Benefit Plans. For purposes of determining the value of benefits for purposes of this Section 10.8(c), only cash-based benefits or other full-value awards whose value can be readily and reasonably calculated immediately prior to the Closing Date shall be taken into consideration, long-term and short-term incentive benefits shall be determined at their target grant date values, and shall be pro-rated for service less than an entire performance period, and, for the avoidance of doubt (but not by way of limitation) the following shall be disregarded: (i) change in control benefits, (ii) severance benefits and other welfare benefits, (iii) retention benefits, (iv) defined benefit pension plan benefits, (v) retirement plan benefits (other than predetermined employer-contributions under defined contribution retirement plan benefits), (vi) post-termination of employment benefits such as retiree medical, retiree life insurance and similar benefits, and (vii) employee stock purchase plan benefits and other equity-based compensation.

(d)           The Company or other member of the Company Group shall assume liability for the Continuing Service Providers’ accrued, unpaid vacation or paid time off, which obligations shall be treated as a current liability for purposes of calculating Closing Working Capital.

(e)           For the avoidance of doubt, the Company’s obligations under Section 10.6 and this Section 10.8 are contingent upon Baker Hughes’ timely provision of information pursuant to Section 10.7(c) necessary for the Company to comply with the applicable covenants.

Section 10.9           Automatically Transferring Business Employees.

(a)           The parties confirm that it is their intention that the transactions contemplated by this Agreement shall constitute a relevant transfer for the purposes of the Regulations such that the Contracts of employment of the Automatically Transferring Business Employees in jurisdictions in which the Regulations apply (including any rights, powers, duties and liabilities under or in connection with their Contracts) shall, to the extent required by the Regulations, transfer by operation of applicable Law to the Company or its Subsidiaries with effect from such employee’s applicable transfer date.

(b)            Without limiting Section 10.7(c), to the extent necessary to satisfy any applicable information and consultation obligations under the Regulations, Baker Hughes shall, and shall cause any of its Affiliates to, on request, provide to the Company or its applicable Subsidiary such information or documents as it may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Automatically Transferring Business Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the applicable transfer date.

(c)            If any Contract of employment (including any rights, powers, duties and liabilities under or in connection with that Contract) of any natural Person who was intended to be an Automatically Transferring Business Employee is found or alleged to continue with Baker Hughes or its respective Affiliates, as applicable, after such natural Person’s intended transfer date (a “Non-Transferring Business Employee”), the parties agree that: (i) the Company or its Subsidiaries shall, subject to and in accordance with applicable Law, no later than fourteen (14) days of discovering such a finding or allegation make to any Non-Transferring Business Employee a Qualifying Offer under a new Contract of employment to take effect upon the termination referred to below; (ii) such offer of employment will satisfy the obligations set forth in Section 10.6 except as otherwise provided in this Section 10.9; and (iii) upon that offer being made by the Company or its Subsidiaries, or on the expiry of the 14-day period from the date of discovery of such a finding or allegation, Baker Hughes or its respective Affiliates, as applicable, will terminate the employment of such Non-Transferring Business Employee. The Company will indemnify Baker Hughes against any losses of any kind suffered or incurred by Baker Hughes and its Affiliates as a direct or indirect result of the employment of such Non-Transferring Business Employee by Baker Hughes or its respective Affiliates after their intended transfer date and/or termination of employment of that Non-Transferring Business Employee.

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(d)           If any Contract of employment (including any rights, powers, duties and liabilities under or in connection with that Contract) of any natural Person who is not listed as a Business Employee is found or alleged to transfer to the Company or its Subsidiaries on or after the Closing Date (unless such Person was employed by a Subject Entity and was inadvertently left off of the Business Employee Schedule) (an “Undisclosed Employee”), the parties agree that: (i) Baker Hughes or its Affiliate that employed such Business Employee shall no later than fourteen (14) days of discovering such a finding or allegation make to that Undisclosed Employee an offer in writing to employ him or her under a new Contract of employment to take effect upon the termination referred to below; (ii) upon that offer being made by such party, or on the expiry of the 14-day period from the date of discovery of such a finding or allegation, the Company or its Subsidiaries will terminate the employment of such Undisclosed Employee; and (iii) Baker Hughes will indemnify the Company against any losses of any kind suffered or incurred by the Company and its Subsidiaries as a direct or indirect result of the employment or termination of employment of that Undisclosed Employee.

Section 10.10         Other Agreements.

(a)            Employee Communications. The Parties shall reasonably cooperate in preparing the content of and communicating with Business Employees with respect to Baker Hughes Benefit Plans and other matters arising in connection with the transactions contemplated by this Agreement.

(b)            Cessation of Participation in Baker Hughes Benefit Plans. For the avoidance of doubt, no Continuing Service Provider will participate in any Baker Hughes Benefit Plan following the Closing. Effective as of and contingent upon the Closing, Baker Hughes shall cause the members of the Company Group to cease participation as adopting employers of all Baker Hughes Benefit Plans covering Business Service Providers. Notwithstanding the foregoing, GESA Employees shall continue to participate in the applicable Baker Hughes Benefit Plans following the Closing until the earlier of: (i) the date on which the GESA Employee becomes a Continuing Service Provider; or (ii) the expiration date of the applicable GESA Employee Term. For the avoidance of doubt, nothing in this Section 10.10(b) shall be construed as eliminating any benefits or rights that are vested as of the Closing or protected under Section 411(d)(6) of the Code.

(c)            Workers’ Compensation Benefits. Claims for workers’ compensation benefits arising out of occurrences prior to the Closing Date (or the Deferred Closing in the case of a Deferred Business Employee) shall be the responsibility of Baker Hughes or its Affiliates other than members of the Company Group. Notwithstanding the foregoing, any workers’ compensation related costs incurred by Baker Hughes or its Affiliates with respect to any Continuing Service Provider shall be subject to reimbursement by the applicable member of the Company Group.

Section 10.11        No Third Party Beneficiaries, Etc. Without limiting the generality of Section 14.8, nothing in this ARTICLE X, express or implied, is intended to or shall (a) confer upon any Person other than the Parties, including any current or former Business Employee or legal representative or beneficiary thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any third party beneficiary rights, or any right to employment or continued employment or any term or condition of employment, (b) establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Benefit Plan, shall alter or limit the ability of Baker Hughes, the Company, any Subject Entity or any respective Affiliates from amending, modifying or terminating any Benefit Plan at any time following the Closing Date, or (c) create any obligation on the part of Baker Hughes, the Company, or any of their respective Affiliates to employ any Business Employee for any period following the Closing Date or shall limit the ability of Baker Hughes, the Company, or any of their respective Affiliates to terminate the employment of any employee (including any Business Employee) following the Closing Date at any time and for any or no reason.

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ARTICLE XI
Closing Conditions

Section 11.1          Conditions to Obligations of Baker Hughes, Cactus and the Company. The obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           Any applicable waiting period under the Competition Laws set forth in Exhibit J relating to the transactions contemplated hereby shall have expired or been terminated and all regulatory clearances under such Competition Laws shall have been obtained.

(b)           No applicable Law or Order of any Governmental Authority shall be in effect prohibiting the consummation of the Closing.

Section 11.2           Conditions to Obligation of Cactus. The obligation of Cactus to consummate the Closing is subject to the satisfaction (or waiver by Cactus) of the following further conditions:

(a)           Baker Hughes and the Company shall have complied with or performed all of its obligations hereunder required to be complied with or performed by them on or prior to the Closing Date except to the extent that failure to so comply or perform does not, taken as a whole, constitute a material breach of any term or provision hereof;

(b)           (i) the Baker Hughes Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, and (ii) each of the other warranties set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualification therein (other than Section 4.10(b))), in the case of (i) and (ii), on the date of this Agreement and at and as of the time immediately preceding Closing but after giving effect to the Restructuring Transactions (except for warranties made as of any other specified date, which warranties shall be true and correct as of such other specified date), except, in the case of (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)           Since the date of this Agreement, there has not occurred any Material Adverse Effect;

(d)           Cactus shall have received a certificate signed by a duly authorized officer of Baker Hughes to the effect that the conditions set forth in Section 11.2(a), Section 11.2(b) and Section 11.2(c) have been satisfied;

(e)            (i) Baker Hughes shall have delivered to Cactus the Audited Financial Statements in accordance with Section 6.4, and (ii) such Audited Financial Statements shall not differ from the Unaudited Financial Statements in a manner that is material to the intrinsic value (determined in a manner consistent with appropriate valuation methodologies) of the Business in a manner that is adverse (excluding any differences resulting from (x) any matter set forth on Section 4.9(c) of the Disclosure Schedules, and (y) any changes in the amount of goodwill or intangible assets); and

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(f)            the Restructuring Transactions shall have been completed in all material respects in accordance with the Reorganization Plan and Section 6.2, except for those parts expressly contemplated in the Reorganization Plan to be effected following the Closing, or otherwise pursuant to Section 3.7, Section 3.8 or Section 3.9.

Section 11.3           Conditions to Obligation of Baker Hughes. The obligation of Baker Hughes to consummate the Closing is subject to the satisfaction (or waiver by Baker Hughes) of the following further conditions:

(a)           Cactus shall have complied with or performed all of its obligations hereunder required to be complied with or performed by it on or prior to the Closing Date except to the extent that failure to so comply or perform does not, taken as a whole, constitute a material breach of any material term or provision hereof;

(b)           (i) the Cactus Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, and (ii) each of the other warranties set forth in ARTICLE V of this Agreement shall be true and correct in all respects, in the case of (i) and (ii), on the date of this Agreement and at and as of the time immediately preceding Closing (except for warranties made as of any other specified date, which warranties shall be true and correct as of such other specified date), except, in the case of (ii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Cactus’s ability to consummate the transactions contemplated by this Agreement;

(c)           Since the date of the Agreement, there has not occurred any Material Adverse Effect; and

(d)           Baker Hughes shall have received a certificate signed by a duly authorized officer of Cactus to the effect that the conditions set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) have been satisfied.

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ARTICLE XII
Indemnity

Section 12.1          Survival. (a) The representations and warranties furnished by the Parties in ARTICLE IV and ARTICLE V, in each case, other than the Baker Hughes Fundamental Representations, the Cactus Fundamental Representations, shall terminate at, and not survive, the Closing such that no claim or claim of Liability in respect of any such representation or warranty (whether in contract or under any other legal theory and regardless of the type of claim) may be brought by any Party or their respective Affiliates after the Closing, excluding in each case, for Fraud; and (b) the Baker Hughes Fundamental Representations and the Cactus Fundamental Representations shall survive the Closing (and a claim in respect thereof may be made) for a period of three (3) years provided, however, that in the case of any claims alleging Fraud relating to any such representation or warranty, the statute of limitations period applicable to Fraud shall apply to such claims. The covenants in this Agreement which only require performance prior to the Closing shall, in each case, survive the Closing (and a claim in respect thereof may be made) for a period of six (6) months after the Closing; provided, that to the extent any such covenant relates to any Deferred Business, such covenant shall survive the Closing for a period of six (6) months following the Deferred Closing applicable to such Deferred Business. The covenants and agreements in this Agreement which expressly contemplate performance in whole or in part after Closing shall survive the Closing in accordance with their terms or until fully performed in accordance with their terms. Any claims or causes of Action arising out of any such post-Closing covenants or agreements may be pursued by the non-breaching Party for so long as the statute of limitations applicable or contractual obligation specified therein to such claim or cause of Action has not expired. If, at any time prior to the expiration of the applicable survival period, an Indemnified Party delivers to the Indemnifying Party a written notice of an alleged inaccuracy or breach of any Baker Hughes Fundamental Representation or Cactus Fundamental Representation, as applicable, breach of covenant or other matter indemnifiable hereunder, then the claim asserted in such notice shall survive the applicable expiration date pursuant to this Section 12.1 until such time as such claim is fully and finally resolved. Nothing in this Section 12.1 is intended to, or shall, affect or otherwise limit any claim made or available under the R&W Policy, if applicable.

Section 12.2          Indemnification.

(a)            From and after the Closing, subject to the limitations herein, Cactus shall defend, indemnify and hold harmless each of Baker Hughes and its Affiliates and their respective equityholders, partners, members, directors, managers, officers and employees (collectively, the “Baker Hughes Indemnitees”) from and against all Actions, judgments, damages (excluding punitive damages, except, in each case to the extent asserted in an indemnified Third Party Claim), Liabilities, settlements, losses, Taxes, costs and expenses (including reasonable attorneys’ fees and disbursements and reasonable amounts paid in connection with any defense and cost of investigation and enforcement of indemnification rights hereunder) (collectively, the “Losses”) but shall not include consequential, special, punitive, or exemplary damages, or damages based on a multiple of any type, each of which is arising from or relating to (regardless of whether or not such Losses relate to any Third Party Claim):

(i)            any inaccuracy in or breach of any Cactus Fundamental Representations; and

(ii)           any breach or non-fulfillment by Cactus (or the Company after the Closing) of any covenant, agreement or obligation made by Cactus (or the Company after the Closing) in this Agreement.

(b)            From and after the Closing, subject to the limitations herein, Baker Hughes shall defend, indemnify and hold harmless each of Cactus, its Affiliates, the members of the Company Group and their respective equityholders, partners, members, directors, managers, officers and employees (collectively, the “Cactus Indemnitees”) from and against Losses arising from or relating to (regardless of whether or not such Losses relate to any Third Party Claim):

(i)            any inaccuracy in or breach of any Baker Hughes Fundamental Representations;

(ii)           any breach or non-fulfillment by Baker Hughes (or the Company prior to Closing) of any covenant, agreement or obligation made by Baker Hughes (or the Company prior to Closing) in this Agreement; and

(iii)          the Excluded Assets or Excluded Liabilities.

(c)            From and after the Closing, subject to the limitations herein, the Company shall defend, indemnify and hold harmless the Baker Hughes Indemnitees from and against Losses to the extent arising from or relating to the Business Assets or Business Liabilities (regardless of whether or not such Losses relate to any Third Party Claim); provided, that, for the avoidance of doubt, the Company shall have no obligation under this Section 12.2(c) in respect of Losses incurred by the Baker Hughes Indemnitees, in their capacity as holders of Equity Interests in the Company, for any diminution in value of the Company or of the Equity Interests in the Company held by such Baker Hughes Indemnitees.

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Section 12.3          Certain Limitations.

(a)           The maximum aggregate liability of Cactus with respect to indemnifiable Losses that Cactus is required to pay under Section 12.2(a)(i) will not exceed the Cactus Indemnification Cap; provided, that the limitations described in this Section 12.3(a) shall not be applicable with respect to any indemnifiable Losses that Cactus is required to pay under Section 12.2(a)(i) with respect to any claim based on Fraud. “Cactus Indemnification Cap” shall mean an amount equal to the Closing Payment Amount.

(b)          The maximum aggregate liability of Baker Hughes with respect to indemnifiable Losses that Baker Hughes is required to pay under Section 12.2(b)(i) will not exceed the Baker Hughes Indemnification Cap; provided, that the limitations described in this Section 12.3(b) shall not be applicable with respect to any indemnifiable Losses that Baker Hughes is required to pay under Section 12.2(b)(i) with respect to any claim based on Fraud. “Baker Hughes Indemnification Cap” shall mean an amount equal to the Closing Payment Amount.

(c)           Notwithstanding any other provision of this ARTICLE XII, if (i) Baker Hughes could be required to make any indemnification payment pursuant to Section 12.2(b)(i), such Losses shall be satisfied first from the R&W Policy (to the extent such claim for indemnification is covered thereunder) and second from Baker Hughes and (ii) any Losses arising out of the same or substantially similar subject matter, facts or events for which Baker Hughes could be required to make any indemnification payment pursuant to Section 12.2(b)(i) and Section 12.2(b)(iii), then such Losses shall be satisfied first from the R&W Policy (to the extent such claim for indemnification is covered thereunder) and second from Baker Hughes. For purposes of clarity, Baker Hughes shall bear economic responsibility for the deductible amount, if any, under the R&W Policy for covered claims made pursuant to this Section 12.2(c) if the deductible amount has not been satisfied at the time such covered claim is made.

(d)           For purposes of this ARTICLE XII, the determination of a breach of representation or warranty and the calculation of Losses shall be determined without regard to any qualification as to materiality contained in such representation or warranty (including qualifications that use the term “material”, “in all material respects,” “in any material respect,” “Material Adverse Effect”, “material adverse effect” or any similar term (other than Section 4.10(b))).

(e)           Each Indemnified Party shall use commercially reasonable efforts (determined without regard to any indemnification rights of such Person hereunder) to mitigate any Losses (only to the extent required by applicable Law) for which such Indemnified Party seeks indemnification. The amount of Losses recoverable by an Indemnified Party under Section 12.2 shall be reduced by the amount of any insurance proceeds or other amounts actually received by the Indemnified Parties from Third Parties, less any expenses incurred in obtaining such recovery and the present value of any associated increase in premiums, with respect to the circumstance or event giving rise to such indemnification obligation. No Indemnified Party shall be entitled to recover any Losses related to any matter arising under one provision of this Agreement to the extent that such Indemnified Party has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

(f)           Each Party acknowledges that in making its decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, such Party has relied exclusively on its own investigation and on the express representations and warranties of the other Party set forth in this Agreement (in each case as qualified by the Disclosure Schedules hereto) and in the LLC Agreement, and has not relied upon the accuracy or completeness of any other representation or warranty, express or implied, made or provided by the other Party or any other Person. In connection with a Party’s investigation of the other Party, such Party has received from or on behalf of the other Party certain estimates, forecasts, plans, and financial projections. Each Party acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections and acknowledge and agree that the other Party make no representation or warranty with respect to such estimates, forecasts, plans and financial projections.

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Section 12.4           Defense.

(a)            Promptly after an Indemnified Party receives written notice of, or otherwise discovers the Loss, obligation or facts giving rise to an Action (any such actual or possible Action by a Third Party being referred to as a “Third Party Claim”) that has been or may be brought, commenced or asserted by a Third Party against an Indemnified Party and that may, if true, give rise to Losses by an Indemnified Party under Section 12.2(a) or Section 12.2(b), the Indemnified Party shall promptly deliver to the indemnifying Party (“Indemnifying Party”) a written notice stating in reasonable detail the nature and basis of such Third Party Claim and dollar amount (to the extent known) of such claim; provided, however, that failure to promptly give such written notice shall not relieve the Indemnifying Party of the Indemnifying Party’s indemnification obligations unless (and only to the extent that) such failure to so promptly notify results in the forfeiture of rights or defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of notice of a Third Party Claim from the Indemnified Party, to assume the defense of such Third Party Claim, including the employment of counsel and the payment of the fees and disbursements of such counsel. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party indicating its election to assume such defense. If the Indemnifying Party declines or fails to assume the defense of such Third Party Claim within such thirty (30) day period, then the Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and shall conduct the defense of settlement of such Third Party Claim. The costs and expenses incurred by the Indemnified Party in connection with such defense or settlement (including reasonable out of pocket professionals’ and experts’ fees and court or arbitration costs) shall be included in any Losses for which the Indemnified Party is otherwise indemnified hereunder, if it is ultimately determined that the Third Party Claim itself is indemnifiable under Section 12.2. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which it is maintaining, including by providing such party with copies of all material information and correspondence relating to the Third Party Claim reasonably requested by the other party, and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           So long as the Indemnified Party or the Indemnifying Party, as the case may be, is conducting the defense of the Third Party Claim, the Indemnified Party or the Indemnifying Party, as the case may be, may retain separate co-counsel to participate in the defense of such Third Party Claim at its sole cost and expense and will have the right to receive copies of all notices, pleadings or similar submissions regarding such defense. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and any insurer participating in the defense thereof. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Party and any insurer participating in the defense thereof; provided, however, that no consent of the Indemnified Party is required if (A) there is no finding or admission of any violation of legal requirements by the Indemnified Party or violation of the rights of any person by the Indemnified Party; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party is unconditionally released from all liabilities and obligations in connection with such claim.

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(c)            Notwithstanding any provision of this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume (or continue) the defense of a claim if: (i) such claim involves criminal liability or may reasonably result in criminal proceedings or any other action before any Governmental Authority or (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is reasonably likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party; or (iii) if the Indemnifying Party failed or is failing to diligently prosecute or defend such claim, in which event the Indemnified Party may assume the defense with counsel.

(d)            If an Indemnified Party has or claims to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Section 12.2, and such Loss does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of the Indemnifying Party’s indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail (to the extent known), (ii) include copies of all material written evidence thereof to the extent then available, (iii) if reasonably practicable, contain a good faith, non-binding, preliminary estimate of the Loss that has been or may be sustained by the Indemnified Party (the “Claimed Amount”), and (iv) the basis of indemnity for such Direct Claim. The Indemnifying Party shall have thirty (30) days (the “Dispute Period”) after its receipt of such notice to respond in writing to such Direct Claim (the “Response Notice”), in which the Indemnifying Party: (A) agrees that the full Claimed Amount is owed to the Indemnified Party, (B) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party, or (C) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (B) or clause (C) of the preceding sentence, the Response Notice shall also contain a brief description of the basis supporting the claim, to the extent reasonably available or known, by the Indemnifying Party that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnified Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications to the Claimed Amount by the Indemnified Party). If a Response Notice is not received by the Indemnified Party before the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(e)            Any indemnification of an Indemnified Party payable by Indemnifying Party in accordance with the terms and conditions of this ARTICLE XII will be satisfied by wire transfer of immediately available funds from the applicable Indemnifying Party to an account(s) designated in writing by the applicable Indemnified Party.

(f)            Any indemnity provided hereunder by an Indemnifying Party shall be applied so as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same matter or Losses.

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Section 12.5           Remedies.

(a)            Each Party acknowledges and agrees that the other Party may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached and that monetary damages alone may not be an adequate remedy and that a Party (in addition to all other remedies it may have) will be entitled to seek equitable relief as contemplated by Section 14.12.

(b)            The indemnification provisions of Section 6.4(d), Section 7.4, Section 7.10(b), Section 9.4, Section 10.9(d) and this ARTICLE XII shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnified Party expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under Section 6.4(d), Section 7.4, Section 7.10(b), Section 9.4, Section 10.9(d) and this ARTICLE XII against any Indemnifying Party.

ARTICLE XIII
Termination

Section 13.1           Termination. This Agreement may be terminated by notice at any time before the Closing only as follows:

(a)            by the mutual written consent of the Parties; or

(b)            by either Baker Hughes or Cactus if the Closing shall not have been consummated on or before December 31, 2025 (such date or such later date, if any, as is provided in the proviso of this Section 13.1(b), the “Termination Date”), provided, however, that, if, on the Termination Date, all conditions set forth in ARTICLE XI have been satisfied (other than the conditions set forth in Section 11.1(a) and those conditions that by their terms are to be satisfied at the Closing), then (i) the Termination Date shall be automatically extended by an additional ninety (90) days (which the Parties agree would be until March 31, 2026), (ii) the Termination Date shall be deemed for all purposes to be such later date, and (iii) during such ninety (90)-day period, the Parties shall, without limiting or expanding their obligations hereunder consult in good faith in an effort to agree to a mutually agreeable solution for the cause of the failure of the applicable conditions that have not been, as of such date, satisfied; or

(c)            by Cactus if there is any breach of any representation, warranty, covenant or agreement on the part of Baker Hughes set forth in this Agreement, such that the conditions specified in Section 11.2 would not be satisfied at the Closing (a “Terminating Baker Hughes Breach”), except that, if such Terminating Baker Hughes Breach is curable by Baker Hughes through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Baker Hughes of notice from Cactus of such breach, such termination shall not be effective and the Termination Date shall be automatically extended until the first Business Day following the end of such cure period, and such termination shall become effective only if the Terminating Baker Hughes Breach is not cured prior to the expiry of such cure period; or

(d)            by Baker Hughes if there is any breach of any representation, warranty, covenant or agreement on the part of Cactus set forth in this Agreement, such that the conditions specified in Section 11.3 would not be satisfied at the Closing (a “Terminating Cactus Breach”), except that, if any such Terminating Cactus Breach is curable by Cactus through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Cactus of notice from Baker Hughes of such breach, such termination shall not be effective and the Termination Date shall automatically be extended until the first Business Day following the end of such cure period, and such termination shall become effective only if the Terminating Cactus Breach is not cured prior to the expiry of such cure period;

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(e)            by either Cactus or Baker Hughes, if there shall be in effect a final non-appealable Order or other applicable Law of a Governmental Authority prohibiting the consummation of the Closing; or

(f)            at any time before Closing, by Baker Hughes or Cactus pursuant to Schedule 7.12.

The Party desiring to terminate this Agreement pursuant to Section 13.1(c), Section 13.1(d), Section 13.1(e) or Section 13.1(f) shall give notice of such termination to the other Parties.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Section 13.1(c), Section 13.1(d) or Section 13.1(e), shall not be available to any Party (i) that is in material breach of its obligations hereunder or (ii) whose failure to fulfil its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either Party hereunder. Each Party agrees that, save as set out in this Section 13.1, they will have no right to rescind or terminate this Agreement before or after Closing.

Section 13.2           Effect of Termination. If this Agreement is terminated in accordance with Section 13.1, this Agreement shall become null and void and be of no further force and effect, except (a) that the termination of this Agreement will in no way relieve any Party from Liability for any damages for a willful and material breach or Fraud, and (b) as provided in Section 13.3; provided, further, that a failure of Baker Hughes or Cactus to consummate the transactions contemplated by this Agreement when required to do so following satisfaction of all the conditions to closing set forth in Section 11.1, Section 11.2 and Section 11.3 and in breach of this Agreement shall be deemed to be a willful and material breach.

Section 13.3           Survival. ARTICLE I (Definitions), ARTICLE VII (Other Covenants), ARTICLE VIII (Intellectual Property Matters), ARTICLE XIV (Miscellaneous), Section 13.2 (Effect of Termination), and Section 13.3 (Survival) will survive any termination of this Agreement and remain in full force and effect, along with any other provision of this Agreement that expressly is intended to come into or continue in force on or after termination of this Agreement.

ARTICLE XIV
Miscellaneous

Section 14.1           Expenses. Except as otherwise expressly provided in the Transaction Documents, each Party shall be responsible for its own legal and other expenses incurred in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, (a) solely with respect to the preparation of the Audited Financial Statements, the reasonable and documented out-of-pocket fees, costs and expenses of engaging a Third Party accounting firm to prepare such financials shall be borne by Baker Hughes; provided, that Baker Hughes shall be entitled to reimbursement thereof from Cactus of up to a maximum amount equal to the lesser of (i) fifty-percent (50%) of such fees, costs and expenses and (ii) $1,000,000 and (b) solely with respect to the preparation of the Quarterly Financial Statements, the reasonable and documented out-of-pocket fees, costs and expenses of engaging a Third Party accounting firm to prepare such financials shall be borne by Baker Hughes; provided, that Baker Hughes shall be entitled to reimbursement thereof from Cactus of up to a maximum amount for each such Quarterly Financial Statement equal to the lesser of (i) fifty-percent (50%) of such fees, costs and expenses and (ii) $150,000.

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Section 14.2          Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The rights of any Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties; provided, that except with respect to indemnification obligations set forth under ARTICLE XII, each of Cactus and Baker Hughes shall be permitted to assign its rights under this Agreement to a wholly owned Affiliate without the written consent of the other Parties (subject to prior notice to the other Parties being provided); provided, that in all cases the assigning party nonetheless shall remain responsible for, and liable for, the performance of all of its obligations hereunder (including that of such assignee). Any attempted assignment in violation of this Section 14.2 shall be void.

Section 14.3          Notices. All notices and other communications provided for or permitted hereunder shall be given either personally or by sending it by next-day or second-day courier service, electronic mail or similar means, in each case to the applicable addresses (including electronic mail addresses, so long as a receipt of such e-mail is requested and received) set forth below (or such other address) which each Party may from time to time specify:

If to Baker Hughes or the Company prior to Closing:

Baker Hughes Holdings LLC

575 North Dairy Ashford Road, Suite 100

Houston, TX 77079-1121

Attention:       Ryan Brown; John Keffer
E-mail:             ryan1.brown@bakerhughes.com; john.keffer@bakerhughes.com

With copies to (which copies shall not constitute notice):

McDermott Will & Emery LLP

1180 Peachtree Street, NE
Suite 3350

Atlanta, GA 30309

United States of America

Attention:       Sam Snider; Nathan Mihalik

Email:              ssnider@mwe.com; nmihalik@mwe.com

If to Cactus or the Company after Closing:

Cactus Companies, LLC

920 Memorial City Way

Suite 300

Houston, TX 77024

United States of America

Attention:       Will Marsh

Email:              will.marsh@cactuswhd.com

With copies to (which copies shall not constitute notice):

Bracewell LLP

711 Louisiana Street

Suite 2300

Houston, TX 77002

United States of America

Attention:       Jason Jean; Jared Berg

Email:              jason.jean@bracewell.com; jared.berg@bracewell.com

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When a notice is sent by next-day or second-day courier service, service of the notice shall be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and will be deemed to have been effected at the expiration of three (3) Business Days after the letter containing the same is sent as aforesaid. When a notice is sent by email, service of the notice shall be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient and, if not sent during normal business hours, on the next Business Day of the recipient. Copies of all notices or other communications (which shall not constitute notice hereunder) shall be sent simultaneously to counsel designated by the Parties by written notice.

Section 14.4           Governing Law; Construction. All questions with respect to the execution, validity, interpretation, and performance of this Agreement and the rights and liabilities of the Parties and in each other Transaction Document will be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware or any rule of construction or interpretation based upon which party drafted this Agreement.

Section 14.5           Dispute Resolution.

(a)            Except as expressly set forth in this Agreement, any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or to the negotiation, execution or performance thereof, or to the inducement of either Party to enter therein, or the validity, interpretation, breach, violation or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved exclusively in accordance with the procedures set forth in this Section 14.5; provided, however, that nothing contained in this Section 14.5 will limit any Party’s right to pursue remedies available under Section 14.12 or bring post arbitration actions seeking to enter judgment on an award, or to confirm or enforce an arbitration award.

(b)            In the event of any Dispute, the Parties shall first refer the Dispute to settlement proceedings administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Mediation Rules (the “ICDR Mediation Rules”), without prejudice to either Party’s right to seek interim emergency or conservatory measures of protection at any time; provided, however, that if such Party chooses to apply to a court for interim emergency or conservatory relief, then it may only do so in the courts specified in Section 14.6. If such Dispute has not been settled pursuant to said ICDR Mediation Rules within sixty (60) days following the filing of a request for mediation or within such other period as the Parties may agree in writing or which may be shortened due to the appointment of an emergency arbitrator, such Dispute shall be finally settled under the International Arbitration Rules of the ICDR by one or more arbitrators appointed in accordance with such rules. The seat, or legal place, of arbitration shall be Houston, Texas. The language to be used in the mediation and in the arbitration shall be English. A judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and each of the Parties hereby irrevocably and unconditionally consents and submits to the personal jurisdiction of such court for such purpose.

(c)            The Parties, and their respective Affiliates and representatives, agree to keep confidential the existence of any mediation or arbitration conducted under this Section 14.5, including, but not limited to all materials issued, submitted or exchanged in any such mediation or arbitration (including all documents and other materials produced by another Person in the mediation or arbitration), and all testimony and transcripts, except insofar as such documents are already in the public domain or to the extent that disclosure may be required by legal duty (including as necessary to comply with applicable Laws and/or stock exchange rules), to pursue or protect a legal right, or to recognize, enforce, or challenge an award before a court or other judicial authority.

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Section 14.6          Consent to Jurisdiction and Venue. Each of the Parties hereby irrevocably and unconditionally consents and submits to the personal jurisdiction and exclusive venue of the Texas Business Court located in Houston, Texas (or, if the Texas Business Courts are unavailable or lack jurisdiction, then the federal courts located in the Southern District of Texas or, if the federal courts located in the Southern District of Texas lack jurisdiction, then the state courts located in Harris County, Texas), with respect to any Action to enforce a Party’s rights or remedies available under Section 14.12, and each of the Parties expressly consents and submits to and agrees that venue is proper in said courts. Each of the Parties hereby expressly waives any and all personal rights under applicable Law or in equity to object to the jurisdiction and venue of said courts, including the defense of an inconvenient forum to the maintenance of such Action in any such court. Each Party hereby authorizes and agrees to accept service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 14.6 by registered or certified mail, return receipt requested, postage prepaid to its address for the giving of notices as set forth in this Agreement.

Section 14.7          Waiver of Right to Jury Trial. EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR RELATED INSTRUMENTS. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 14.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 14.7 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 14.8           Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, it is understood and agreed among the Parties that there are no Third Party beneficiaries to this Agreement and none of the provisions of this Agreement are intended to provide any rights, benefits or remedies to any Person other than the Parties and their respective successors and permitted assigns.

Section 14.9           Entire Agreement; Amendments and Waivers. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to in this Agreement and the other Transaction Documents. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective, in each case, making specific reference to this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 14.10         Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the transactions contemplated hereunder is materially and adversely affected thereby.

Section 14.11         Counterparts. The Transaction Documents may be executed and delivered (including by .pdf) in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which, when executed, shall be deemed an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Document by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of any such Transaction Document.

Section 14.12         Equitable Relief. Each Party acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company, Cactus or Baker Hughes, if any Party (or any of its successors or permitted assigns) fails to comply with any of the restrictions or obligations imposed by this Agreement, and that in the event of any such failure, the Company, Cactus or Baker Hughes shall not have an adequate remedy at law or in damages. Therefore, each Party consents to allow the other Parties to seek an injunction or the enforcement of other equitable remedies against such Party at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Agreement, and, to the fullest extent permitted by Law, waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; (c) availability of relief in damages; (d) any defense in any action for specific performance that a remedy at law will be adequate; and (e) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, each Party agrees that a Party may raise in response to any action for equitable relief that such Party contests the existence of a breach or threatened breach of this Agreement.

Section 14.13         Non-Recourse. All liabilities or obligations or Action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future incorporator, member, partner, manager, stockholder, shareholder, equity holder, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future incorporator, member, partner, manager, stockholder, shareholder, equity holder representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any liability or obligation (whether in contract or in tort, in Law or in equity, or granted by statute) for any liabilities or obligations or Actions arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such liabilities and obligations and Actions against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

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Section 14.14         Attorney-Client Privilege. All communications, all files, attorney notes, drafts or other documents involving attorney-client confidences among any of Baker Hughes or any of its Affiliates, the Company and/or any Subject Entity, on the one hand, and McDermott Will & Emery LLP (“MWE”), Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) and/or Baker McKenzie LLP (“Baker McKenzie”), on the other hand, in the course of the consideration, negotiation and documentation of this Agreement and the Ancillary Agreements and the transaction (collectively, “Work Product”) shall be deemed to be attorney-client confidences that belong solely to Baker Hughes and not Cactus nor any of its Affiliates (including the Company and the Subject Entities after the Closing). In any dispute or Action, Cactus waives (on its own behalf and on behalf of its Affiliates) the right to use or rely upon any Work Product. Cactus waives the right to access any Work Product. To the extent that any Work Product is in MWE’s, WilmerHale’s, or Baker McKenzie’s possession as of the Closing Date, Cactus acknowledges and agrees that such Work Product may be used on behalf of Baker Hughes exclusively at the sole discretion of Baker Hughes. To the extent Cactus or its Affiliates has in their possession following the Closing any Work Product, Cactus agrees on behalf of itself and its Affiliates that such information and documents are solely held in trust for the benefit of Baker Hughes. Cactus further agrees (on its own behalf and on behalf of its Affiliates) that, as to the Work Product, the attorney-client privilege and the expectation of client confidence belongs to Baker Hughes and may be controlled by Baker Hughes and shall not pass to or be claimed by Cactus, the Company or any Subject Entity. Each Party shall take commercially reasonable steps (without any cost or expense to such Party) to ensure any privilege attaching as a result of MWE’s, WilmerHale’s, and Baker McKenzie’s service as counsel to Baker Hughes in connection with the transactions contemplated by this Agreement and the Transaction Documents will survive the Closing, remain in effect, and be assigned to and controlled by Baker Hughes and its Affiliates (and not Cactus nor the Company, any Subject Entity nor any of their respective Affiliates). Notwithstanding anything to the contrary contained above, Cactus shall have the right to rely upon any Work Product which may have either been disclosed or delivered to Cactus in accordance with the terms of this Agreement.

Section 14.15         Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall be made in U.S. Dollars except as otherwise provided or required under Foreign Transfer Agreements pursuant to the Restructuring Transactions or applicable Law; provided, that any foreign currency amounts shall, unless otherwise required by applicable Law, be converted between U.S. dollars and local currency using an exchange rate that will be the closing mid-point real spot rate as of the second (2nd) Business Day prior to the applicable date of payment or other calculation (and for the Estimated Closing Statement, as of the second (2nd) Business Day prior to the date Baker Hughes delivers the Estimated Closing Statement to Cactus in accordance with Section 3.5) as published in Bloomberg for U.S. dollars to amounts of such foreign currency.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BAKER HUGHES:

Baker Hughes Holdings LLC

By:	/s/ Ryan Brown
Name: Ryan Brown
Title: Authorized Person

CACTUS:

Cactus Companies, LLC

By:	/s/ Scott Bender
Name: Scott Bender
Title: Chief Executive Officer

THE COMPANY:

Baker Hughes Pressure Control LP

By:	/s/ Ryan Brown
Name: Ryan Brown
Title: Authorized Person

Signature Page to Framework Agreement